UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

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☑	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

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☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies: Entegra Financial Corp. common stock, no par value
(2) Aggregate number of securities to which transaction applies: The maximum number of shares of common stock to which this transaction applies is estimated to be 7,373,309, which consists of (a) 6,811,429 shares of common stock, which represents 6,919,212 shares of common stock outstanding less 107,783 excluded shares; (b) 456,060 shares of common stock issuable pursuant to outstanding options with exercise prices below the per share merger consideration of $30.18; and (c) 105,820 shares of common stock representing restricted stock units entitled to receive the per share merger consideration of $30.18.
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 6,811,429 shares of common stock and the per share merger consideration of $30.18; (b) the product of (i) 456,060 shares of common stock issuable pursuant to outstanding options to purchase shares of common stock and (ii) the difference between $30.18 and the weighted average exercise price of such options of $19.94; and (c) the product of 105,820 shares of common stock representing restricted stock units and the per share merger consideration of $30.18.
(4) Proposed maximum aggregate value of transaction: $213,432,629.22
(5) Total fee paid: $25,868.03
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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(2) Form, Schedule or Registration Statement No.:
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(4) Date Filed:

Preliminary — Subject to Completion — Dated May [-], 2019.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

To our Shareholders:

The enclosed proxy statement is dated [               ], 2019, and it is first being mailed or otherwise delivered to shareholders on or about [               ], 2019 for solicitation of proxies by the board of directors of Entegra Financial Corp.

On April 23, 2019, Entegra Financial Corp., or Entegra, First Citizens BancShares, Inc., or First Citizens, First-Citizens Bank & Trust Company, or First Citizens Bank, and FC Merger Subsidiary VII, Inc., or Merger Sub, entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) that provides for the combination of our two companies. Under the merger agreement, Merger Sub, a wholly owned subsidiary of First Citizens Bank, a North Carolina state bank and wholly owned subsidiary of First Citizens, will merge with and into Entegra (which we refer to as the “merger”), with Entegra to be the surviving corporation and to become a wholly owned subsidiary of First Citizens Bank. As soon as reasonably practicable following the merger and as part of a single integrated transaction, Entegra will merge with and into First Citizens Bank (which we refer to as the “second step merger” and, together with the merger, as the “mergers”), with First Citizens Bank to be the surviving entity. Immediately following the completion of the second step merger, Entegra Bank, a North Carolina state bank, and until the second step merger, a wholly owned subsidiary of Entegra, will merge with and into First Citizens Bank (which we refer to as the “bank merger”), with First Citizens Bank to be the surviving bank.

In connection with the merger, each share of Entegra common stock (except for specified shares of Entegra common stock held by Entegra or First Citizens or their respective subsidiaries) will be converted into the right to receive $30.18 cash (which we refer to as the “merger consideration”).

The per share merger consideration is fixed at $30.18 per share, and based on the number of shares of Entegra common stock and Entegra restricted stock unit awards and stock options outstanding as of [               ], 2019, the market value of the merger consideration will be approximately $[213,432,629.22] million in the aggregate. In addition, First Citizens paid $6.4 million on Entegra’s behalf to SmartFinancial, Inc. in connection with Entegra’s termination of its proposed merger transactions with SmartFinancial, Inc.

Entegra will hold its regular 2019 annual meeting and, at that meeting, seek the necessary shareholder approvals related to the mergers, as described in the enclosed proxy statement. The affirmative vote of a majority of all the votes entitled to be cast on the merger agreement by holders of Entegra common stock is required for the approval of the merger agreement by Entegra’s shareholders. We are combining the vote on the merger agreement with our regular annual meeting votes because it is possible that the mergers will not close until after the date by which North Carolina law requires us to hold our 2019 annual meeting.

The annual meeting of Entegra shareholders will be held on [               ], [               ], 2019, at [               ] local time, at Entegra’s Corporate Center, 14 One Center Court, Franklin, North Carolina 28734.

Entegra’s board of directors recommends that Entegra shareholders vote “FOR” the approval of the merger agreement and “FOR” the approval of the other matters to be considered at the annual meeting.

The enclosed proxy statement describes the annual meeting, the mergers, the documents related to the mergers, and other related matters. Please carefully read the entire proxy statement, including “Risk Factors” beginning on page [-], for a discussion of the risks related to the proposed mergers. You can also obtain information about Entegra from documents that the company has filed or will file with the Securities and Exchange Commission.

Entegra is excited about the opportunities afforded by the mergers and the bank merger. Thank you for your consideration and continued support.

Sincerely,

Fred H. Jones
Chairman
Entegra Financial Corp.

The mergers have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the mergers or upon the adequacy, accuracy or completeness of the information contained in this document or the enclosed proxy statement. Any representation to the contrary is a criminal offense.

__________________________________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON [ ], [ ], 2019

__________________________________________________________________________

Entegra Financial Corp. Shareholders,

You are cordially invited to attend the annual meeting of the shareholders of Entegra Financial Corp. on [          ], 2019, at [          ] local time, at [          ] (which we refer to as the “annual meeting”) to consider the following:

•	a proposal to approve the Agreement and Plan of Merger dated April 23, 2019, by and among First Citizens, First Citizens Bank, Merger Sub, and Entegra, a copy of which is attached to the enclosed proxy statement as Appendix A (which we refer to as the “merger proposal”);

•	a proposal to approve one or more adjournments of the annual meeting if necessary or appropriate, including to allow time for further solicitation of proxies in favor the merger proposal in the event there are insufficient votes present at the annual meeting to approve the merger proposal (which we refer to as the “adjournment proposal”);

•	a proposal to elect three persons to serve as directors of Entegra until the close of the mergers or, if the mergers are not completed, until the 2022 annual meeting of shareholders or until their successors are duly elected and qualified (which we refer to as the “director election proposal”);

•	a proposal to ratify the appointment of Dixon Hughes Goodman LLP as Entegra’s independent registered public accounting firm for the fiscal year ending December 31, 2019 (which we refer to as the “auditor ratification proposal”); and

•	such other business as may properly come before the annual meeting or any adjournment thereof. The Entegra board of directors is not aware of any other business to be conducted at the annual meeting.

Only holders of record of common stock at the close of business on [          ], 2019 (which we refer to as the “record date”), will be entitled to notice of and to vote at the annual meeting and at any adjournment or postponement of the annual meeting. Approval of the merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast on the merger agreement by holders of common stock. Approval of the adjournment proposal requires that the votes cast in favor of the adjournment proposal exceed the votes cast opposing the adjournment proposal. The affirmative vote of a majority of the votes cast at the annual meeting on the director election proposal will be required to elect the director nominees under the director election proposal (with a plurality vote standard for a director election in which the number of director nominees exceeds the number of board seats for which elections are being held). Approval of the auditor ratification proposal requires that the votes cast in favor of the auditor ratification proposal at the annual meeting exceed the votes cast opposing the auditor ratification proposal. Any other matters properly coming before the annual meeting will require such shareholder approval as is required by applicable law or Entegra’s governing documents.

OUR BOARD OF DIRECTORS RECOMMENDS THAT ENTEGRA SHAREHOLDERS VOTE “FOR” EACH OF THE PROPOSALS SET FORTH ABOVE.

Your vote is very important. We cannot complete the mergers unless our shareholders approve the merger proposal.

Regardless of whether you plan to attend the annual meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record, you can vote by internet, by telephone, by mail, or in person at the annual meeting. If you hold your stock in “street name” through a bank, broker, or other nominee, please follow the instructions on the voting instruction card furnished by the record holder. Any shareholder of record of Entegra common stock who is present at the annual meeting may vote in person instead of by proxy, which in person vote would cancel any previous proxy.

The enclosed proxy statement provides a detailed description of the annual meeting, the mergers, the merger proposal, the merger agreement, the documents related to the merger, and other related matters. We urge you to read the proxy statement, including any documents incorporated in the proxy statement by reference, and its appendixes carefully and in their entirety.

Entegra has concluded that its shareholders are not entitled to assert appraisal rights in connection with the merger under Article 13 of the North Carolina Business Corporation Act.

BY ORDER OF THE BOARD OF DIRECTORS

Fred H. Jones
Chairman

[ ], 2019

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement incorporates important business and financial information about Entegra from other documents that it files with the Securities and Exchange Commission, or SEC, that are not included in or delivered with this proxy statement. You can obtain copies of this proxy statement and any of the documents incorporated by reference into this proxy statement at no cost by requesting them in writing or by telephone from Entegra at:

Entegra Financial Corp.

14 One Center Court

Franklin, North Carolina 28734

Attention: David A. Bright, CFO and Treasurer

(828) 524-7000, x 5011

In order to receive delivery of these documents before the annual meeting, you must request them no later than five business days before the date of the annual meeting, or by [          ], 2019.

You may also obtain these documents at no cost at the SEC’s website (www.sec.gov) and you may obtain certain of these documents at Entegra’s website (www.snl.com/IRW/CorporateProfile/4290505) by selecting the tab titled “Documents” under the tab titled “SEC Filings.” Information contained on, or accessible from, Entegra’s website is expressly not incorporated by reference into this proxy statement, and you should not consider it part of this proxy statement.

For a more detailed description of the information incorporated by reference into this proxy statement and how you may obtain it, see the section titled “Where You Can Find More Information” beginning on page [-] of this proxy statement.

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ABOUT THIS PROXY STATEMENT

This document constitutes a proxy statement of Entegra under Section 14(a) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”). It also constitutes a notice of meeting with respect to the 2019 annual meeting of Entegra shareholders.

You should rely only on the information contained in, incorporated by reference into, or provided with this document. No one has been authorized to provide you with information that is different from that contained in, incorporated by reference into, or provided with this document. This document is dated [          ], 2019, and you should not assume that the information in this document is accurate as of any date other than such date. You should not assume that the information incorporated by reference into this document is accurate as of any date other than the date of such incorporated document. The mailing of this document to Entegra shareholders will not create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

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QUESTIONS AND ANSWERS

The following are some questions that you may have regarding the mergers, the merger agreement, and the annual meeting, and answers to these questions. You should carefully read the remainder of this proxy statement because the information in this section does not provide all of the information that might be important to you with respect to the mergers, the merger agreement, or the annual meeting. Additional important information is also contained in the appendices to, and the documents incorporated by reference into, this proxy statement. Please see “Where You Can Find More Information” beginning on page [-].

Q:	What are the mergers?

A:	On April 23, 2019, Entegra Financial Corp. (which we refer to as “Entegra”), First Citizens BancShares, Inc. (which we refer to as “First Citizens”), First-Citizens Bank & Trust Company (which we refer to as “First Citizens Bank”), and FC Merger Subsidiary VII, Inc. (which we refer to as “Merger Sub”) entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”). A copy of the merger agreement is included in this proxy statement as Appendix A.

Under the terms of the merger agreement, Merger Sub, which is a wholly owned subsidiary of First Citizens Bank, will merge with and into Entegra, with Entegra remaining as the surviving entity and becoming a wholly owned subsidiary of First Citizens Bank, a North Carolina state bank and wholly owned bank subsidiary of First Citizens (a transaction which we refer to as the “merger”). Entegra, as the surviving entity of the merger will, as soon as reasonably practicable following the merger and as part of a single integrated transaction, merge with and into First Citizens Bank with First Citizens Bank to be the surviving entity (a transaction which we refer to as the “second step merger” and, together with the merger, as the “mergers”). Immediately following the completion of the second step merger, Entegra Bank, a North Carolina state bank and until the second step merger, a wholly owned bank subsidiary of Entegra, will merge with and into First Citizens Bank, with First Citizens Bank continuing as the surviving bank (a transaction which we refer to as the “bank merger”).

At the effective time of the merger (which we refer to as the “effective time”), each holder of Entegra common stock, no par value (which we refer to as “common stock”), will receive $30.18 cash for each share of common stock held immediately prior to the merger (which we refer to as the “merger consideration”) and each share of common stock will be canceled. The merger consideration will not be paid on shares of Entegra held by Entegra or First Citizens or their subsidiaries.

The mergers cannot be completed unless, among other things, Entegra shareholders approve the proposal to approve and adopt the merger agreement.

Q:	Why am I receiving this proxy statement?

A:	We are delivering this document to you because it is the proxy statement being used by the Entegra board of directors (which we refer to as “the board” and “our board”) to solicit proxies of our shareholders in connection with approval of the merger, the election of directors at our annual meeting, the ratification of our auditors, and related matters.

This proxy statement contains important information about the mergers, the merger agreement, and the other proposals being voted on at our annual meeting. You should read it carefully and in its entirety.

Q:	On what am I being asked to vote?

A:	We are soliciting proxies from our shareholders with respect to the following proposals:

•	a proposal to approve the merger agreement (which we refer to as the “merger proposal”);
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•	a proposal to approve one or more adjournments of the annual meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal (which we refer to as the “adjournment proposal”);
•	a proposal to elect three persons to serve as directors of Entegra until the close of the mergers or, if the mergers are not completed, until the 2022 annual meeting of shareholders or until their successors are duly elected and qualified (which we refer to as the “director election proposal”);
•	a proposal to ratify the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (which we refer to as the “auditor ratification proposal”); and
•	such other business as may properly come before the annual meeting or any adjournment thereof. The board is not aware of any other business to be conducted at the annual meeting.
Q:	What will Entegra shareholders receive in the merger?

A:	At the effective time of the merger, holders of Entegra common stock will receive $30.18 cash for each share of common stock owned or held immediately prior to the merger.

Q:	How will the merger affect options to purchase common stock?

A:	At the effective time of the merger, all outstanding options to purchase shares of common stock will cease to represent a right to acquire shares of common stock and will be automatically converted into the right to receive, per share, the merger consideration less the sum of the exercise price and any amount of required tax withholding.

Q:	How will the merger affect restricted stock units?

A:	At the effective time, each outstanding restricted stock unit award in respect of shares of common stock (which we refer to as an “RSU award”), whether vested or unvested, will fully vest and be cancelled and converted into the right to receive the merger consideration in respect of each share of common stock underlying each such award less any amount of required tax withholding.

Q:	How does the board recommend that I vote at the annual meeting?

A:	The board recommends that our shareholders vote “FOR” approval of the merger proposal, “FOR” approval of the adjournment proposal, “FOR” approval of the director election proposal, and “FOR” approval of the auditor ratification proposal.

Q:	Are there any voting agreements in relation to the merger?

A:	In connection with the execution of the merger agreement, certain of the directors and executive officers of Entegra executed voting agreements pursuant to which they agreed, among other things, to vote their shares of common stock for the approval of the merger proposal and the adjournment proposal.

As of the record date for the annual meeting, the directors and executive officers of Entegra that executed voting agreements collectively beneficially owned and had the power to vote [          ] shares of common stock, representing approximately [          ]% of the outstanding shares of common stock on that date.

Q:	Will the value of the merger consideration change between the date of this proxy statement and the effective time of the merger?

A:	No. Because the per share merger consideration is fixed at $30.18 per share, the value of the merger consideration per share will not fluctuate between the date of this proxy statement and the completion of the merger.
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Q:	Who can vote at the meeting?

A:	All shareholders of record of common stock as of the close of business on [ ], 2019, the record date for the annual meeting, are entitled to receive notice of, and to vote at, the annual meeting, or any adjournment or postponement thereof, in accordance with North Carolina law.

Q:	When and where is the meeting?

A:	The annual meeting will be held at Entegra’s Corporate Center, 14 One Center Court, Franklin, North Carolina 28734 on [ ], [ ], 2019, at [ ] a.m. local time.

Q:	What do I need to do now?

A:	After you have carefully read this proxy statement and have decided how you wish to vote your shares, please vote your shares promptly so that your shares will be represented and voted at the annual meeting.

If you hold your shares in your name as a shareholder of record, you must complete, sign, and date your proxy card and return it by mail in the enclosed postage-paid return envelope as soon as possible. Alternatively, you may vote via the internet or by telephone. Information and applicable deadlines for voting via the internet or by telephone are contained in the enclosed proxy card instructions.

If you hold your shares in “street name” through a bank, broker, or other nominee, you must direct your bank, broker, or other nominee how to vote in accordance with the instructions you have received from your bank, broker, or other nominee. “Street name” shareholders who wish to vote in person at the annual meeting will need to obtain a “legal proxy” from the institution that holds their shares.

Q:	What constitutes a quorum for the annual meeting?

A:	The presence at the annual meeting, in person or by proxy, of holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting will constitute a quorum. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What is the vote required to approve each proposal at the annual meeting?

A:	Merger proposal:

•	Approval standard: Approval of the merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast by the holders of outstanding shares of common stock.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the annual meeting, or fail to instruct your bank, broker, or other nominee how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Adjournment proposal:

•	Approval standard: Whether or not a quorum is present, approval of the adjournment proposal requires that the votes cast in favor of the proposal at the annual meeting exceed the votes cast opposing the proposal at the annual meeting.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the annual meeting, or fail to instruct your bank, broker, or other nominee how to vote with respect to the adjournment proposal, it will have no effect on the proposal.
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Director election proposal:

•	Approval standard: The affirmative vote of a majority of the votes cast on the director election proposal at the annual meeting will be required to elect the director nominees (with a plurality vote standard for a director election in which the number of director nominees exceeds the number of board seats for which elections are being held).

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the annual meeting, or fail to instruct your bank, broker, or other nominee how to vote with respect to the director election proposal, it will have no effect on the director election proposal so long as a quorum is present.

Auditor ratification proposal:

•	Approval standard: Approval of the auditor ratification proposal requires that the votes cast in favor of the auditor ratification proposal at the annual meeting exceed the votes cast opposing the auditor ratification proposal at the annual meeting.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the annual meeting, or fail to instruct your bank, broker, or other nominee how to vote with respect to the auditor ratification proposal, it will have no effect on the auditor ratification proposal so long as a quorum is present.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. Your broker will not vote your shares unless you provide instructions on how to vote. If you hold your shares in “street name” through a bank, broker, or other nominee, you should have received access to this proxy statement from your bank, broker, or other nominee with instructions on how to instruct the holder of record to vote your shares. Please follow the voting instructions provided by the bank, broker, or other nominee. Instructing the record holder how to vote will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. You may not vote shares held in street name by returning a proxy card, or by voting in person at the annual meeting, unless you provide a “legal proxy,” which you must obtain from your bank, broker, or other nominee.
Q:	Can I change my vote?

A:	Yes. If you are a holder of record of common stock, you may change your vote at any time before your shares are voted at the annual meeting by: (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Entegra’s [ ], (3) attending the annual meeting in person and voting by ballot at the annual meeting, or (4) voting by telephone or the internet at a later time. Attendance at the annual meeting will not automatically revoke your proxy. A revocation or later-dated proxy received after the vote will not affect the vote. Entegra’s [ ]’s mailing address is: [ ], Attention: [ ].

If you hold your shares in “street name” through a bank, broker, or other nominee, you should contact your bank, broker, or other nominee to change your vote.

Q:	Will Entegra be required to submit the merger proposal to its shareholders even if the board has withdrawn, modified, or qualified its recommendation regarding how to vote with respect to the merger proposal?

A:	Yes. Unless the merger agreement is terminated before the annual meeting in accordance with the terms of the merger agreement, the merger agreement requires that Entegra convene a meeting of its shareholders and submit the merger proposal to its shareholders even if the board has withdrawn, modified, or qualified its recommendation regarding how to vote with respect to the merger proposal.
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Q:	What are the U.S. federal income tax consequences of the mergers to Entegra shareholders?

A:	The receipt of cash in exchange for shares of common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as defined below under the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers”) who receives cash in exchange for shares of common stock in the merger will recognize gain or loss equal to the difference, if any, between the cash received and the U.S. holder’s adjusted tax basis in the shares converted into the right to receive cash in the merger. Gain or loss will be determined separately for each block of shares of common stock (that is, shares acquired for the same cost in a single transaction). Such gain or loss generally will be treated as long-term capital gain or loss if a U.S. holder’s holding period in the shares of common stock exchanged in the merger exceeds one year at the time of the merger.

You should refer to the discussion in the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page [_], and consult your tax advisor with respect to the U.S. federal, state, local, and foreign tax consequences of the merger.

The U.S. federal income tax consequences described above may not apply to all holders of common stock. The tax consequences of the mergers to each holder of common stock will depend on that holder’s individual situation. Accordingly, we strongly urge holders of common stock to consult their own tax advisors for a full understanding of the particular tax consequences of the mergers to them.

Q:	Are Entegra shareholders entitled to appraisal rights?

A:	No. Under the North Carolina Business Corporation Act, holders of common stock are not entitled to assert appraisal rights in connection with the merger, or the other transactions contemplated by the merger agreement.

Q:	What is the process for exchanging common stock for the merger consideration?

A:	Shortly after the effective time, you will receive written instructions, including a letter of transmittal, that explains how to exchange your shares for the merger consideration to be paid by First Citizens in the merger. When you have properly completed and returned the required documentation described in the written instructions, you will receive from the exchange agent a payment of the merger consideration for your shares.

Q:	Do any of Entegra’s directors or executive officers have interests in the merger that may differ from those of other Entegra shareholders?

A:	Yes. Entegra’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Entegra shareholders generally. As described further below, the members of the board were aware of and considered these interests, among other matters, in evaluating the merger agreement and the mergers, and in recommending that Entegra shareholders approve the merger proposal. For a description of these interests, refer to the section titled “The Merger–Interests of Entegra Directors and Executive Officers in the Merger” beginning on page [-] of this proxy statement.

Q:	Why is my vote important?

A:	If you do not vote, it will be more difficult for Entegra to obtain the necessary quorum to hold the annual meeting. In addition, your abstention or failure to vote will have the same effect as a vote “AGAINST” the merger proposal.

Q:	When do you expect to complete the merger?

A:	We presently expect to complete the merger during the second half of 2019. However, we cannot assure you when or if the merger will occur. We must first obtain the necessary regulatory approvals, the approval of the merger proposal by the shareholders of Entegra, and satisfy other closing conditions contained in the merger agreement.
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Q:	What should I do if I receive more than one set of voting materials?

A:	Our shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold shares of common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement to ensure that you vote every share of common stock that you own.

Q:	What happens if I sell my shares before the annual meeting?

A:	The record date for the annual meeting is earlier than both the date of the annual meeting and the effective time. If you transfer your shares of common stock after the record date but before the annual meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the annual meeting, but you will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares of common stock at the effective time of the merger.

Q:	What are the conditions to completion of the merger?

A:	In addition to the approval of the merger proposal by our shareholders, as described above, completion of the merger is subject to the satisfaction of a number of other conditions, including the receipt of all required regulatory approvals, the accuracy of the parties’ representations and warranties under the merger agreement (subject to the materiality standards set forth in the merger agreement), and First Citizen’s and Entegra’s performance of their respective obligations under the merger agreement in all material respects. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section titled “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page [-] of this proxy statement.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed, holders of common stock will not receive any consideration for their shares in connection with the merger. Instead, Entegra will remain an independent, public company and the common stock will continue to be listed on the NASDAQ Global Market. In addition, if the merger agreement is terminated under certain circumstances, Entegra or First Citizens may be required to pay a termination fee. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page [-] for a discussion of the circumstances under which termination fees will be required to be paid.

Q:	Whom should I call with questions about the merger?

A:	If you have any questions concerning the merger or this proxy statement, would like additional copies of this proxy statement, or need help voting your shares of common stock, please contact Entegra’s proxy solicitor at [ ].

Q:	Are there risks associated with the merger that I should consider in deciding how to vote?

A:	Yes. There are a number of risks related to the merger and the other transactions contemplated by the merger agreement that are discussed in this proxy statement and in the appendices to and the documents incorporated by reference or referred to in this proxy statement. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page [-] and in the SEC filings incorporated by reference herein and referred to in “Where You Can Find More Information” beginning on page [-].
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SUMMARY

This summary highlights material information regarding the annual meeting contained later in this proxy statement. This summary does not contain all of the information that may be important to you and we urge you to carefully read this entire document, including the appendices and enclosures, to better understand the mergers and the potential impact on you before deciding how to vote. Each item in this summary includes a page reference directing you to a more complete discussion of the item.

Parties to the Mergers (page [-] for First Citizens BancShares, Inc., page [-] for First-Citizens Bank & Trust Company, page [-] for FC Merger Subsidiary VII, Inc., and page [-] for Entegra Financial Corp.)

First Citizens BancShares, Inc.

First Citizens BancShares, Inc.

4300 Six Forks Road

Raleigh, North Carolina 27609
(919) 716-7000

First Citizens is a Raleigh, North Carolina-based corporation chartered under Delaware law and financial holding company registered under the Bank Holding Company Act of 1956, as amended (which we refer to as the “BHC Act”). First Citizens is the parent company for and owns 100% of the capital stock of First-Citizens Bank & Trust Company, a North Carolina state-chartered commercial bank headquartered in Raleigh, North Carolina, which, as of December 31, 2018, operates 551 branches in Arizona, California, Colorado, Florida, Georgia, Kansas, Maryland, Missouri, New Mexico, North Carolina, Oklahoma, Oregon, South Carolina, Tennessee, Texas, Virginia, Washington, West Virginia, and Wisconsin.

As of December 31, 2018, First Citizens and its subsidiaries had total consolidated assets of approximately $35,408,629,000. Shares of First Citizens Class A common stock are traded on the NASDAQ Global Select Market under the symbol “FCNCA.”

First-Citizens Bank & Trust Company

First-Citizens Bank & Trust Company

c/o First Citizens BancShares, Inc.

4300 Six Forks Road

Raleigh, North Carolina 27609
(919) 716-7000

First Citizens Bank is a North Carolina state-chartered commercial bank and direct, wholly owned subsidiary of First Citizens BancShares, Inc. headquartered in Raleigh, North Carolina, which operates 551 branches in Arizona, California, Colorado, Florida, Georgia, Kansas, Maryland, Missouri, New Mexico, North Carolina, Oklahoma, Oregon, South Carolina, Tennessee, Virginia, Washington, West Virginia, and Wisconsin. First Citizens Bank owns 100% of the capital stock of the Merger Sub.

As of December 31, 2018, First Citizens Bank had total consolidated assets of approximately $35,267,496,000.

FC Merger Subsidiary VII, Inc.

FC Merger Subsidiary VII, Inc.

c/o First Citizens BancShares, Inc.

4300 Six Forks Road

Raleigh, North Carolina 27609
(919) 716-7000

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Merger Sub is a North Carolina corporation and a direct, wholly owned subsidiary of First Citizens Bank. Merger Sub was incorporated on April 22, 2019, for the sole purpose of effecting the merger. As of the date of this proxy statement, Merger Sub has not conducted any business other than incident to its formation for the above-stated purpose and in relation to the merger agreement and the transactions contemplated thereby.

Entegra Financial Corp.

Entegra Financial Corp.

14 One Center Court

Franklin, North Carolina 28734

(828) 524-7000

Entegra is a North Carolina-based corporation incorporated under North Carolina law and bank holding company registered under the BHC Act. Entegra is the bank holding company for Entegra Bank, a North Carolina-chartered bank headquartered in Franklin, North Carolina. Entegra Bank has 18 branches across North Carolina, Georgia, and South Carolina.

As of March 31, 2019, Entegra had total consolidated assets of approximately $1.6 billion. Shares of common stock are traded on the NASDAQ Global Market under the symbol “ENFC.”

The Mergers

How Will the Companies Be Combined (page [-])

Merger Sub will merge, subject to the terms and conditions of the merger agreement, with and into Entegra, with Entegra remaining as the surviving entity and becoming a wholly owned subsidiary of First Citizens Bank. Entegra as the surviving entity of the merger will merge, as soon as reasonably practicable following the merger and as part of a single integrated transaction, with and into First Citizens Bank, with First Citizens Bank remaining as the surviving entity. Immediately following the completion of the second step merger, Entegra Bank will merge with and into First Citizens Bank, with First Citizens Bank as the surviving bank, in a transaction we refer to as the “bank merger”. The merger agreement is attached as Appendix A and is incorporated into this proxy statement by reference. We encourage you to read the merger agreement carefully as it is the legal document that governs the mergers.

We expect to complete the mergers during the second half of 2019. However, neither First Citizens nor Entegra can assure you of when or if the mergers will be completed. Entegra must obtain the approval of its shareholders for the merger proposal at its annual meeting. First Citizens and Entegra must also satisfy certain other closing conditions, including receiving certain required regulatory approvals. If the merger has not been completed by March 31, 2020, either First Citizens or Entegra may terminate the merger agreement so long as the party electing to terminate has not caused the failure of the mergers to occur by failing to comply with its obligations under the merger agreement.

What Entegra Shareholders Will Receive in the Merger (page [-])

At the effective time of the merger, holders of common stock will become entitled to receive $30.18 cash for each share of common stock owned or held immediately prior to the merger.

Neither First Citizens nor Entegra is permitted to terminate the merger agreement, nor is Entegra permitted to re-solicit the vote of its respective stockholders, solely because of changes in the market price of the common stock of Entegra or First Citizens, although each party may have a right to terminate the merger agreement as a result of the occurrence of events that caused a decline in the price of the stock of the other, to the extent such events constitute a material adverse effect under the merger agreement.

Treatment of Equity Awards (page [-])

Options: Each option to purchase common stock that is outstanding immediately prior to the effective time of the merger will be cancelled as of the effective time of the merger and will be automatically converted into the right to receive, per share, the merger consideration less the sum of the exercise price and any amount of required tax withholding.

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RSU awards: At the effective time of the merger, each RSU award that is outstanding immediately prior to the effective time will fully vest and will be canceled and converted into the right to receive the merger consideration, treating the shares of common stock subject to such RSU award in the same manner as all other shares of common stock for such purposes less any amount of required tax withholding.

Voting Agreements (page [-])

In connection with the execution of the merger agreement, certain of the directors and executive officers of Entegra executed voting agreements pursuant to which they agreed, among other things, to vote their shares of common stock in favor of approval of the merger proposal and the adjournment proposal. As of the record date for the annual meeting, the directors and executive officers of Entegra that executed voting agreements collectively beneficially owned and had the power to vote [     ] shares of common stock, representing approximately [     ]% of the outstanding shares of common stock on that date.

Regulatory Approvals (page [-])

Subject to the terms of the merger agreement, the parties have agreed to use their reasonable best efforts to obtain all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These regulatory approvals include approval from the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve”) or a waiver of such approval by the Federal Reserve, and approval of the Federal Deposit Insurance Corporation (which we refer to as the “FDIC”) and the North Carolina Office of the Commissioner of Banks (which we refer to as the “NCCOB”). In furtherance of obtaining the necessary regulatory approvals, First Citizens has agreed to take any and all actions necessary to avoid, eliminate and resolve any and all impediments under any law that may be asserted by any governmental authority or any other person with respect to the merger and to obtain all consents, approvals, waivers and authorizations under any such laws that may be required by any governmental authority to enable Entegra and First Citizens to consummate the mergers as promptly as practicable. First Citizens also has agreed, and shall cause its subsidiaries, to take all remedial action necessary to obtain regulatory approvals and cause the mergers to be consummated prior to March 31, 2020, including offering, negotiating, committing to, and effecting, by agreement, consent decree, hold separate order or otherwise, (i) the sale, divestiture, license, or other disposition of any deposits, loans, branches, or operations; or (ii) the changing or modifying any course of conduct regarding future operations of First Citizens, its subsidiaries or affiliates.

First Citizens intends to request a waiver of the otherwise applicable prior approval requirements contained in Section 3 of the BHC Act using the procedures outlined in applicable Federal Reserve regulations. First Citizens Bank also intends to file an Interagency Bank Merger Act Application with the FDIC seeking FDIC approval for the bank merger and the second step merger. First Citizens and First Citizens Bank intend to make the filings necessary to request the approvals from the NCCOB for the merger and the bank merger. These governmental entities and regulatory agencies may impose conditions or limitations or place restrictions on First Citizens or First Citizens Bank after the completion of the mergers and bank merger as a condition to the granting of such approvals or require changes to the terms of the mergers or the bank merger. There can be no assurance that conditions, limitations, restrictions, or changes will not be imposed, and such conditions, limitations, restrictions, or changes could have the effect of delaying completion of the transactions contemplated in the merger agreement or imposing additional costs on or limiting the combined company’s revenues, any of which might have a material and adverse effect on First Citizens or First Citizens Bank following the mergers and the bank merger. There can be no assurance as to whether the required regulatory approvals will be received, the timing of those approvals, or whether any conditions, limitations, or restrictions will be imposed in connection with such approvals. See “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page [-] for a discussion of the conditions to the completion of the merger and “The Merger–Regulatory Approvals Required for the Mergers and the Bank Merger” beginning on page [-] for a description of the regulatory approvals that must be received in connection with the mergers and the bank merger.

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Completion of the Merger is Subject to Customary Conditions (page [-])

The completion of the merger is subject to a number of customary conditions, including the approval of the merger proposal by the requisite vote of Entegra shareholders and receipt of all required regulatory approvals. Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger, even if that condition has not been satisfied. Neither First Citizens nor Entegra can be certain when (or if) the conditions to the merger will be satisfied or waived by the applicable party or that the merger will be completed.

Annual Meeting (page [-])

The annual meeting will be held on [     ], 2019 at [     ] am, local time, at Entegra’s Corporate Center, 14 One Center Court, Franklin, North Carolina 28734.

At the annual meeting, shareholders will be asked to:

•	approve the merger proposal;

•	approve the adjournment proposal;

•	approve the director election proposal;

•	approve the auditor ratification proposal; and

•	act on any other matters properly coming before the annual meeting.

All holders of record of common stock as of the close of business on [     ], 2019, the record date for the annual meeting, are entitled to receive notice of, and to vote at, the annual meeting, or any adjournment or postponement thereof, in accordance with North Carolina law. The presence at the annual meeting, in person or by proxy, of holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting will constitute a quorum. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the annual meeting for the purpose of determining the presence of a quorum.

We are combining the votes on the mergers with our regular annual meeting votes because it is possible that the mergers will not close until after the date by which North Carolina law requires us to hold our 2019 annual meeting.

Annual Meeting Proposals: Required Vote; Treatment of Abstentions and Failure to Vote (page [-])

The merger proposal: Approval of the merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast by the holders of outstanding shares of common stock. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the annual meeting, or fail to instruct your bank, broker or other nominee how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

The adjournment proposal: Whether or not a quorum is present, approval of the adjournment proposal requires that the votes cast in favor of the adjournment proposal at the annual meeting exceed the votes cast opposing the adjournment proposal at the annual meeting. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the annual meeting, or fail to instruct your bank, broker, or other nominee how to vote with respect to the adjournment proposal, it will have no effect on the adjournment proposal.

The director election proposal: The affirmative vote of a majority of the votes cast on the director election proposal at the annual meeting will be required to elect the director nominees under the director election proposal (with a plurality vote standard for a director election in which the number of director nominees exceeds the number of board seats for which elections are being held). If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the annual meeting, or fail to instruct your bank, broker, or other nominee how to vote with respect to the director election proposal, it will have no effect on the director election proposal so long as a quorum is present.

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The auditor ratification proposal: The auditor ratification proposal requires that the votes cast in favor of the auditor ratification proposal at the annual meeting exceed the votes cast opposing the auditor ratification proposal at the annual meeting. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the annual meeting, or fail to instruct your bank, broker or other nominee how to vote with respect to the auditor ratification proposal, it will have no effect on the auditor ratification proposal so long as a quorum is present.

Other matters: Any other matters properly coming before the annual meeting will require such shareholder approval as is required by applicable law or our governing documents.

Entegra’s Board Recommends that OUR Shareholders Vote “FOR” the Merger Proposal and “FOR” the Other Proposals Presented at the Annual Meeting (page [-])

The board has determined that it is advisable and in the best interests of Entegra and its shareholders to enter into the merger agreement and to consummate the transactions contemplated thereby, including the mergers, and has approved and adopted the merger agreement and the transactions contemplated thereby. The board recommends that holders of shares of common stock vote “FOR” the merger proposal and “FOR” the other proposals presented at the annual meeting. For the factors considered by the board in reaching its decision to approve and adopt the merger agreement, see “The Merger—Entegra’s Reasons for the Merger; Recommendation of the Entegra Board of Directors” beginning on page [-].

Entegra’s Directors and Executive Officers Have Interests in the Merger that are Different From or in Addition to the Interests of other Entegra Shareholders (page [-])

In considering the recommendations of the board, our shareholders should be aware that the directors and executive officers of Entegra have certain interests in the merger that may be different from, or in addition to, the interests of Entegra shareholders generally. The board was aware of these interests and considered them, among other matters, in making its recommendation that shareholders vote to approve the merger proposal. These interests include:

•	All outstanding RSU awards (including those held by Entegra directors and executive officers) would vest upon the effective time of the merger and be cancelled and converted into the right to receive the merger consideration in respect of each share of common stock underlying each such award less any amount of required tax withholding.

•	At the effective time of the merger, all outstanding stock option awards (including those held by Entegra directors and executive officers) will cease to represent a right to acquire shares of common stock and will be automatically converted into the right to receive the per share merger consideration less the sum of the exercise price and any amount of required tax withholding.

•	Certain executive officers are entitled to severance benefits if they are terminated by Entegra without cause or if they terminate their employment for good reason following a change in control. Severance benefits provide for a payment of a multiple of the executive officer’s base salary and health insurance benefits for a certain period of time post-termination. The specific terms of the severance benefits vary for each executive officer. For a more complete description of these severance benefits, see “Interests of Directors and Executive Officers in the Merger” beginning on page [-].

•	Other payments due to certain officers and directors will be triggered or accelerated as a result of the mergers and/or the termination of such officers’ employment.

•	Entegra’s directors and executive officers are entitled to indemnification and insurance coverage under the merger agreement.
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For a more complete description of these interests, see “The Merger—Interests of Officers and Directors of Entegra in the Merger” beginning on page [-].

The Merger Generally Will Be Taxable to Holders of Common Stock (page [-])

The receipt of cash in exchange for shares of common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as defined below under the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers”) who receives cash in exchange for shares of common stock in the merger will recognize gain or loss equal to the difference, if any, between the cash received and the U.S. holder’s adjusted tax basis in the shares converted into the right to receive cash in the merger. Gain or loss will be determined separately for each block of shares of common stock (that is, shares acquired for the same cost in a single transaction). Such gain or loss generally will be treated as long-term capital gain or loss if a U.S. holder’s holding period in the shares of common stock exchanged in the merger exceeds one year at the time of the merger.

You should refer to the discussion in the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page [_], and consult your tax advisor with respect to the U.S. federal, state, local, and foreign tax consequences of the merger.

Termination of the Merger Agreement and Termination Fee (page [-])

Entegra, First Citizens, First Citizens Bank, and Merger Sub may jointly agree to terminate the merger agreement at any time. Additionally, the merger agreement may be terminated:

•	by First Citizens, First Citizens Bank, and Merger Sub (collectively, the “FC Parties”) or Entegra:

-	in the event that Entegra’s shareholders do not approve the merger proposal, provided that, in the case of termination by Entegra, Entegra and its board have complied with their obligations to call and hold the annual meeting and to recommend approval of the merger agreement to solicit approval of the merger agreement by Entegra’s shareholders;

-	in the event that any approval, consent, or waiver from any governmental entity or regulatory agency required for the consummation of the transactions contemplated by the merger agreement has been denied by final and non-appealable action of such governmental entity or regulatory agency or any application for any such consent, approval, or waiver has been permanently withdrawn at the request of any such governmental entity or regulatory agency, provided the denial or withdrawal is not due to the failure of the terminating party to perform or observe its obligations under the merger agreement;

-	in the event that any court or other governmental authority of competent jurisdiction has issued a final, non-appealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the merger agreement, provided that the action of such governmental authority is not due to the failure of the terminating party to perform or observe its obligations under the merger agreement;

-	in the event the merger is not consummated by March 31, 2020, provided that the failure to consummate the merger by such date is not due to the failure of the terminating party to perform or observe its obligations under the merger agreement;

•	by the FC Parties:

-	in the event of a breach of the merger agreement by Entegra, if the breach (individually or in the aggregate with all other breaches) would, if occurring or continuing on the closing date for the merger, result in any of the conditions to the merger not being satisfied and is not cured by the earlier of March 31, 2020, and 30 days after written notice to Entegra of the breach (provided that none of the FC parties is in material breach of the merger agreement) (which we refer to as a “First Citizens material breach termination”);
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-	in the event that prior to the approval of the merger agreement by Entegra’s shareholders (i) Entegra materially breaches its obligations under the merger agreement relative to acquisition proposals or calling and holding the annual meeting and recommending and soliciting approval of the merger agreement by Entegra’s shareholders or (ii) the board does not publicly recommend in this proxy statement the approval of the merger agreement and the transactions contemplated thereby by Entegra’s shareholders or, after having made such recommendation, subsequently makes an Entegra change of recommendation;

-	in the event a tender offer or exchange offer for 20% or more of any class or series of outstanding shares of common stock is commenced (other than by First Citizens or its subsidiaries) and the board recommends that Entegra shareholders tender their shares in such tender offer or exchange offer or otherwise fails to recommend that Entegra shareholders reject the tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act;

•	by Entegra:

-	in the event of a breach of the merger agreement by the FC Parties, if the breach (individually or in the aggregate with all other breaches) would, if occurring or continuing on the closing date for the merger, result in any of the conditions to the merger not being satisfied and is not cured by the earlier of March 31, 2020, and 30 days after written notice to the breaching party of the breach (provided that Entegra is not in material breach of the merger agreement) (which we refer to as an “Entegra material breach termination”); or

-	at any time prior to the approval of the merger agreement by the shareholders of Entegra, for the purpose of entering into an agreement with respect to a superior proposal, provided that Entegra has not materially breached its obligations under the merger agreement relative to acquisition proposals or calling and holding the annual meeting and recommending and soliciting approval of the merger agreement by Entegra’s shareholders.

Entegra will be required to pay First Citizens a fee of $8,000,000 (which we refer to as the “termination fee”) in the following circumstances:

•	in the event the FC Parties terminate the merger agreement because, prior to the approval of the merger agreement by Entegra’s shareholders, (i) Entegra materially breaches its obligations under the merger agreement relative to acquisition proposals or calling and holding the annual meeting and recommending and soliciting approval of the merger agreement by its shareholders, or (ii) the board does not recommend in this proxy statement the approval of the merger agreement and the transactions contemplated thereby by its shareholders or, after having made such recommendation, subsequently makes an Entegra change of recommendation;
•	in the event the FC Parties terminate the merger agreement because the board recommends that its shareholders tender their shares in a tender offer or exchange offer for 20% or more of any class or series of outstanding shares of common stock (other than one by First Citizens or its subsidiaries), or because the board otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act;
•	in the event Entegra terminates the merger agreement at any time prior to the approval of the merger agreement by Entegra’s shareholders for the purpose of entering into an agreement with respect to a superior proposal; or
•	in the event either party terminates the merger agreement due to failure by Entegra’s shareholders to approve the merger agreement by the requisite vote, and (i) at or prior to the no vote an acquisition proposal shall have been received by or communicated or otherwise made known to Entegra (and not withdrawn prior to the date of termination of the merger agreement), and (ii) within 12 months of the date of termination of the merger agreement, Entegra enters into a definitive agreement regarding any acquisition proposal pursuant to which the aggregate consideration is equal to or exceeds the aggregate consideration under the merger agreement (based on $30.18 per share).
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Entegra will be required to pay First Citizens a fee of $6,400,000 (which we refer to as the “fee reimbursement”) in the following circumstances:

•	in the event the merger agreement is terminated by mutual written agreement of First Citizens, First Citizens Bank, Merger Sub, and Entegra;
•	in the event of a First Citizens material breach termination; or
•	in the event either party terminates the merger agreement due to failure by Entegra’s shareholders to approve the merger agreement by the requisite vote, and (i) at or prior to the no vote an acquisition proposal shall have been received by or communicated or otherwise made known to Entegra (and not withdrawn prior to the date of termination of the merger agreement), and (ii) within 12 months of the date of termination of the merger agreement, Entegra enters into a definitive agreement regarding any acquisition proposal pursuant to which the aggregate consideration is less than the aggregate consideration under the merger agreement (based on $30.18 per share).

The fee reimbursement is equal to the termination fee paid by First Citizens on behalf of Entegra to SmartFinancial, Inc. when Entegra terminated its merger agreement with SmartFinancial, Inc. and is intended to reimburse First Citizens for its payment of the $6,400,000 fee to SmartFinancial, Inc. in the event the transactions with the FC Parties are not consummated. No fee reimbursement is payable by Entegra if the $8,000,000 termination fee is payable by Entegra or if the $8,800,000 reverse termination fee described below is payable by First Citizens, or in certain other situations.

The above-described termination fees payable by Entegra could discourage other companies from seeking to acquire or merge with Entegra prior to completion of the mergers and could cause Entegra to reject any acquisition proposal from a third party which does not take into account the termination fee.

First Citizens will be required to pay Entegra a termination fee of $8,800,000 (which we refer to as the “reverse termination fee”) in the following circumstances:

•	in the event either party terminates the merger agreement as a result of the denial of any governmental approval or consent by a final, non-appealable action or any application or request therefor shall have been permanently withdrawn at the request of a governmental entity; or
•	(i) First Citizens has materially breached its obligations related to obtaining regulatory consents, (ii) Entegra terminates the merger agreement in connection with (a) a final, non-appealable order enjoining or prohibiting consummation of any of the transactions contemplated by the merger agreement or (b) the failure to consummate the merger by the outside date (March 31, 2020), and (iii) all conditions to closing have been satisfied or waived other than the conditions related to governmental approvals or conditions that can only be satisfied at closing.

Appraisal Rights (page [-])

Under the North Carolina Business Corporation Act, holders of common stock do not have the right to assert appraisal rights.

Opinion of Entegra’s Financial Advisor (page [-] and Appendix B)

We retained Sandler O’Neill & Partners, L.P. (which we refer to as “Sandler O’Neill”) to act as financial advisor to our board in connection with our consideration of a possible business combination. We selected Sandler O’Neill as our financial advisor because Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

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Sandler O’Neill acted as financial advisor to Entegra in connection with the merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the April 23, 2019 meeting at which our board considered the merger and the merger agreement, Sandler O’Neill delivered to the board its oral opinion, which was subsequently confirmed in writing on April 23, 2019, to the effect that, as of such date, the merger consideration was fair to the holders of common stock from a financial point of view.

The full text of Sandler O’Neill’s opinion is attached as Appendix B to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of common stock are urged to read the entire opinion carefully in connection with their consideration of the merger agreement and the mergers.

For further information, see “The Merger – Opinion of Entegra’s Financial Advisor” beginning on page [-].

Risk Factors (page [-])

You should consider all the information contained in or incorporated by reference into this proxy statement in deciding how to vote for the proposals presented in this proxy statement. In particular, you should consider the factors described under “Risk Factors” beginning on page [-].

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RISK FACTORS

There are a number of risks and uncertainties relating to First Citizens and Entegra that you should consider in deciding how to vote at the annual meeting, in addition to the risks and uncertainties associated with financial institutions generally. Risks and uncertainties relating to general economic conditions are not summarized below. Those risks, among others, are highlighted on page [-] under the heading “Cautionary Statement Regarding Forward-Looking Statements.” There are also a number of risks related to the mergers and the bank merger that shareholders of Entegra should consider in deciding how to vote on the merger proposal. This section summarizes many of those risks.

The risks relating to the business of Entegra can be found in Entegra’s Annual Report on Form 10-K for the year ended December 31, 2018, as amended or updated by any subsequent documents filed with the SEC. See the section titled “Where You Can Find More Information” beginning on page [-].

Risks Related to the Mergers and the Bank Merger

Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated in the merger agreement may be completed, we must file certain applications and notices with, and obtain various approvals, consents and waivers from the FDIC, Federal Reserve, and the NCCOB. These governmental entities and regulatory agencies may impose conditions (including the divestiture of certain assets), limitations or place restrictions on First Citizens or First Citizens Bank after the completion of the mergers and bank merger as a condition to the granting of such approvals or require changes to the terms of the merger or the bank merger. There can be no assurance that there will not be any such conditions, limitations, restrictions or changes, and such conditions, limitations, restrictions, or changes could have the effect of delaying completion of the transactions contemplated in the merger agreement or imposing additional costs on or limiting the combined company’s revenues, any of which might have a material and adverse effect on First Citizens or First Citizens Bank following the merger and the bank merger. There can be no assurance as to whether the required regulatory approvals will be received, the timing of those approvals, or whether any conditions, limitations, or restrictions will be imposed in connection with such approvals. See “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page [-] for a discussion of the conditions to the completion of the merger and “The Merger–Regulatory Approvals Required for the Mergers and the Bank Merger” beginning on page [-] for a description of the regulatory approvals that must be received in connection with the mergers and the bank merger.

The Community Reinvestment Act (which we refer to as the “CRA”), requires that federal bank regulatory authorities, in deciding whether to approve the mergers and the bank merger, assess the records of performance of First Citizens Bank and Entegra Bank in meeting the credit needs of the communities they serve, including low-and-moderate income neighborhoods. Each of First Citizens Bank and Entegra Bank currently maintains a CRA rating of “Satisfactory” from its primary federal regulator. As part of the review process under the CRA, it is not unusual for federal bank regulatory authorities to receive protests and other adverse comments from community groups and others. Any such protests or adverse comments could prolong the period during which the mergers and bank merger are subject to review by bank regulatory authorities. Bank regulatory authorities also may impose conditions on the completion of the mergers or the bank merger or require changes to the terms of the mergers or bank merger. Although First Citizens and Entegra do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the mergers and the bank merger or imposing additional costs on or limiting the growth, revenues or other aspects of the business of the combined company following the mergers.

Under the terms of the merger agreement, First Citizens has agreed to undertake whatever remedial actions are necessary to obtain regulatory approvals. In the event that all necessary regulatory approvals are not obtained by First Citizens, Entegra could be forced to seek injunctive relief against, or damages from, First Citizens. As with any litigation, the outcome is not certain and Entegra could be subject to delays and costs in obtaining a judgment.

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In addition, under certain circumstances, First Citizens has agreed to pay Entegra $8.8 million if regulatory approvals are not obtained. See “The Merger Agreement–Termination of the Merger Agreement” beginning on page [-] for a description of the circumstances under which such $8.8 million payment would be required.

Entegra will incur significant transaction and merger-related costs in connection with the mergers and bank merger.

Whether or not the merger is consummated, Entegra will incur substantial expenses, such as legal, accounting, and financial advisory fees, in pursuing the merger which will adversely impact its earnings. These expenses are in addition to the expenses that were previously incurred in connection with the merger agreement with SmartFinancial.

The termination fees and the restrictions on alternative acquisition proposals contained in the merger agreement may discourage other companies from trying to acquire Entegra.

Until the consummation of the merger, with some exceptions, Entegra is prohibited from soliciting, initiating, knowingly facilitating or encouraging, or participating in any discussions or negotiations regarding an alternative acquisition proposal, such as a merger or other business combination transaction. In addition, Entegra has agreed to pay a termination fee of either $8 million or $6.4 million to First Citizens if the merger agreement is terminated under certain circumstances, including if the merger agreement is terminated by First Citizens as a result of a change of recommendation by the board. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page [-]. These provisions might discourage a potential acquirer that might have an interest in acquiring all or a significant part of Entegra from considering or proposing such an acquisition that might result in greater value to Entegra’s shareholders than the merger, or may result in a potential acquirer proposing to pay a lower per share price to acquire Entegra than it might otherwise have proposed to pay.

Certain executive officers and directors of Entegra have interests in the merger different from, or in addition to, the interests of Entegra shareholders.

Certain of Entegra’s existing directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Entegra’s shareholders generally. The board was aware of and considered these interests when it approved and adopted the merger agreement. See “The Merger—Interests of Entegra Directors and Executive Officers in the Merger” beginning on page [-].

The opinion of Entegra’s financial advisor delivered to the board prior to Entegra’s signing the merger agreement does not reflect any changes in circumstances since the date of the opinion.

The fairness opinion of Sandler O’Neill, Entegra’s financial advisor, was dated and delivered to the board on April 23, 2019. Changes in the operations and prospects of Entegra or Entegra Bank, general market and economic conditions, and other factors may alter the value of Entegra or Entegra Bank, or the value of shares of Entegra common stock, by the time the merger is completed. The opinion of Sandler O’Neill does not speak as of the date of this proxy statement, at the time the merger is completed, or as of any date other than the date of the opinion. The fairness opinion is attached as Appendix B to this proxy statement. For a description of the opinion, see “The Merger—Opinion of Entegra’s Financial Advisor” beginning on page [-].

The merger will not be completed unless important conditions are satisfied.

Specified conditions set forth in the merger agreement must be satisfied or waived for the parties to complete the merger, including approval of the merger agreement by our shareholders. If any of these conditions are not satisfied or waived, the merger will not occur or will be delayed and Entegra may lose some or all of the intended benefits and cost savings of the merger. See “The Merger Agreement —Conditions to Consummation of the Merger” beginning on page [-].

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Termination of the merger agreement could negatively impact Entegra.

If the merger agreement is terminated before the merger is completed, Entegra may suffer various consequences. For example, Entegra’s business may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits and cost savings of completing the merger. Also, Entegra will have incurred substantial expenses in connection with the merger without realizing the benefits to shareholders of the merger. If the merger agreement is terminated and the board seeks another merger or business combination, Entegra shareholders cannot be certain that we will be able to find a party willing to pay consideration equivalent to or greater than that which First Citizens has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, Entegra may be required to pay First Citizens a termination fee of either $8.0 million or $6.4 million. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page [-].

In addition, if the merger is not completed for any reason, Entegra would be subject to a number of other risks, including: (i) it may experience negative reactions from the financial markets, including a decline of its stock price (which price may reflect a market assumption that the merger will be completed); (ii) it may experience negative reactions from its shareholders, customers, regulators and employees; (iii) it will be required to pay certain costs relating to the merger, whether or not it is completed; and (iv) matters relating to the merger, closing the merger and post-closing operations will require substantial commitments of time and resources by each company’s management, which would otherwise have been devoted to day-to-day operations of Entegra as an independent entity.

The announcement and pendency of the mergers, whether or not consummated, may adversely affect our business.

The announcement and pendency of the mergers, whether or not consummated, may adversely affect our relationships with our customers and employees. Customers and vendors may be unwilling to open accounts with us or seek loans from us, and may instead prefer to enter into such arrangements with our competitors because such third parties may perceive that such competitors are likely to be more stable. Uncertainty about the effect of the mergers on employees and customers may have an adverse effect on Entegra. These uncertainties may impair our ability to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with Entegra to seek to change existing business relationships. Experienced employees in the financial services industry are in high demand, and competition for their talents can be intense. Our employees may experience uncertainty about their future role with the combined company until, or even after, strategies with regard to the combined company are announced or executed. If any of our key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company, Entegra’s business could be harmed.

Entegra will be subject to contractual restrictions while the merger is pending.

Subject to certain exceptions, Entegra has agreed to operate its business in the ordinary course, and to comply with numerous operational restrictions, prior to the effective time. Such restrictions could limit Entegra’s ability to make changes to its business or operations prior to consummation of the mergers or termination of the merger agreement. See “The Merger Agreement—Conduct of Business Pending the Merger” beginning on page [-].

Entegra shareholders will not be entitled to appraisal rights in connection with the merger.

Appraisal (or dissenters’) rights are statutory rights that, if applicable under law, enable shareholders to dissent from certain extraordinary transactions, such as a merger, and to demand that the corporation pay fair value for their shares as determined by a court in a judicial proceeding, instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Under the North Carolina Business Corporation Act, you will not be entitled to exercise appraisal rights in connection with the merger with First Citizens.

If the merger is not consummated by March 31, 2020, either First Citizens or Entegra may terminate the merger agreement.

Either First Citizens or Entegra may terminate the merger agreement if the merger has not been consummated by March 31, 2020. However, this termination right will not be available to a party if that party failed to fulfill its obligations under the merger agreement and that failure was the cause of, or resulted in, the failure to consummate the merger. See “The Merger Agreement - Termination of the Merger Agreement”.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, including the appendixes hereto and information incorporated by reference herein, contains statements which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (which we refer to as the “Securities Act”) and Section 21E of the Exchange Act. Forward-looking statements may relate to, among other matters, the financial condition, results of operations, plans, objectives, future performance, and business of Entegra, as well as certain information relating to the mergers or the bank merger. Forward-looking statements are based on many assumptions and estimates and are not guarantees of future performance. The actual results may differ materially from those anticipated in any forward-looking statements, as they will depend on many factors about which Entegra is unsure, including many factors that are beyond their control. The words “may,” “would,” “could,” “should,” “will,” “expect,” “anticipate,” “predict,” “project,” “potential,” “continue,” “contemplate,” “seek,” “assume,” “believe,” “intend,” “plan,” “forecast,” “goal,” and “estimate,” as well as similar expressions, are meant to identify such forward-looking statements. You should note that the discussion of Entegra’s reasons for the merger contains many forward-looking statements that describe beliefs, assumptions, expectations, and estimates of the board or management of Entegra and public sources as of the indicated dates and those beliefs, assumptions, expectations and estimates may have changed as of the date of this proxy statement. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Those statements are not guarantees and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from these forward-looking statements.

These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent reports on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•	the inability to complete the mergers due to the failure to obtain shareholder approval or failure to satisfy the other conditions to the completion of the mergers, including, but not limited to, receipt of required regulatory approvals;
•	the risk that the merger agreement may be terminated in certain circumstances that require us to pay First Citizens a termination fee of either $6.4 million or $8 million;
•	the outcome of any legal proceedings that may be instituted against us and others related to the merger agreement;
•	risks that the merger disrupts our current operations or affects our ability to retain or recruit key employees;
•	the fact that receipt of the all-cash merger consideration would be taxable to our shareholders that are treated as U.S. holders (as defined below under the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers”) for U.S. federal income tax purposes;
•	the fact that, if the mergers are completed, our shareholders will forgo the opportunity to realize the potential long-term value of the successful execution of Entegra’s current strategy;
•	the fact that under the terms of the merger agreement, we are unable to solicit other acquisition proposals after the date of the merger agreement with First Citizens;
•	the effect of the announcement or pendency of the mergers on our business relationships, operating results and business generally;
•	the amount of the costs, fees, expenses, and charges related to the merger agreement or the mergers;
•	the merger diverting management’s or employees’ attention from ongoing business operations;
•	that our stock price may decline significantly if the merger is not completed; and
•	obtaining the requisite consents to the merger, including the timing and receipt of regulatory approvals from various governmental entities, including any conditions, limitations or restrictions placed on these approvals, and the risk that one or more governmental entities may deny approval.

Additional factors are discussed in the reports filed with the SEC by First Citizens and Entegra. See “Where You Can Find More Information” on page [-].

The above list is not intended to be exhaustive and there may be other factors that would preclude us from realizing the predictions made in the forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Entegra shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement or the date of any document incorporated by reference.

All subsequent written or oral forward-looking statements concerning the mergers or the bank merger or other matters addressed in this proxy statement and attributable to Entegra, or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Entegra undertakes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

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ENTEGRA ANNUAL MEETING

General

This section contains information for our shareholders about Entegra’s 2019 annual meeting of shareholders that we have called to allow our shareholders to consider and vote on the merger proposal, the adjournment proposal, the director election proposal, the auditor ratification proposal, and any other matters properly brought before the meeting. This proxy statement is being mailed to shareholders on or about [          ], 2019, and is accompanied by a notice of the annual meeting and a form of proxy card that our board is soliciting for use at the annual meeting and at any postponements or adjournments of the annual meeting.

Meeting Date, Time, and Place

The annual meeting will be held on [            ], 2019 at [            a./p.]m., Eastern Time.

Matters to be Considered

At the annual meeting, our shareholders will be asked to consider and vote on the following matters:

•	a proposal to approve the Agreement and Plan of Merger dated April 23, 2019, by and among First Citizens, First Citizens Bank, Merger Sub, and Entegra (which we refer to as the “merger proposal”);
•	a proposal to approve one or more adjournments of the annual meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor the merger proposal (which we refer to as the “adjournment proposal”);
•	a proposal to elect three persons to serve as directors of Entegra until the close of the mergers or, if the mergers are not completed, until the 2022 annual meeting of shareholders or until their successors are duly elected and qualified (which we refer to as the “director election proposal”);
•	a proposal to ratify the appointment of Dixon Hughes Goodman LLP as Entegra’s independent registered public accounting firm for the fiscal year ending December 31, 2019 (which we refer to as the “auditor ratification proposal”); and
•	such other business as may properly come before the annual meeting or any adjournment thereof. Our board is not aware of any other business to be conducted at the annual meeting.

We are combining the vote on the mergers with our regular annual meeting because it is possible that the mergers will not close until after the date by which North Carolina law requires us to hold our 2019 annual meeting.

Record Date; Quorum

Our board has fixed the close of business on [                    ], 2019 as the record date for determining the shareholders entitled to receive notice of and to vote at the annual meeting. As of this record date, there were [            ] shares of common stock outstanding and entitled to vote at the annual meeting held by approximately [            ] holders of record. Each share of common stock entitles the holder thereof to one vote at the annual meeting on each proposal to be considered at the annual meeting.

The presence at the annual meeting, in person or by proxy, of holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting will constitute a quorum for the transaction of business. All shares of common stock present in person or represented by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the annual meeting, including any adjournment thereof (unless a new record date is or must be set for the adjourned meeting).

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Vote Required; Treatment of Abstentions and Failure to Vote

The merger proposal: Approval of the merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast by the holders of the outstanding shares of common stock. If you are a shareholder and you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the annual meeting, or fail to instruct your bank, broker, or other nominee how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

The adjournment proposal: Whether or not a quorum is present, approval of the adjournment proposal requires that the votes cast in favor of the adjournment proposal exceed the votes cast opposing the adjournment proposal at the annual meeting. If you are a shareholder and you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the annual meeting, or fail to instruct your bank, broker or other nominee how to vote with respect to the adjournment proposal, it will have no effect on the adjournment proposal.

The director election proposal: The affirmative vote of a majority of the votes cast on the director election proposal at the annual meeting will be required to elect the director nominees (with a plurality vote standard for a director election in which the number of director nominees exceeds the number of board seats for which elections are being held). If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the annual meeting, or fail to instruct your bank, broker, or other nominee how to vote with respect to the director election proposal, it will have no effect on the director election proposal so long as a quorum is present.

The auditor ratification proposal: The ratification of the appointment of Dixon Hughes Goodman LLP as Entegra’s independent registered public accounting firm requires that the votes cast in favor of the auditor ratification proposal at the annual meeting exceed the votes cast opposing the auditor ratification proposal at the annual meeting. If you are a shareholder and you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the annual meeting, or fail to instruct your bank, broker, or other nominee how to vote with respect to the auditor ratification proposal, it will have no effect on the auditor ratification proposal so long as a quorum is present.

Shares Held in “Street Name”; Broker Non-Votes

Under stock exchange rules, banks, brokers, and other nominees who hold shares of stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers, and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a bank, broker, or other nominee that are represented at a meeting of shareholders for purposes of a proposal, but with respect to which the bank, broker, or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the bank, broker, or other nominee does not have discretionary voting power on such proposal. If you are a shareholder and your bank, broker or other nominee holds your shares of common stock in “street name,” your bank, broker or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your bank, broker, or other nominee with this proxy statement. Entegra believes that all of the proposals to be presented at the annual meeting (other than the auditor ratification proposal) are “non-routine” proposals, and your bank, broker, or other nominee may not vote your shares without your specific voting instructions. Therefore, if you are a shareholder holding in “street name” and you fail to direct your bank, broker, or other nominee to vote your shares, it will have the same effect as voting against the merger proposal, will have no effect on the adjournment proposal and, assuming the presence of a quorum, will have no effect on the director election proposal or the auditor ratification proposal.

Shares Held by Officers and Directors

As of the record date for the annual meeting, our directors and executive officers and their affiliates collectively beneficially owned and were entitled to vote [          ] shares of common stock, representing approximately [          ]% of the outstanding shares of common stock on the record date. In connection with the execution of the merger agreement, our directors and executive officers who collectively beneficially own and have the power to vote approximately [          ]% of the outstanding common stock entered into voting agreements with First Citizens in which they have agreed, among other things, to vote their shares of common stock for the approval of the merger proposal and the adjournment proposal. As of the record date for the annual meeting, excluding shares held in a fiduciary or agency capacity, First Citizens and its subsidiaries owned [          ] shares of common stock.

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Voting of Proxies

Each copy of this proxy statement mailed to shareholders is accompanied by a proxy card with instructions for voting. If you are a shareholder that holds stock in your name as a shareholder of record, you should complete, sign, date, and return the proxy card accompanying this proxy statement, regardless of whether you plan to attend the annual meeting. Alternatively, you may also vote your shares of common stock via the internet or by telephone. Information and applicable deadlines for voting via the internet or by telephone are contained in the enclosed proxy card instructions. If you hold your common stock in “street name” through a bank, broker or other nominee, you must direct your bank, broker, or other nominee how to vote in accordance with the instructions you have received from your bank, broker or other nominee.

EVERY ENTEGRA SHAREHOLDER’S VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF COMMON STOCK OWNED. Accordingly, each shareholder should sign, date, and return the enclosed proxy card, or vote by internet or telephone, whether or not that shareholder plans to attend the annual meeting in person.

All shares of common stock represented by valid proxies that Entegra receives through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If a shareholder makes no specification on the proxy card as to how that shareholder wants the shareholder’s shares voted before signing and returning it, the shareholder’s proxy will be voted “FOR” the merger proposal, “FOR” the adjournment proposal, “FOR” the director election proposal, and “FOR” the auditor ratification proposal. No matters other than the matters described in this proxy statement are anticipated to be presented for action at the annual meeting or at any adjournment or postponement of the annual meeting. However, if other business properly comes before the annual meeting, the proxy agents will, in their discretion, vote upon such matters in their best judgment.

Revocability of Proxies

If you are an Entegra shareholder and hold your shares of common stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Entegra’s [          ], (3) voting by telephone or the internet at a time later than the time at which you first voted, or (4) attending the annual meeting in person, notifying [          ], and voting by ballot at the annual meeting. Any shareholder entitled to vote in person at the annual meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence of a shareholder at the annual meeting will not constitute revocation of a previously given proxy. Written notices of revocation and other communications by a shareholder about revoking the shareholder’s proxy should be addressed to:

Entegra Financial Corp.

14 One Center Court

Franklin, North Carolina 28734

Attention: Ryan Scaggs, COO

If you are a shareholder and your shares of common stock are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your bank, broker, or other nominee regarding the revocation of proxies.

Solicitation of Proxies

Entegra, on behalf of our board, is soliciting proxies from our shareholders in connection with the annual meeting (at which shareholders will vote on, among other things, the merger proposal and the director election proposal). Entegra will bear the cost of soliciting proxies from our shareholders. In addition to the solicitation of proxies by mail, we will request that banks, brokers, nominees, and other record holders send proxies and proxy material to beneficial owners of common stock and secure their voting instructions. Further, directors, officers, and employees of Entegra may solicit proxies for the annual meeting from our shareholders personally or by telephone, email, or other electronic means. However, Entegra’s directors, officers, and employees will not be paid any special or extra compensation for soliciting such proxies. [Entegra has also made arrangements with [          ] for [          ] to assist Entegra in soliciting proxies and has agreed to pay [          ] approximately $[-] plus expenses for these services.]

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No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, such information or representation should not be relied upon as having been authorized by Entegra, Entegra Bank, or any other person.

Recommendations of the Entegra Board of Directors

Our board has determined that it is advisable and in the best interests of Entegra and its shareholders to enter into the merger agreement and to consummate the transactions contemplated thereby, including the mergers, and has approved and adopted the merger agreement and the transactions contemplated thereby. The board recommends that shareholders vote “FOR” the merger proposal, “FOR” the adjournment proposal, “FOR” the director election proposal and “FOR” the auditor ratification proposal.

In the course of reaching its decision to adopt and approve the merger agreement, our board, among other things, consulted with our legal advisors, Hunton Andrews Kurth LLP (which we refer to as “Hunton Andrews Kurth”), regarding the legal terms of the merger agreement, and with our financial advisor, Sandler O’Neill, as to the financial terms of the merger. For a discussion of the factors considered by our board in reaching its decision and a more detailed discussion of the board’s recommendations, see “The Merger—Entegra’s Reasons for the Merger; Recommendation of the Entegra Board of Directors” beginning on page [-].

Attending the Annual Meeting

All holders of common stock, including holders of record and shareholders who hold their shares through banks, brokers, or other nominees are invited to attend the annual meeting. Shareholders of record of common stock can vote in person at the annual meeting. If you are not a shareholder of record, you must obtain a legal proxy executed in your favor from the record holder of your shares of common stock, such as a bank, broker or other nominee, to be able to vote in person at the annual meeting.

Assistance

If you have any questions concerning the merger or this proxy statement, would like additional copies of this proxy statement, or need help voting your shares of common stock, please contact [          ].

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Proposal No. 1: Merger Proposal

We are asking our shareholders to approve the merger agreement. Holders of common stock should read this proxy statement carefully and in its entirety, including the appendixes to and the documents incorporated by reference into this proxy statement, for more detailed information concerning the merger agreement and the transactions contemplated by the merger agreement, including the mergers and the bank merger. A copy of the merger agreement is attached to this proxy statement as Appendix A.

Under the North Carolina Business Corporation Act, holders of common stock do not have the right to assert appraisal rights and obtain payment of the fair value of their shares in connection with the merger.

After careful consideration, our board determined that it is advisable and in the best interests of Entegra and its shareholders to enter into the merger agreement and to consummate the transactions contemplated thereby, including the mergers.

The board recommends that shareholders vote “FOR” the merger proposal.

Please see “The Merger—Entegra’s Reasons for the Merger; Recommendation of the Entegra Board of Directors” beginning on page [-] of this proxy statement for a more detailed discussion of our board’s recommendation, including factors considered by our board in reaching its decision.

Proposal No. 2: Adjournment Proposal

In this proposal, we are asking our shareholders to authorize the holder of any proxy solicited by the board on a discretionary basis to vote in favor of adjourning the annual meeting to another time and place, if necessary or appropriate, including for the purpose of permitting the solicitation of additional proxies in favor of approval of the merger proposal, including the solicitation of proxies from shareholders who have previously voted against the merger proposal.

If, at the annual meeting, the number of shares of common stock present in person or by proxy and voting in favor of the merger proposal is insufficient to approve such proposal, Entegra intends to move to adjourn the annual meeting in order to solicit additional proxies for the approval of the merger proposal. Additionally, in accordance with our bylaws, in the absence of a quorum, the annual meeting may also be adjourned by a vote of a majority of the votes cast on the motion to adjourn.

Except as required by the North Carolina Business Corporation Act, the board is not required to fix a new record date to determine the shareholders entitled to vote at any adjourned annual meeting. At an adjourned annual meeting, any business may be transacted which might have been transacted at the annual meeting. If the board does not fix a new record date, it is not necessary to give any notice of the time and place of the adjourned annual meeting other than an announcement at the annual meeting at which the adjournment is taken, unless the adjournment is for more than four months after the date fixed for the original annual meeting. If a new record date is fixed, notice of the adjourned annual meeting must be given as in the case of the original annual meeting.

Our board recommends that Entegra shareholders vote “FOR” the adjournment proposal.

Proposal No. 3: Director Election Proposal

Our bylaws provide for a board of directors consisting of not less than five nor more than 20 directors, the exact number to be determined by resolution of a majority of our board or by resolution properly adopted by our shareholders at a shareholders’ meeting. Our board has set the number of directors at 11.

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Our articles of incorporation and bylaws provide that, at all times that the total number of directors is fixed at nine or more, the directors shall be divided into three classes, as nearly equal as possible in number as may be, to serve in the first instance for terms of one, two and three years, respectively, from the date each such class of directors takes office or until their earlier death, resignation, retirement, removal or disqualification or until their successors shall be elected and qualify, and thereafter the successors in each class of directors shall be elected for terms of three years or until their earlier death, resignation, retirement, removal, or disqualification or until their successors are duly elected and qualify. As a result, one class of three directors is to be elected at the 2019 annual meeting to serve until the consummation of the mergers or, if the mergers are not completed, for a three-year term until the 2022 annual meeting of shareholders or until their successors are duly elected and qualified. In the event of any increase or decrease in the authorized number of directors, each director then serving as such will nevertheless continue as a director until the expiration of the director’s current term, the director’s earlier death, resignation, disqualification, or removal or until his or her successor is duly elected and qualifies. In the event of the death, resignation, removal, or disqualification of a director during the director’s elected term of office, our board or our shareholders may appoint the director’s successor, who will serve until the next annual shareholders’ meeting at which directors are elected. So long as the number of directors remains nine or more, the successors in each class of directors will be elected for terms of three years each or until their earlier death, resignation, retirement, removal, or disqualification or until their successors are elected and qualify.

Our board has nominated three persons — Ronald D. Beale, R. Matt Dunbar and Roger D. Plemens — for election as directors to serve until the close of the mergers or, if the mergers are not completed, until the 2022 annual meeting of shareholders or until their successors are duly elected and qualified, or until their earlier death, resignation, retirement, or removal. All of the director nominees currently serve as directors of Entegra and Entegra Bank. If all of the director nominees are elected, there will be 11 directors serving on our board following our 2019 annual meeting.

Each nominee has consented to serve as a director of Entegra if elected. If, at the time of the annual meeting, a nominee is unable or unwilling to serve, the discretionary authority provided in the form of proxy will be exercised to vote for such other person for the office of director as may be nominated by our board. Proxies cannot be voted for a greater number of nominees than the number named in this proxy statement. Our board has no reason to believe that any of the nominees named will be unable to serve if elected to office.

Each of the nominees brings special skills and attributes to our board through a variety of levels of education, business experience, director experience, banking experience, philanthropic interests, and community involvement.

Our board recommends that shareholders vote “FOR” the election of Ronald D. Beale, R. Matt Dunbar, and Roger D. Plemens as directors.

Please see “Proposal No. 3: Director Election Proposal” beginning on page [-] of this proxy statement for a more detailed discussion of our board’s recommendation regarding the election of directors.

Proposal No. 4: Auditor Ratification Proposal

Dixon Hughes Goodman LLP, Entegra’s independent registered public accounting firm for the fiscal year ended December 31, 2018, has been appointed by the Audit Committee of our board as Entegra’s independent registered public accounting firm for the period from January 1, 2019 until the consummation of the mergers or, if the mergers are not consummated, until December 31, 2019. Our shareholders are being asked to ratify this appointment. Fees charged by this firm are at rates and upon terms that are customarily charged by other independent registered public accounting firms. A representative of the firm will be present at the annual meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

Our board recommends that shareholders vote for the ratification of the appointment of Dixon Hughes Goodman LLP as Entegra’s independent registered public accounting firm for 2019.

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PROPOSAL NO. 1: THE MERGERS; AND
PROPOSAL NO. 2: ADJOURNMENT

The following is a summary discussion of certain information about the mergers. This summary is subject to and qualified in its entirety by reference to the terms of the merger agreement attached as Appendix A to this proxy statement. This summary does not purport to be complete and may not contain all of the information about the mergers that is important to you. We urge you to read carefully this entire proxy statement, including the merger agreement attached as Appendix A, for a more complete understanding of the mergers. In addition, we incorporate important business and financial information about Entegra into this proxy statement by reference. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where You Can Find Additional Information” beginning on page [●].

Explanatory Note Regarding the Merger Agreement

The merger agreement is described in this proxy statement, and a copy of it is included as Appendix A to this proxy statement, to provide you with important information regarding the merger and the bank merger. Factual disclosures about First Citizens and Entegra contained in this proxy statement or in the public reports filed with the SEC may supplement, update or modify the factual disclosures and representations about First Citizens and Entegra contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by First Citizens and Entegra are qualified by and subject to important limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to complete the merger if the representations and warranties of the other party prove to be untrue, whether due to a change in circumstances or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders or reports and documents filed with the SEC and in some cases are qualified by disclosures that were made by each party to the other, which disclosures were reflected in schedules to the merger agreement that have not been described or included in this proxy statement, including Appendix A. Further, information concerning the subject matter of the representations and warranties in the merger agreement, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Structure and Certain Terms of the Mergers

Each of the board of directors of Entegra, the joint executive committee of the board of directors of First Citizens and First Citizens Bank, and the board of directors of Merger Sub has adopted the merger agreement and approved the transactions contemplated thereby. The merger agreement provides for the merger of Merger Sub with and into Entegra, with Entegra to be the surviving corporation. Entegra, as the surviving entity of the merger, will as soon as reasonably practicable following the merger, and as part of a single integrated transaction, merge with and into First Citizens Bank, with First Citizens Bank to be the surviving entity. At the effective time of the second step merger, the separate corporate existence of Entegra will cease. Immediately following the completion of the second step merger, Entegra Bank will merge with and into First Citizens Bank, with First Citizens Bank to be the banking corporation to survive this bank merger. At the effective time of the bank merger, the separate corporate existence of Entegra Bank will cease.

At the effective time of the merger, each share of Entegra common stock issued and outstanding immediately prior to the merger (except for specified shares of Entegra common stock held by Entegra or First Citizens or their subsidiaries) will be automatically canceled and converted into the right to receive $30.18 in cash. For a discussion of how outstanding awards under Entegra’s equity incentive plan(s) will be treated in the merger, see “The Merger Agreement—Treatment of Entegra Equity Awards” beginning on page [-].

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See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the mergers, including information about conditions to the completion of the mergers and provisions for terminating or amending the merger agreement.

Subject to the satisfaction or waiver of the closing conditions set out in the merger agreement, First Citizens and Entegra expect to complete the mergers during the second half of 2019.

Background of the Merger

As part of its ongoing efforts to enhance shareholder value, the board and senior management of Entegra regularly reviews, considers, and evaluates the company’s strategic direction, business objectives, and long-term prospects. The board and senior management of Entegra routinely reviews and assesses various strategic alternatives, including growth strategies (organic growth, growth via merger, and growth via acquisitions), capital planning, and potential earnings improvement through revenue increases, expense reductions, and strategic mergers. The board and senior management of Entegra also routinely review and assess the state of the banking industry generally (including its impact on the company’s respective banking subsidiary), including the economic, interest rate, and regulatory environment; the competitive landscape for community banks; public trading prices of bank stocks; and bank merger and acquisition activity and valuations. From time to time, the board and senior management of Entegra have considered and discussed potential benefits available via acquisitions of smaller banks or a merger with a similarly sized financial institution, including economies of scale, geographic distribution of risk, and shareholder value creation.

In recent years, in addition to pursuing organic loan and deposit growth and implementing its capital planning strategies, Entegra, with the assistance of outside advisors, has from time to time evaluated the community bank merger and acquisition market and potential merger partners and acquisition candidates. The board and senior management of Entegra have from time to time had discussions with investment bankers and other financial institutions in an effort to remain knowledgeable of the current state of the market for business combinations and to gauge the potential interest level and suitability of various financial institutions with respect to a business combination. These contacts have occurred through both formal and informal meetings, including at investor conferences, banking industry conferences, and social settings. As part of and in furtherance of its strategic plan, Entegra has completed two whole bank acquisition transactions and two branch acquisition transactions in the last four years.

In May 2018, two investment banks contacted Entegra to see whether Entegra might have interest in a merger-of-equals transaction with SmartFinancial, Inc. (which we refer to as “SmartFinancial”). The second of these two contacts came from BSP Securities, LLC, a wholly owned subsidiary of Banks Street Partners, LLC (which we refer to as “Banks Street”); the first came from another investment banking firm (which we refer to as “Banker A”). David A. Bright, Entegra’s Chief Financial Officer, contacted Sandler O’Neill, who had represented Entegra on several prior transactions, to ask Sandler O’Neill to provide certain financial information regarding a potential combination of Entegra and SmartFinancial. A representative of Sandler O’Neill discussed SmartFinancial with Mr. Bright and also provided preliminary information regarding a potential transaction between Entegra and SmartFinancial in early June 2018. Mr. Bright discussed these calls with Roger D. Plemens, Entegra’s President and Chief Executive Officer. Following telephone introductions to SmartFinancial, Miller Welborn, SmartFinancial’s Chairman, briefly met with Messrs. Plemens and Bright on June 7, 2018 in Franklin, North Carolina to discuss the possibility of a merger-of-equals transaction.

In June 2018, SmartFinancial management met with a representative from Banks Street, in Knoxville, Tennessee. Entegra management informed the board of SmartFinancial’s interest at a board meeting on June 28, 2018.

On July 10, 2018, Banks Street met with Entegra management in Franklin, North Carolina to discuss the idea of a potential merger-of-equals with SmartFinancial and discuss its potential merits. On July 17, 2018, Messrs. Plemens, Bright, and Ryan Scaggs, Entegra’s Chief Operating Officer, met with Entegra’s Executive Committee to inform the committee about the discussions with SmartFinancial.

In August 2018, Entegra and SmartFinancial representatives met or spoke telephonically several times to discuss further the idea of a potential merger-of-equals. On August 29, 2018, SmartFinancial and Entegra executed a mutual confidentiality agreement.

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In early September 2018, Mr. Welborn met with the board in Franklin, North Carolina to introduce SmartFinancial to the board and discuss with the board the potential for a merger-of-equals transaction.

In mid-September 2018, Banker A arranged a dinner between Entegra management and a potential merger-of-equals partner (which we refer to as “Bank B”). In early October 2018, Banker A arranged a meeting between Entegra management and a third potential merger-of-equals partner (which we refer to as “Bank C”). Neither Bank B nor Bank C was interested in pursuing further discussions with Entegra (in one case because of geography issues and in the other because of differences in the parties’ respective business models). No confidentiality, standstill, or other similar agreement was entered into by Entegra with Bank B or Bank C.

On October 25, 2018, the board and senior management of Entegra convened for a planning session in Asheville, North Carolina, to discuss Entegra’s strategic plan and its footprint, how it compared to other similar banks, how its stock had performed, and various other matters. Among other things, the board also discussed whether Entegra shareholder value would be enhanced by changing the strategic plan to provide for a merger-of-equals with SmartFinancial relative to what Entegra could achieve on a standalone basis. The board was joined for this part of the meeting by representatives of Sander O’Neill and Hunton Andrews Kurth. A representative of Sandler O’Neill led a discussion with the board regarding potential merger-of-equals partners and their financial characteristics, potential buyers and their financial characteristics, and potential merger targets and their financial characteristics. The Sandler O’Neill representative discussed Entegra’s stand-alone projections, the net present value of Entegra common stock based on a variety of variables, and the relative contributions to a combined entity of SmartFinancial and Entegra. The Sandler O’Neill representative also provided an initial overview of what a pro forma merged company might look like. Representatives from Hunton Andrews Kurth reviewed with the board its fiduciary duties in connection with its consideration of a business combination transaction and other strategic alternatives.

On November 13, 2018, following an in-person presentation from SmartFinancial management to the board, the board met to discuss the proposed transaction and authorized Entegra management to continue discussions with SmartFinancial.

On November 20, 2018, SmartFinancial submitted to Entegra a non-binding indication of interest outlining the proposed terms of a potential merger-of-equals transaction between SmartFinancial and Entegra and included other provisions common for a merger-of-equals transaction. This indication of interest contemplated an all-stock transaction using a fixed exchange ratio of 1.215 shares of SmartFinancial common stock for each share of Entegra common stock. The indication of interest also included a proposed exclusivity agreement.

On November 26, 2018, Hunton Andrews Kurth provided comments to counsel to SmartFinancial on a proposed draft of a non-binding indication of interest which comments provided for, among other things, SmartFinancial to continue to pursue following the closing of any proposed transaction certain tax-related claims of Entegra, with any recovery (net of out of pocket costs) to be paid to legacy Entegra shareholders and noted that the final exchange ratio remained subject to further discussion. Hunton Andrews Kurth also reviewed the exclusivity agreement which imposed on SmartFinancial substantially the same obligations as had previously been requested by SmartFinancial from Entegra.

On November 29, 2018, the board and senior management of Entegra convened in Franklin, North Carolina for Entegra’s regular monthly board meeting. Representatives of Sandler O’Neill and Hunton Andrews Kurth attended the meeting in person at the invitation of the board to discuss the latest version of SmartFinancial’s indication of interest. Representatives of Sandler O’Neill discussed the financial performance of both Entegra and SmartFinancial and provided preliminary pro forma financial information for a combination of the two. Hunton Andrews Kurth provided a detailed description of the significant terms of the latest version of the indication of interest that had been received from SmartFinancial. That version continued to provide for a fixed exchange ratio of 1.215 SmartFinancial shares for each Entegra share, permitted Entegra to make a special dividend should it obtain a recovery on certain tax-related claims prior to the merger (but provided for no commitments post-merger) and provided that each of the parties would make substantially the same representations, warranties, and covenants to the other. Hunton Andrews Kurth also provided a description of the directors’ fiduciary duties. Following discussion, the board of Entegra authorized for convenience the formation of a Transaction Committee (which we refer to as the “Transaction Committee”) composed of Messrs. Garner and Jones, Dr. Buck and Ms. Mason, all of whom are independent and disinterested directors of the board, to (1) evaluate a potential transaction with SmartFinancial and negotiate the terms of a definitive agreement with respect to such a transaction, (2) direct Entegra’s advisers to take action on its behalf and (3) present the Transaction Committee’s conclusions and recommendations regarding the potential transaction to the board for final approval or other action. The board also directed its representatives to attempt to negotiate certain improvements to SmartFinancial’s most recent offer including the exchange ratio (to 1.23 SmartFinancial shares per Entegra share), treatment of the tax-related claims (add commitment to continue suit post-merger and provide a mechanism for distribution), board composition (five Entegra directors to join SmartFinancial’s board), and a firm commitment to maintain significant operations in Franklin, North Carolina for five years. Following the meeting, representatives of Sandler O’Neill communicated the board’s position to Banks Street.

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On November 30, 2018, after further discussions with Entegra and Entegra’s advisors, SmartFinancial submitted a final non-binding indication of interest and exclusivity agreement to Entegra. This final non-binding indication of interest continued to contemplate a fixed exchange ratio of 1.215 shares of SmartFinancial common stock for each share of Entegra common stock, and provided that SmartFinancial would work with Entegra to devise a mutually-acceptable way to provide the benefit of any recovery associated with the above-referenced Entegra tax-related claims to Entegra’s shareholders. The final non-binding indication of interest also provided that SmartFinancial would make a $1 million contribution to the SmartBank Foundation at closing in Entegra’s honor for purposes of making contributions to charitable organizations in the markets served by Entegra. The revised exclusivity agreement provided that each party would negotiate exclusively with the other until January 31, 2019, subject to certain termination rights.

Later on November 30, 2018, the Transaction Committee met to consider the final non-binding indication of interest. Representatives of Sandler O’Neill participated in the meeting. Following discussion, the Transaction Committee recommended that the board approve the indication of interest and exclusivity agreement. The board then met to consider SmartFinancial’s revised offer and the Transaction Committee’s recommendation. Representatives of Sandler O’Neill participated in the meeting. After such consideration, the board approved Entegra’s execution of the non-binding indication of interest and the exclusivity agreement. SmartFinancial and Entegra subsequently executed the above-described final non-binding indication of interest and binding exclusivity agreement on November 30, 2018.

Over the course of the next several weeks, from approximately December 5, 2018, through approximately January 13, 2019, each of Entegra and SmartFinancial, assisted by their respective legal and financial advisors, conducted a detailed due diligence investigation into, among other things, the business, operations, and legal, regulatory, and financial condition of the other party and its subsidiaries. During this same period, multiple meetings of the parties’ management team members and board members took place.

On December 20, 2018, SmartFinancial’s outside legal counsel sent an initial draft of a merger agreement to Entegra’s outside legal counsel (which we refer to as the “SmartFinancial merger agreement”). Later that same day, the board of Entegra held its regularly scheduled December board meeting. A representative of Sandler O’Neill reviewed with the board the stock price changes for SmartFinancial’s and Entegra’s stock (and for financial stocks more generally) since the November 29 meeting. Sandler O’Neill also provided an update on the financial performance of both Entegra and SmartFinancial, as well as pro forma financial information for a combination of the two, which had previously been discussed with the board at the November 29, 2018 meeting.

On December 25, 2018, Hunton Andrews Kurth provided to the Transaction Committee a revised draft of the SmartFinancial merger agreement. On December 27, 2018, the Transaction Committee held a meeting with Hunton Andrews Kurth and Sandler O’Neill to discuss the revised draft and next steps. Mr. Plemens joined this meeting at the Transaction Committee’s request. The Transaction Committee discussed a variety of issues, including the exchange ratio, the treatment of the tax-related claim, the break-up fee and the termination provisions. There was then a further discussion of the changes in SmartFinancial’s stock price and whether there were any indications of changes in the fundamentals of its business. Following a discussion of the SmartFinancial merger agreement and the changes proposed to be made, the Transaction Committee directed Hunton Andrews Kurth to provide the revised draft to SmartFinancial’s counsel. On December 28, 2018, Hunton Andrews Kurth sent a revised draft of the SmartFinancial merger agreement to SmartFinancial’s outside legal counsel. Subsequently, SmartFinancial and Entegra, with the assistance of their respective legal and financial advisors, negotiated the terms of the SmartFinancial merger agreement.

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On January 8, 2019, the Transaction Committee held another telephonic meeting with Mr. Plemens, Hunton Andrews Kurth and Sandler O’Neill to discuss the SmartFinancial merger agreement and next steps. The Transaction Committee again discussed a variety of issues, including the exchange ratio, the treatment of the tax-related claim, the break-up fee, and the termination provisions. Following a discussion of the SmartFinancial merger agreement, there was a discussion of the status of due diligence. There was then a further discussion of the changes in SmartFinancial’s stock price.

On January 11, 2019, Mr. Plemens, received by email an unsolicited, signed letter of intent from another bank in the southern United States (which we refer to as “Bank D”). The new offer was conveyed by Banker A. Bank D proposed a merger-of-equals transaction that was similar to the SmartFinancial transaction. This was the first contact between Entegra and Bank D (or any of Bank D’s representatives) about any possible transaction. Bank D proposed to issue its common stock to Entegra shareholders in a merger-of-equals transaction with an estimated implied value of $25.00 per share of Entegra common stock based upon an average of the closing price of Bank D’s common stock and was subject to a 60-day due diligence review period. The board met on the afternoon of January 11, 2019 to discuss Bank D’s offer. Sandler O’Neill and Hunton Andrews Kurth joined by invitation. Mr. Plemens reported to the board the receipt of the offer from Bank D. He then summarized the terms being offered. The board discussed the terms of the new offer and, in particular, the nominal pro forma incremental price per share and the need for diligence on both sides of this transaction. The board also discussed certain potential geographic issues in connection with a possible merger with Bank D. Following extensive discussion, the board determined that a further meeting of the board was warranted to discuss Bank D’s offer, which meeting was then scheduled for January 13, 2019. In addition, the board directed that the offer from Bank D be communicated to SmartFinancial.

Immediately following the board meeting, the Transaction Committee held a telephonic meeting in which Mr. Plemens, Sandler O’Neill, and Hunton Andrews Kurth participated. Entegra’s advisors discussed with the Transaction Committee the progress that appeared to have been made with respect to some of the ancillary agreements (most notably with respect to use of contingent value rights, which SmartFinancial had just agreed to in principle).

The board reconvened on January 13, 2019, to discuss further the offer from Bank D. Representatives of Sandler O’Neill and Hunton Andrews Kurth also participated. Following discussion, the board determined that due diligence and completion of the negotiation of a merger agreement with SmartFinancial should move forward and that Entegra would not respond to Bank D’s inquiry in light of the fact that (1) substantial progress had been made with SmartFinancial in terms of negotiating various agreements and the parties were close to concluding those negotiations, (2) due diligence by both companies was nearly complete, (3) Entegra was required by the exclusivity agreement to negotiate exclusively with SmartFinancial and therefore was prohibited from opening discussions with Bank D regarding any kind of transaction before January 31, 2019, (4) it would likely take a substantial period of time for each of Entegra and Bank D to be confident that the other was an appropriate merger partner with significant prospects for success, (5) it might be difficult to achieve the same level of synergies or cost savings as the SmartFinancial transaction, and (6) under the terms of the proposed merger agreement with SmartFinancial, Entegra could have the opportunity to explore a transaction with Bank D if Bank D submitted an acquisition proposal that was reasonably likely to lead to a superior proposal as defined in the SmartFinancial merger agreement.

Between January 13 and 15, 2019, counsel to SmartFinancial and counsel to Entegra worked to finalize all documents and agreements.

On January 15, 2019, the board convened for a special meeting to discuss the proposed merger-of-equals with SmartFinancial. This meeting was also attended by members of the senior management of Entegra and Entegra Bank and representatives from Sandler O’Neill and Hunton Andrews Kurth. At this meeting, Hunton Andrews Kurth provided a detailed description of the SmartFinancial merger agreement and the other relevant documents. There were also discussions of, among other things, the regulatory conditions to closing and the reasons for the merger. Mr. Plemens described the terms of employment being offered by SmartFinancial to him (as president for the Carolinas), Mr. Bright (as chief financial officer for the combined company) and Mr. Scaggs (as chief operating officer for the combined company). The representative of Sandler O’Neill then summarized and described Sandler O’Neill’s financial analyses. Management of Entegra and Hunton Andrews Kurth then described the results of the reverse diligence process.

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Following extensive discussion by the board, the Transaction Committee convened and voted unanimously to recommend the merger transaction with SmartFinancial to the full boards of Entegra and Entegra Bank. The Transaction Committee then adjourned and the Entegra and Entegra Bank boards of directors reconvened. After considering the proposed terms of the SmartFinancial merger agreement and the mergers contemplated thereby and the various presentations made by Entegra management, Sandler O’Neill, and Hunton Andrews Kurth, and taking into consideration the recommendation of the Transaction Committee, the matters discussed during the meeting and prior meetings of the board, the board (1) determined that the SmartFinancial merger agreement and the transactions contemplated by the SmartFinancial merger agreement were advisable and in the best interests of Entegra and its shareholders, (2) adopted and approved the SmartFinancial merger agreement, and (3) resolved to recommend to Entegra’s shareholders that they approve the merger of a subsidiary of SmartFinancial with and into Entegra and the other transactions contemplated pursuant to the SmartFinancial merger agreement. The Entegra Bank board of directors likewise approved the merger of Entegra Bank with SmartBank, a subsidiary of SmartFinancial. All but one of the directors of Entegra and Entegra Bank voted in favor of these approval resolutions. Director Burrell voted no.

Prior to concluding the board meeting, Mr. Plemens described to the board an improved offer from Bank D received by email (with consideration worth approximately $25.75 per share). Following further discussion regarding Bank D, and for the reasons discussed at the January 11 and 13, 2019 board meetings, the board determined not to alter its decision to proceed with the SmartFinancial transaction.

On January 15, 2019, the SmartFinancial board of directors also convened for a special meeting and approved the merger with Entegra.

On January 15, 2019, following the conclusion of the SmartFinancial and Entegra board meetings on that same day discussed above, SmartFinancial, CT Merger Sub, Inc., and Entegra executed the SmartFinancial merger agreement; SmartFinancial and the SmartFinancial and SmartBank directors and executive officers and Entegra and the Entegra directors and executive officers executed the SmartFinancial voting agreements; SmartFinancial, SmartBank, and Mr. Bright executed Mr. Bright’s employment agreement; SmartFinancial, SmartBank, and Mr. Scaggs executed Mr. Scaggs’ employment agreement; SmartBank and Mr. Plemens executed Mr. Plemens’ employment agreement; and SmartBank and Entegra Bank executed the SmartFinancial bank merger agreement. Each of these employment agreements would not take effect until the merger with SmartFinancial was consummated.

SmartFinancial and Entegra issued a joint press release on the evening of January 15, 2019, announcing the execution of the SmartFinancial merger agreement and the parties each filed a Form 8-K on January 16, 2019, attaching a copy of the press release, the SmartFinancial merger agreement, and an investor presentation. The parties also held an investor call on January 16, 2019. Following such announcement, the two companies moved forward with preparing a Form S-4 joint proxy/registration statement for purposes of obtaining shareholder approvals, planned for their respective shareholder meetings, and prepared applications for regulatory approvals.

On March 1, 2019, Mr. Plemens received by email an unsolicited, signed indication of interest letter from First Citizens. First Citizens proposed a merger transaction with an offer of $30.00 per share in cash. This was the first contact between Entegra and First Citizens about any possible transaction. The Transaction Committee was notified of the First Citizens offer on March 2, 2019, and the committee convened on the afternoon of March 3, 2019. Representatives of Sandler O’Neill and Hunton Andrews Kurth joined by invitation. Mr. Jones summarized the terms being offered. The Transaction Committee discussed the terms of the new offer and, in particular, the per share merger consideration, the need for due diligence on both sides of this transaction, the need to clarify which party would be responsible for payment of the termination fee that would be owed to SmartFinancial if there were a termination of the SmartFinancial merger agreement, and other information needed for the board to determine whether the offer was reasonably likely to lead to a proposal that was superior to the SmartFinancial transaction. Entegra sought and obtained SmartFinancial’s consent to the sending of a letter to First Citizens, and on March 5, 2019, Entegra sent a letter to First Citizens requesting additional information with respect to its proposal and requesting that First Citizens provide a draft merger agreement based on the SmartFinancial merger agreement.

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The board met on March 6, 2019 to discuss First Citizens’ indication of interest. Representatives of Sandler O’Neill and Hunton Andrews Kurth joined by invitation. Hunton Andrews Kurth reviewed its prior discussions with the board regarding the terms of the SmartFinancial merger agreement as it related to competing offers and the board’s fiduciary duties. The representative of Sandler O’Neill described to the board the financial aspects of First Citizens’ offer and its capacity to pay. On March 7, 2019, Entegra received a second letter from First Citizens containing additional information with respect to its proposal, including an offer to provide either cash consideration of $30.00 per share or stock consideration of First Citizens Class A common stock at a purchase price of $29.00 per share, at Entegra’s option. First Citizens also included a copy of its standard due diligence request list and noted that it anticipated it could conclude due diligence within two weeks of being provided the requested materials. On the evening of March 7, 2019, the Transaction Committee met to discuss the most recent letter received from First Citizens and a proposed response to obtain further information to be able to evaluate the proposal. With SmartFinancial’s consent, on March 12, 2019, Entegra sent a second response letter to First Citizens requesting additional information and again requesting that First Citizens provide a draft merger agreement.

On March 13, 2019, First Citizens responded to the questions posed in Entegra’s March 12 letter and promised to provide drafts of both cash and stock versions of its proposed merger agreements. The board met on March 14, 2019 to further discuss the First Citizens proposal and response. Messrs. Bright and Scaggs and representatives of Hunton Andrews Kurth and Sandler O’Neill attended the meeting by invitation. The board received further information from Hunton Andrews Kurth and Sandler O’Neill regarding the status of the correspondence between Entegra and First Citizens, the board’s fiduciary duties and the financial and other aspects of First Citizens’ offer.

On March 19, 2019, Entegra received a fourth letter from First Citizens enclosing alternative forms of a proposed merger agreement reflecting an all-cash merger and an all-stock merger. Additionally, First Citizens confirmed that it would pay the $6,400,000 termination fee that Entegra would owe to SmartFinancial in the event of termination of the SmartFinancial merger agreement to enter into a definitive agreement with First Citizens. On March 19, 2019, Sandler O’Neill’s Atlanta office received an unsolicited call from Banker A indicating that a client (which we refer to as “Bank E”) was contemplating a possible transaction with Entegra. On March 20, 2019, Entegra management was informed of the expression of interest received.

The board met on March 22, 2019, to discuss the First Citizens proposal, including the terms of its draft merger agreements, compared to the SmartFinancial transaction. Messrs. Bright and Scaggs and representatives of Hunton Andrews Kurth and Sandler O’Neill attended the meeting. Sandler O’Neill informed the board of the approach made by Banker A on behalf of Bank E. After consulting with representatives of Sandler O’Neill and Hunton Andrews Kurth and considering such other matters as the board deemed to be necessary or appropriate, the board decided to focus on the higher priced cash offer from First Citizens because of the greater certainty (and higher price) offered for the cash deal and because of First Citizens’ dual class stock structure. The board then determined in good faith that the First Citizens indication of interest was reasonably likely to result in a superior proposal. Under the terms of the SmartFinancial merger agreement, this determination by the board allowed Entegra to furnish information to First Citizens and participate in discussions or negotiations with respect to the acquisition proposal without breaching the terms of the SmartFinancial merger agreement. On March 23, 2019, pursuant to the SmartFinancial merger agreement, Entegra provided SmartFinancial with 48 hours’ prior written notice of the board’s determination, so Entegra could begin negotiating with First Citizens, subject to entry into a confidentiality agreement. On March 27, 2019, Entegra and First Citizens entered into a confidentiality agreement, and on March 28, 2019, First Citizens was provided with access to an electronic data room to begin conducting due diligence on Entegra.

The board met on March 28, 2019, for a regularly scheduled meeting. Messrs. Bright, Scaggs, and Umberger, Ms. Laura Clark, and Mr. Bobby Sanders attended the meeting. Representatives of Hunton Andrews Kurth and Sandler O’Neill attended for a portion of the meeting, during which Hunton Andrews Kurth provided an update on the status of negotiations with First Citizens. The board discussed various strategic issues, including when and whether to attempt to negotiate an increase in the price per share.

On or about March 29, 2019, one of Bank E’s officers contacted Mr. Bright to inform Entegra that Bank E remained interested in a possible transaction with Entegra and intended to make an unsolicited offer to that effect within the next few days. On or about April 3, 2019, however, Banker A called Mr. Bright and informed him that Bank E would not be making an offer to acquire Entegra because of difficulties meeting First Citizens’ price and concerns about a competitive bidding situation.

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From March 28 to April 17, 2019, Hunton Andrews Kurth – with direction from management and the Transaction Committee – negotiated the terms of the merger agreement with First Citizens’ counsel and participated in due diligence and reverse due diligence. On April 2, 2019, Entegra’s counsel informed First Citizens’ counsel of the settlement of a pending litigation matter and discussed an increase in the offering price as a result. On April 3, 2019, Messrs. Plemens and Jones met with the Chairman of First Citizens to discuss the merger. The Transaction Committee met on April 4, 2019, to discuss the status of due diligence being conducted by First Citizens and the negotiation of the merger agreement with First Citizens. Messrs. Bright and Scaggs and representatives of Hunton Andrews Kurth and Sandler O’Neill attended by invitation. A proposed redraft of the merger agreement had been prepared by Hunton Andrews Kurth and provided to the Transaction Committee in advance of this meeting. The Transaction Committee reviewed the revised draft, discussed it with Hunton Andrews Kurth, and authorized Hunton Andrews Kurth to share it with First Citizens, which Hunton Andrews Kurth did. Among other things, the revised proposed draft imposed more significant obligations on First Citizens related to obtaining regulatory approvals, added certain representations, and made various changes to the termination provisions.

On April 8, 2019, counsel to First Citizens provided a further updated version of the merger agreement. First Citizens removed from the merger agreement the provision that permitted Entegra to pay a cash dividend to its shareholders in the amount of the net after tax proceeds of any settlement of the pending litigation (and related provisions), and increased the cash merger consideration by $0.18 per share (representing the net after tax value of such settlement). The Transaction Committee met again on April 11, 2019, to discuss the status of negotiations of the merger agreement with First Citizens, including the merger consideration and the termination fee provisions. The Transaction Committee discussed the incorporation of a reverse termination fee provision in the amount of $11.2 million to provide an additional incentive for First Citizens to obtain the necessary regulatory approvals for the merger. The Transaction Committee also discussed employee retention. Following the meeting, Hunton Andrews Kurth further revised the merger agreement and provided a revised draft to First Citizens’ counsel on April 16, 2019. Counsel to both parties held further telephonic discussions to resolve the final issues.

On April 17, 2019, the board convened a special meeting to take preliminary corporate action necessary to change the board’s recommendation to Entegra shareholders with regards to the SmartFinancial merger agreement. Representatives from Sandler O’Neill and Hunton Andrews Kurth attended by invitation. The board considered the proposed terms of the latest version of the merger agreement proposed by First Citizens, including the merger consideration. A representative of Sandler O’Neill explained, based on a conversation also involving Mr. Bright and representatives of First Citizens on April 17, 2019 that First Citizens was unwilling to increase its price beyond the $30.18 per share already proposed. Representatives from Hunton Andrews Kurth provided updates on the merger agreement negotiations with First Citizens, including termination fee provisions (including that First Citizens agreed to an $8.8 million reverse termination fee and was unwilling to further increase such fee) and regulatory approval obligations. After deliberation, the board unanimously determined in good faith that the acquisition proposal from First Citizens constituted a superior proposal (as defined in the SmartFinancial merger agreement) to the proposed merger with SmartFinancial. On April 18, 2019, in accordance with the terms of the SmartFinancial merger agreement, Entegra notified SmartFinancial of the Entegra board’s determination that the merger agreement constituted a superior proposal and that the Entegra board intended to make a change in its recommendation to shareholders and to terminate the SmartFinancial merger agreement five business days later (as permitted by the SmartFinancial merger agreement). On April 22, 2019, SmartFinancial indicated its intention not to increase its offer price or otherwise modify the terms of the SmartFinancial merger agreement and agreed to waive the five business days advance notice requirement for termination under the SmartFinancial merger agreement.

On April 23, 2019, the board convened for a special meeting to discuss the proposed merger with First Citizens. This meeting was also attended by members of the senior management of Entegra and Entegra Bank and representatives from Sandler O’Neill and Hunton Andrews Kurth. In advance of this meeting, Entegra board members were provided with a written consent from the Transaction Committee recommending that the board approve the merger, written information prepared by Entegra management, Sandler O’Neill, and Hunton Andrews Kurth with respect to the financial terms of the merger, Sandler O’Neill’s financial analyses of the transaction, drafts of the merger agreement and bank merger agreement and related ancillary agreements, and a description of the reasons for the merger. At this meeting, Hunton Andrews Kurth provided a description of the principal terms of the merger agreement and the other relevant documents. There were also discussions of the regulatory conditions to closing and the reasons for the merger. A representative of Sandler O’Neill then summarized and described Sandler O’Neill’s financial analyses and rendered Sandler O’Neill’s oral opinion, which was subsequently confirmed in writing, to the effect that, as of April 23, 2019 and based upon and subject to the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken as described therein, the merger consideration was fair, from a financial point of view, to the holders of Entegra common stock.

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After considering the proposed terms of the merger agreement and the mergers and the various presentations made by Entegra management, Sandler O’Neill, and Hunton Andrews Kurth, and taking into consideration the recommendation of the Transaction Committee, the matters discussed during the meeting and prior meetings of the board, including consideration of the factors, the board (1) determined that it was advisable and in the best interests of Entegra and its shareholders to terminate the SmartFinancial merger agreement, (2) approved and adopted the merger agreement with the FC Parties and the transactions contemplated thereby, and (3) resolved to recommend to Entegra’s shareholders that they approve the merger agreement with the FC Parties and the transactions contemplated thereby. The Entegra Bank board of directors likewise approved the merger of Entegra Bank with First Citizens Bank. All but one of the ten directors of Entegra and Entegra Bank present at the meeting voted in favor of these approval resolutions. Director Burrell voted no.

On April 23, 2019, following the conclusion of the board meeting on that same day discussed above, Entegra terminated the SmartFinancial merger agreement and executed the merger agreement with the FC Parties; First Citizens and certain of the Entegra directors and executive officers executed the voting agreements; and First Citizens Bank and Entegra Bank executed the bank merger agreement. On behalf of Entegra, First Citizens wired payment of the $6.4 million termination fee to SmartFinancial, which was payable under the terms of the SmartFinancial merger agreement, and Entegra delivered a notice of termination to SmartFinancial, terminating the SmartFinancial merger agreement effective as of April 23, 2019. First Citizens and Entegra issued a joint press release the morning of April 24, 2019, announcing the execution of the merger agreement.

Following such announcement, Entegra moved forward with preparing a proxy statement for purposes of obtaining shareholder approval and planned for its shareholder meetings, and First Citizens prepared applications for regulatory approvals.

Entegra’s Reasons for the Merger; Recommendation of the Entegra Board of Directors

In evaluating the merger agreement, the Entegra Transaction Committee and the board consulted with Entegra’s management, Entegra’s outside legal counsel, Hunton Andrews Kurth, and Entegra’s financial advisor, Sandler O’Neill. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and to recommend that Entegra’s shareholders approve the merger agreement, the board consulted with Entegra management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors which the board viewed as supporting its decisions:

•	the merger consideration of $30.18 per share in cash, the ability of First Citizens, First Citizens Bank, and Merger Sub (collectively, the “FC Parties”) to pay such amounts, and the view of the Board that this represents the highest price that the FC Parties are willing to pay;
•	the current and historical trading prices of Entegra common shares;
•	that the merger consideration of $30.18 per share in cash from the FC Parties represents a premium of approximately 35% over the $22.37 implied value per Entegra common share of the consideration under the SmartFinancial transaction based on the closing price of SmartFinancial on January 14, 2019 (i.e., the closing price before the execution of the SmartFinancial merger agreement);
•	that the merger consideration of $30.18 per share in cash from the FC Parties was an arm’s-length negotiated price and represents a premium of approximately 25% over the $24.09 implied value per Entegra common share of the consideration under the SmartFinancial transaction based on the closing price of SmartFinancial on April 18, 2019;
•	that Entegra had previously entered into the SmartFinancial merger agreement and filed a Form 8-K publicly announcing that transaction and, despite the public disclosures of the SmartFinancial transaction, no party other than the FC Parties expressed interest in acquiring Entegra after the announcement of the SmartFinancial transaction;
•	that SmartFinancial advised that it was not willing to increase the merger consideration beyond that reflected in the SmartFinancial merger agreement;
•	that First Citizens is paying, on Entegra’s behalf, the $6.4 million termination fee due to SmartFinancial upon the termination of the SmartFinancial merger agreement, and that Entegra must reimburse this fee to First Citizens only under limited circumstances;
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•	the financial analyses of Sandler O’Neill and the opinion of Sandler O’Neill rendered to the board to the effect that, as of April 23, 2019 and based upon and subject to the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken as described therein, the merger consideration to be paid to the holders of outstanding Entegra common stock pursuant to the merger agreement was fair from a financial point of view to such holders;
•	the belief of the board that Entegra’s smaller size and smaller financial and managerial resources make Entegra susceptible to another economic downturn and other issues including interest rates, exposure to movements of the yield curve, competitive challenges, and regulatory changes;
•	the recommendation of Entegra’s management in favor of the mergers, considered in light of the benefits to be received by them in connection with the mergers;
•	the view of Entegra’s board as to the likelihood that the mergers will be completed on a timely basis based on, among other things, First Citizen’s obligation to make such divestitures as are necessary to obtain regulatory approvals and the limited closing conditions contained in the merger agreement;
•	the terms and conditions of the merger agreement, which were reviewed by the board with management and its legal and financial advisors, and the fact that such terms were the product of arm’s-length negotiations between the parties;
•	that Entegra is entitled to specific performance of First Citizen’s obligations under the merger agreement and is also entitled to a reverse termination fee of $8.8 million in certain circumstances;
•	Entegra’s ability under the merger agreement, in response to unsolicited acquisition proposals, to furnish information to, and conduct negotiations with, third parties in circumstances similar to those that permitted it to enter into discussions with First Citizens;
•	Entegra’s ability to terminate the merger agreement, under certain circumstances, in order to enter into a definitive agreement providing for the implementation of a superior proposal by a third party if the board determines in good faith, after consultation with financial advisors and outside legal counsel, taking into account any changes to the merger agreement proposed in writing by First Citizens, that the third party’s superior proposal continues to constitute a superior proposal, upon payment of a termination fee of $8 million; and
•	that the merger would be subject to the approval of Entegra’s shareholders, and Entegra’s shareholders would be free to reject the merger by voting against the merger for any reason, including if a higher offer were to be made prior to the shareholders’ meeting (although Entegra may be required to pay a $6.4 million or $8 million termination fee under certain limited circumstances).

The Entegra Transaction Committee and the board also considered the following potentially negative factors in its consideration of the mergers, the merger agreement and the other transactions contemplated by the merger agreement:

•	the possibility that the mergers may not be completed, or that completion of the mergers may be unduly delayed;
•	that Entegra’s shareholders are receiving only cash consideration and will have no opportunity to benefit from the combination of Entegra and First Citizens;
•	that no appraisal rights are available to Entegra’s shareholders under North Carolina law;
•	the regulatory approvals required to complete the mergers and the potential length of the regulatory approval process;
•	the time, attention, and effort required from Entegra management and employees, and the possibility of Entegra employee attrition, during the period prior to the completion of the mergers and the potential effect of the announcement of the mergers on Entegra’s business and relationships with customers, service providers, and other stakeholders, whether or not the mergers are completed;
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•	the requirement in the merger agreement that Entegra conduct its business in the ordinary course and the other restrictions on the conduct of Entegra’s and Entegra Bank’s business prior to completion of the mergers, which may delay or prevent Entegra or Entegra Bank from undertaking business opportunities that may arise pending completion of the mergers;
•	the possibility that certain provisions of the merger agreement prohibiting Entegra from soliciting, and limiting its ability to respond to, proposals for alternative transactions, and requiring the payment of a termination fee, could have the effect of discouraging an alternative proposal;
•	the transaction costs and expenses that will be incurred in connection with the mergers;
•	the possible effects of the pendency or consummation of the transactions contemplated by the merger agreement, including any suit, action, or proceeding initiated in respect of the mergers;
•	that under certain circumstances, Entegra will have to reimburse the FC Parties for their payment of the termination fee under the SmartFinancial merger agreement; and
•	the interests that certain officers and directors of Entegra have in the mergers.

The foregoing discussion of information and factors considered by the Entegra Transaction Committee and the board is not intended to be exhaustive. In light of the variety of factors considered in connection with their evaluation of the merger agreement and the transactions contemplated thereby, the Entegra Transaction Committee and the board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the Entegra Transaction Committee and the board applied his or her own personal business judgment to the process and may have given different weight to different factors than other members gave to such factors. The board collectively made its determinations and recommendations based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that it is advisable and in the best interests of Entegra and its shareholders to enter into the merger agreement and to consummate the transactions contemplated thereby, including the mergers.

It should be noted that this discussion of the Entegra Transaction Committee’s and the board’s reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

For the reasons set forth above, the board determined that that it was advisable and in the best interests of Entegra and its shareholders to enter into the merger agreement and to consummate the transactions contemplated thereby, including the mergers, and approved and adopted the merger agreement and the transactions contemplated thereby. The board recommends that our shareholders vote “FOR” approval of the merger agreement proposal and “FOR” approval of the adjournment proposal.

Opinion of Entegra’s Financial Advisor

Entegra retained Sandler O’Neill to act as financial advisor to the board in connection with Entegra’s consideration of a possible business combination. Entegra selected Sandler O’Neill as its financial advisor because Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

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Sandler O’Neill acted as financial advisor to Entegra in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the April 23, 2019 meeting at which the board considered the merger and the merger agreement, Sandler O’Neill delivered to the board its oral opinion, which was subsequently confirmed in writing on April 23, 2019, to the effect that, as of such date, the merger consideration was fair to the holders of Entegra common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix B to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of common stock are urged to read the entire opinion carefully in connection with their consideration of the merger agreement and the mergers.

Sandler O’Neill’s opinion was directed to the board in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of Entegra as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement and the merger. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of common stock and did not address the underlying business decision of Entegra to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Entegra or the effect of any other transaction in which Entegra might engage. Sandler O’Neill also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Entegra or First Citizens, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. In connection with Sandler O’Neill’s engagement, Sandler O’Neill was not asked to, and did not, solicit indications of interest in a potential transaction with Entegra from any other parties. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:

•	a draft of the merger agreement, dated April 17, 2019;
•	certain publicly available financial statements and other historical financial information of Entegra that Sandler O’Neill deemed relevant;
•	certain publicly available financial statements and other historical financial information of First Citizens that Sandler O’Neill deemed relevant;
•	publicly available median analyst earnings per share estimates for Entegra for the years ending December 31, 2019 and December 31, 2020, as well as an estimated annual earnings growth rate for the years thereafter and estimated dividends per share for the years ending December 31, 2019 through December 31, 2023, as confirmed with the senior management of Entegra;
•	the pro forma financial impact of the merger on First Citizens’ capital ratios based on certain assumptions relating to estimated transaction expenses and purchase accounting adjustments, as provided by and/or confirmed with the senior managements of Entegra and/or First Citizens;
•	the publicly reported historical price and trading activity for Entegra common stock, including a comparison of certain stock market information for Entegra common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which were publicly traded;
•	a comparison of certain financial information for Entegra with similar financial institutions for which information was publicly available;
•	the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;
•	the current market environment generally and the banking environment in particular; and
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•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of Entegra and its representatives the business, financial condition, results of operations and prospects of Entegra and held similar discussions with certain members of the management of First Citizens and its representatives regarding the business, financial condition, results of operations and prospects of First Citizens.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to, and was reviewed by, Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Entegra or First Citizens or their respective representatives, or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill relied on the assurances of the respective managements of Entegra and First Citizens that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O’Neill was not asked to, and did not undertake, an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Entegra or First Citizens or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Entegra or First Citizens. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Entegra or First Citizens, or of the combined entity after the merger, and Sandler O’Neill did not review any individual credit files relating to Entegra or First Citizens. Sandler O’Neill assumed, with Entegra’s consent, that the respective allowances for loan losses for both Entegra and First Citizens were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used publicly available median analyst earnings per share estimates for Entegra for the years ending December 31, 2019 and December 31, 2020, as well as an estimated annual earnings growth rate for the years thereafter and estimated dividends per share for the years ending December 31, 2019 through December 31, 2023, as confirmed with the senior management of Entegra. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to estimated transaction expenses and purchase accounting adjustments, as provided by and/or confirmed with the senior managements of Entegra and/or First Citizens. With respect to the foregoing information, the respective senior managements of Entegra and First Citizens confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available median analyst estimates referenced above, were consistent with) the best currently available estimates and judgments of those respective managements as to the future financial performance of Entegra and First Citizens, respectively, and the other matters covered thereby, and Sandler O’Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O’Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O’Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Entegra or First Citizens since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analyses that Entegra and First Citizens would remain as going concerns for all periods relevant to its analyses.

Sandler O’Neill also assumed, with Entegra’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Entegra, First Citizens, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Entegra’s consent, Sandler O’Neill relied upon the advice that Entegra received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler O’Neill expressed no opinion as to any such matters.

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Sander O’Neill’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date thereof. Events occurring after the date thereof could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill expressed no opinion as to the trading value of Entegra common stock at any time.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to the board, but is a summary of the material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Entegra and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Entegra and the companies to which it was compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the merger consideration to the holders of the common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Entegra, First Citizens and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the board at its April 23, 2019 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Entegra common stock or the prices at which Entegra common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by the board in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the board with respect to the fairness of the merger. The type and amount of consideration payable in the merger were determined through negotiations between Entegra and First Citizens.

Summary of Proposed Transaction Consideration and Implied Transaction Metrics. Sandler O’Neill reviewed the financial terms of the proposed merger. As set forth in greater detail in the merger agreement, at the effective time, each share of Entegra common stock issued and outstanding immediately prior to the effective time (other than certain excluded shares) shall be converted into and cancelled in exchange for the right to receive cash in the amount equal to $30.18. Based upon 7,025,032 shares of Entegra common stock outstanding (including 6,919,212 common shares plus 105,820 unvested Entegra restricted stock units) and 467,960 Entegra options outstanding with a weighted average strike price of $20.21, Sandler O’Neill calculated an aggregate implied transaction value of approximately $216.7 million. Based upon financial information for Entegra as of or for the most recent available completed quarter (“MRQ”) ended December 31, 2018 and the closing price of Entegra common stock on April 22, 2019, Sandler O’Neill calculated the following implied transaction metrics:

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Transaction Value Per Share / LTM December 31, 2018 Earnings Per Share	15.2	x
Transaction Value Per Share / Estimated 2019 Earnings Per Share¹	13.6	x
Transaction Value Per Share / Estimated 2020 Earnings Per Share¹	12.7	x
Transaction Value Per Share / December 31, 2018 Book Value Per Share	128%
Transaction Value Per Share / December 31, 2018 Tangible Book Value Per Share	154%
Tangible Book Premium / Core Deposits²	8.0%
Tangible Book Premium / Core Deposits³	7.0%
Market Premium as of April 22, 2019[4]	27.6%

[1]	Reflects publicly available median consensus analyst earnings per share estimates for Entegra, per S&P CapIQ
[2]	Core deposits defined as total deposits less time deposits with balances greater than $100,000
[3]	Core deposits defined as total deposits less time deposits with balances greater than $250,000
[4]	Closing price for the common stock on April 22, 2019 was $23.66 per share

Stock Trading History. Sandler O’Neill reviewed the publicly available historical reported trading price of Entegra common stock for the one-year and three-year period ended April 22, 2019. Sandler O’Neill then compared the relationship between the movements in the price of Entegra common stock to movements in its peer group (as described below) as well as certain stock indices.

Entegra’s One-Year Stock Performance

	Beginning Value April 22, 2018	Ending Value April 22, 2019
Entegra	100%	83.0%
Entegra Peer Group	100%	90.8%
S&P 500 Index	100%	108.9%
NASDAQ Bank Index	100%	88.9%

Entegra’s Three-Year Stock Performance

	Beginning Value April 22, 2016	Ending Value April 22, 2019
Entegra	100%	134.8%
Entegra Peer Group	100%	136.3%
S&P 500 Index	100%	139.0%
NASDAQ Bank Index	100%	129.4%

Comparable Company Analysis. Sandler O’Neill used publicly available information to compare selected financial information for Entegra with a group of financial institutions selected by Sandler O’Neill. The Entegra peer group included United States-based banks and thrifts headquartered in the Southeast whose securities were publicly traded on the NYSE, NASDAQ or NYSEAM and with total assets between $1 billion and $3 billion, but excluded targets of announced merger transactions (the “Entegra Peer Group”). The Entegra Peer Group consisted of the following companies:

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Capital City Bank Group, Inc.	Premier Financial Bancorp, Inc.
Atlantic Capital Bancshares, Inc.	C&F Financial Corporation
Southern National Bancorp of Virginia, Inc.	Community Bankers Trust Corporation
SmartFinancial, Inc.	FVCBankcorp, Inc.
First Community Bankshares, Inc.	Select Bancorp, Inc.
Summit Financial Group, Inc.	National Bankshares, Inc.
CapStar Financial Holdings, Inc.	Colony Bankcorp, Inc.
Southern First Bancshares, Inc.	Peoples Bancorp of North Carolina, Inc.
American National Bankshares Inc.	First Community Corporation
MVB Financial Corp.	Old Point Financial Corporation
Reliant Bancorp, Inc.

The analysis compared publicly available financial information for Entegra with corresponding data for the Entegra Peer Group as of or for the last twelve months ended December 31, 2018 with pricing data as of April 22, 2019. The table below sets forth the data for Entegra and the median, mean, low and high data for the Entegra Peer Group.

Entegra Comparable Company Analysis

		Entegra	Entegra	Entegra	Entegra
		Peer Group	Peer Group	Peer Group	Peer Group
	Entegra	Median	Mean	Low	High

Total assets ($mm)	1,636	1,724	1,785	1,038	2,959
Loans / Deposits (%)	88.1	91.1	89.4	67.5	103.9
Nonperforming assets¹ / Total assets (%)	0.91	0.64	0.91	0.15	2.86
Tangible common equity/Tangible assets (%)	8.41	9.65	10.04	7.58	14.85
Tier 1 leverage ratio (%)	9.38	10.47	11.13	9.47	15.79
Total risk-based capital ratio (%)	13.90	14.60	15.07	12.49	24.76
LTM Core return on average assets (%)	0.96	1.18	1.15	0.53	1.59
LTM Core return on average equity (%)	10.08	10.45	10.40	5.47	13.88
LTM Net interest margin (%)	3.35	3.62	3.85	3.36	5.80
LTM Efficiency ratio (%)	62.4	64.0	63.7	51.0	81.3
Price/Tangible book value (%)	121	147	149	109	228
Price/LTM earnings per share (x)	11.9	13.6	14.7	10.0	22.9
Price/2019 Estimated earnings per share (x)	10.6	12.7	12.9	10.8	15.8
Price/2020 Estimated earnings per share (x)	10.3	11.5	11.9	9.1	15.2
Current dividend yield (%)	0.0	2.0	1.7	0.0	3.6
Market value ($mm)	164	258	264	109	530

[1]	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned

Note: Bank level regulatory data used where GAAP consolidated data was unavailable

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Analysis of Precedent Transactions. Sandler O’Neill reviewed a group of nationwide merger and acquisition transactions consisting of business combinations in the bank and thrift industry, announced between July 1, 2018 and April 22, 2019 with target company total assets between $850 million and $2 billion, target company NPAs/Assets less than 2% and target company LTM return on average assets less than 2%, and a disclosed deal value at announcement (the “Nationwide Precedent M&A Transactions”). The Nationwide Precedent M&A Transactions group excluded the previously announced transaction entered into among Entegra, SmartFinancial, and CT Merger Sub, Inc., which SmartFinancial transaction was terminated upon Entegra’s entry into the merger agreement.

The Nationwide Precedent M&A Transactions group was composed of the following transactions:

Acquiror	Target
First Financial Corp.	HopFed Bancorp Inc.
Berkshire Hills Bancorp Inc.	SI Financial Group Inc.
First Midwest Bancorp Inc.	Bridgeview Bancorp Inc.
First Citizens BancShares Inc.	Biscayne Bancshares Inc.
Simmons First National Corp.	Reliance Bancshares Inc.
Horizon Bancorp, Inc.	Salin Bancshares Inc.
First Merchants Corp.	MBT Financial Corp.
MidWestOne Financial Grp Inc.	ATBancorp
First Busey Corp.	Banc Ed Corp.
Banner Corp.	Skagit Bancorp Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Sandler O’Neill compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of the Nationwide Precedent M&A Transactions.

	First Citizens/		Nationwide Precedent M&A Transactions
	Entegra		Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	15.2	x	23.3	23.7	6.3	44.0
Transaction Price / Tangible Book Value Per Share (%)	154		163	173	118	241
Core Deposits Premium (%)	8.0		7.7	7.9	2.6	15.6
1-Day Market Premium (%)	27.6		11.2	15.4	(1.6)	40.8
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Net Present Value Analyses. Sandler O’Neill performed an analysis that estimated the net present value per share of Entegra common stock, assuming Entegra performed in accordance with publicly available median analyst earnings per share estimates for Entegra for the years ending December 31, 2019 and December 31, 2020, as well as an estimated annual earnings growth rate for the years thereafter and estimated dividends per share for the years ending December 31, 2019 through December 31, 2023, as confirmed with Entegra senior management. To approximate the terminal value of a share of Entegra common stock at December 31, 2023, Sandler O’Neill applied price to 2023 earnings multiples ranging from 11.0x to 20.0x and multiples of December 31, 2023 tangible book value ranging from 110% to 185%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Entegra common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Entegra common stock of $15.31 to $34.77 when applying multiples of earnings and $17.56 to $36.89 when applying multiples of tangible book value.

	Imputed Present Values Per Share Based on Earnings Multiples

Discount Rate	11.0	x	12.8	x	14.6	x	16.4	x	18.2	x	20.0	x
10.00%	$19.12		$22.25		$25.38		$28.51		$31.64		$34.77
11.00%	$18.27		$21.27		$24.26		$27.25		$30.24		$33.23
12.00%	$17.47		$20.33		$23.19		$26.05		$28.91		$31.77
13.00%	$16.71		$19.45		$22.18		$24.92		$27.65		$30.39
14.00%	$15.99		$18.61		$21.23		$23.84		$26.46		$29.08
15.00%	$15.31		$17.82		$20.32		$22.83		$25.33		$27.84

	Imputed Present Values Per Share Based on Tangible Book Multiples
Discount Rate	110%	125%	140%	155%	170%	185%
10.00%	$21.93	$24.92	$27.92	$30.91	$33.90	$36.89
11.00%	$20.96	$23.82	$26.68	$29.54	$32.40	$35.26
12.00%	$20.04	$22.78	$25.51	$28.24	$30.98	$33.71
13.00%	$19.17	$21.79	$24.40	$27.02	$29.63	$32.24
14.00%	$18.35	$20.85	$23.35	$25.85	$28.35	$30.86
15.00%	$17.56	$19.96	$22.35	$24.75	$27.14	$29.54

Sandler O’Neill also considered and discussed with the board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler O’Neill performed a similar analysis, assuming Entegra’s earnings varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for Entegra common stock, applying the price to 2023 earnings multiples range of 11.0x to 20.0x referred to above and a discount rate of 13.16%.

Annual Estimate
Variance	11.0	x	12.8	x	14.6	x	16.4	x	18.2	x	20.0	x
(15.0%)	$14.11		$16.42		$18.72		$21.03		$23.34		$25.65
(10.0%)	$14.94		$17.38		$19.82		$22.27		$24.71		$27.16
(5.0%)	$15.77		$18.35		$20.93		$23.51		$26.09		$28.67
0.0%	$16.60		$19.31		$22.03		$24.74		$27.46		$30.17
5.0%	$17.43		$20.28		$23.13		$25.98		$28.83		$31.68
10.0%	$18.26		$21.24		$24.23		$27.22		$30.20		$33.19
15.0%	$19.09		$22.21		$25.33		$28.45		$31.58		$34.70

Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

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Pro Forma Results and Capital Ratios. Sandler O’Neill analyzed certain potential pro forma effects of the merger on First Citizens’ capital ratios given certain assumptions relating to estimated transaction expenses and purchase accounting adjustments, as provided by and/or confirmed with senior management of Entegra and/or First Citizens. The analyses indicated that as of September 30, 2019, the merger would maintain First Citizens’ consolidated regulatory capital ratios in excess of the regulatory guidelines for “well-capitalized” status.

In connection with this analysis, Sandler O’Neill considered and discussed with the board how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the merger, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship. Sandler O’Neill is acting as Entegra’s financial advisor in connection with the merger and will receive a fee for such services in an amount equal to 1.25% of the aggregate purchase price, a significant portion of which is contingent upon the closing of the merger. At the time of announcement of the merger Sandler O’Neill’s fee was approximately $2.7 million. Sandler O’Neill also received $250,000 from Entegra upon rendering its opinion, which opinion fee will be credited in full towards the portion of the transaction fee becoming payable to Sandler O’Neill upon closing of the merger. Entegra has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of Sandler O’Neill’s engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with Sandler O’Neill’s engagement.

In the two years preceding the date of Sandler O’Neill’s opinion, Sandler O’Neill provided certain other investment banking services to Entegra. Most recently, Sandler O’Neill acted as financial advisor to Entegra in connection with the SmartFinancial transaction as well as Entegra’s acquisition of Chattahoochee Bank of Georgia, which transaction closed on October 1, 2017. In addition, Sandler O’Neill acted as financial advisor to Entegra in connection with Entegra’s acquisition of certain branch offices of Sterns Financial Services, Inc., which transactions closed in February 2017. In the two years preceding the date of its opinion, Sandler O’Neill provided certain investment banking services to First Citizens. Most recently, Sandler O’Neill acted as financial advisor to First Citizens in connection with First Citizens’ repurchase of a certain amount of its outstanding shares. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Entegra, First Citizens and their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of Entegra, First Citizens and their respective affiliates for Sandler O’Neill’s account and for the accounts of Sandler O’Neill’s customers.

Voting Agreements

In connection with the parties’ execution of the merger agreement, certain Entegra directors and executive officers entered into voting agreements (which we refer to as the “voting agreements”) with First Citizens pursuant to which they agreed generally, among other things, to vote their shares of common stock in favor of approval of the merger proposal and the adjournment proposal, and against any alternative acquisition proposals. As of the record date for the annual meeting, these directors and executive officers collectively beneficially owned and had the power to vote [               ] shares of common stock, or approximately [               ]% of the common stock outstanding on the record date.

The voting agreements automatically terminate upon the earliest to occur of (i) the approval of the merger proposal by Entegra’s shareholders or (ii) the termination of the merger agreement. The form of voting agreement is included as Exhibit A to the merger agreement, a copy of which is attached as Appendix A to this proxy statement.

Interests of Directors and Executive Officers in the Merger

In considering the recommendations of the board, shareholders should be aware that the directors and executive officers of Entegra have certain interests in the merger that may be different from, or in addition to, the interests of Entegra shareholders generally. The board was aware of these interests and considered them, among other matters, in making its recommendation that shareholders vote to approve the merger proposal. These interests are described in further detail below.

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Treatment of Equity Awards

Stock Options. At the effective time, all outstanding stock option awards (including those held by Entegra directors and executive officers) will cease to represent a right to acquire shares of common stock and will automatically be converted into the right to receive the per share merger consideration less the exercise price and any amount of required tax withholding. As of [               ], 2019, our executive officers held an aggregate of [               ] options to purchase shares of common stock and our non-employee directors held an aggregate of [               ] options to purchase shares of common stock.

Restricted Stock Units. At the effective time of the merger, each outstanding restricted stock unit award (which we refer to as an “RSU award”) in respect of common stock granted under Entegra’s long-term stock incentive plan will fully vest and will be canceled and converted into the right to receive the merger consideration in respect of each share of common stock underlying the RSU award less any amount of required tax withholding. As of [               ], 2019, our executive officers held an aggregate of [               ] RSU awards and our non-employee directors held an aggregate of [               ] RSU awards.

The estimated aggregate amount that would become payable to our [-] executive officers as a result of their unvested equity-based awards if the merger occurred on [               ], 2019, is $[               ]. Entegra estimates that the aggregate amount that would be payable to our [-] non-employee directors as a result of their unvested equity-based awards if the merger occurred on [               ], 2019, is $[               ].

Plemens Entegra Employment and Change of Control Agreement

Mr. Plemens entered into an employment agreement with Entegra effective October 9, 2014 under which he is entitled to certain benefits if his employment is terminated without Cause or by Mr. Plemens for Good Reason at the time of, within 90 days prior to, or within one year after a change of control of Entegra (each of Cause and Good Reason as defined in Mr. Plemens’ employment agreement). If Mr. Plemens experiences such a termination he will be entitled to cash severance equal to 2.99 times Mr. Plemens’ average annual compensation as defined in his employment agreement and will also be entitled to 24 months of continued medical, hospital, prescription and dental insurance coverages at least equal to those which would have been provided if Mr. Plemens had not been terminated. If Mr. Plemens’ employment is terminated in a way that triggers his entitlement to severance under the agreement described in this paragraph, we estimate that the severance payment would amount to approximately $1,424,377.

Bright Employment and Change of Control Agreement

Mr. Bright entered into an employment agreement with Entegra effective November 1, 2014 under which he is entitled to certain benefits if his employment is terminated without Cause or by Mr. Bright for Good Reason at the time of, within 90 days prior to, or within one year after a change of control of Entegra (each of Cause and Good Reason as defined in Mr. Bright’s employment agreement). If Mr. Bright experiences such a termination he will be entitled to cash severance equal to 2 times Mr. Bright’s average annual compensation as defined in his employment agreement and will also be entitled to 12 months of continued medical, hospital, prescription and dental insurance coverages at least equal to those which would have been provided if Mr. Bright had not been terminated. If Mr. Bright’s employment is terminated in a way that triggers his entitlement to severance under the agreement described in this paragraph, we estimate that the severance payment would amount to approximately $513,424.

Scaggs Employment and Change of Control Agreement

Mr. Scaggs entered into an employment agreement with Entegra effective November 1, 2014 under which he is entitled to certain benefits if his employment is terminated without Cause or by Mr. Scaggs for Good Reason at the time of, within 90 days prior to, or within one year after a change of control of Entegra (each of Cause and Good Reason as defined in Mr. Scaggs’ employment agreement). If Mr. Scaggs experiences such a termination he will be entitled to cash severance equal to 2.50 times Mr. Scaggs’ average annual compensation as defined in his employment agreement and will also be entitled to 12 months of continued medical, hospital, prescription and dental insurance coverages at least equal to those which would have been provided if Mr. Scaggs had not been terminated. If Mr. Scaggs’ employment is terminated in a way that triggers his entitlement to severance under the agreement described in this paragraph, we estimate that the severance payment would amount to approximately $633,602.

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Entegra Severance and Non-Competition Agreements

Each of Laura W. Clark, Entegra Bank’s Chief Risk Officer, and Bobby D. Sanders, II, Entegra Bank’s Chief Credit Administration Officer, is a party to a severance and non-competition agreement with Entegra Bank effective November 1, 2014. Under the agreements, if the employment of either is terminated by Entegra Bank without Cause or is terminated by Ms. Clark or Mr. Sanders (as applicable) for Good Reason (each of Cause and Good Reason as defined in Ms. Clark’s and Mr. Sanders’ severance and non-competition agreements) following a change in control then Ms. Clark or Mr. Sanders is entitled to 1.5 times his or her base salary, payment of accrued obligations, and, for a period of 12 months, continued medical, hospital, prescription, and dental insurance coverages at least equal to those which would have been provided had termination not occurred. If Ms. Clark’s employment is terminated in a way that triggers her entitlement to severance under the agreement described in this paragraph, we estimate that the severance payment would amount to approximately $258,144. If Mr. Sanders’ employment is terminated in a way that triggers his entitlement to severance under the agreement described in this paragraph, we estimate that the severance payment would amount to approximately $273,144.

Umberger Entegra Employment Agreement

Charles D. Umberger, Entegra Bank’s Chief Lending Officer, is a party to an employment agreement with Entegra Bank effective April 1, 2016. Under the agreement, if Mr. Umberger’s employment is terminated by Entegra Bank without Cause or by Mr. Umberger for Good Reason (each of Cause and Good Reason as defined in Mr. Umberger’s employment agreement), he is entitled to accrued obligations and his base salary for the remaining term of the agreement and a prorated bonus based on the bonus paid for the most recently completed fiscal year. If Mr. Umberger’s employment is terminated in a way that triggers his entitlement to severance under the agreement described in this paragraph, we estimate that the severance payment would amount to approximately $[__].

Plemens Salary Continuation Agreement

Mr. Plemens is party to a salary continuation agreement effective June 23, 2003. Under the agreement Mr. Plemens is due to receive an annual benefit payment of $110,901 upon the later of reaching age 65 or termination of his employment. Due to the merger, the vesting of Mr. Plemens’ benefit under the agreement will be accelerated; however, payments still will not begin until Mr. Plemens reaches age 65.

Huscusson Salary Continuation Agreement

Ms. Huscusson is party to a salary continuation agreement effective November 6, 2007. The salary continuation agreement promises a fixed benefit for Ms. Huscusson upon termination of her employment after reaching age 65 and continuing for a period of 18 years. Under the salary continuation agreement, the annual benefit for Ms. Huscusson is $60,900. Ms. Huscusson retired from Entegra on February 1, 2019, at the age of 66. Ms. Huscusson is currently receiving payments under the salary continuation agreement, and such payments will not be affected by the merger.

Entegra Amended and Restated Long Term Capital Appreciation Plan

The long term capital appreciation plan was frozen as of February 28, 2011. Mr. Plemens and Ms. Huscusson each have a fully vested balance in the Entegra amended and restated long term capital appreciation plan. As a result of the merger, Mr. Plemens’ balance will be paid in a lump sum within 30 days following the merger rather than monthly installments over a five year period beginning the month following Mr. Plemens’ termination of service. [Because Ms. Huscusson’s termination did not occur in connection with a change in control, the timing of the payment of her balance will not be affected by the merger, and her balance will be paid in a lump sum within 30 days of the second anniversary of her termination of service.] Mr. Scaggs is also a participant in the Entegra amended and restated long term capital appreciation plan, however, Mr. Scaggs does not have a positive account balance.

The following directors are participants in the long term capital appreciation plan: Ronald D. Beale, Jim M. Garner, Fred H. Jones, Beverly W. Mason, and Roger D. Plemens.

The vested balances of these directors under the long term capital appreciate plan are set forth on the table below as of [_____], 2019:

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Name		Vested Balance
Ronald D. Beale	$	[617,761]
Jim M. Garner	$	[28,695]
Fred H. Jones	$	[73,841]
Beverly W. Mason	$	[51,702]
Roger D. Plemens	$	[1,696,862]

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the terms of the merger agreement, for a period of six years following the effective time of the merger, First Citizens must indemnify the current and former directors, officers, and employees of Entegra and Entegra Bank, and their subsidiaries, in respect of certain matters occurring prior to the effective time of the merger. Additionally, the merger agreement requires Entegra or Entegra Bank to obtain prior to the merger, and First Citizens to maintain after the merger, certain insurance providing coverage for the benefit of certain persons, including Entegra’s directors and executive officers, for a period of six years following the merger, subject to a cap on the cost of this insurance. For additional information, see “The Merger Agreement — Covenants and Agreements; Indemnification and Insurance” beginning on page [-].

Appraisal Rights

Under the North Carolina Business Corporation Act, no appraisal rights are available in connection with the merger.

Regulatory Approvals Required for the Mergers and the Bank Merger

Completion of the merger and the other transactions contemplated by the merger agreement is subject to the receipt of all required consents, approvals, and waivers from the Federal Reserve, the FDIC, the NCCOB, and other governmental entities, and the expiration of any applicable statutory waiting periods.

Subject to the terms of the merger agreement, the parties have agreed to cooperate with each other and use their reasonable best efforts to prepare all documents, make all filings, give all notices, and obtain all permits, consents, approvals, waivers, and authorizations necessary to consummate the mergers and the bank merger. Additionally, each of the parties has agreed to furnish the other party with all information necessary, advisable, or appropriate in connection with any filing, notice, or application made or given with or to any governmental entity or other third party. In furtherance of obtaining the necessary regulatory approvals, First Citizens has agreed to take any and all actions necessary to avoid, eliminate and resolve any and all impediments under any law that may be asserted by any governmental authority or any other person with respect to the merger and to obtain all consents, approvals, waivers and authorizations under any such laws that may be required by any governmental authority to enable Entegra and First Citizens to consummate the mergers as promptly as practicable. First Citizens also has agreed, and shall cause its subsidiaries, to take all remedial action necessary to obtain regulatory approvals and cause the mergers to be consummated prior to March 31, 2020, including offering, negotiating, committing to, and effecting, by agreement, consent decree, hold separate order or otherwise, (i) the sale, divestiture, license, or other disposition of any deposits, loans, branches, or operations; or (ii) the changing or modifying any course of conduct regarding future operations of First Citizens, its subsidiaries or affiliates.

Federal Reserve and FDIC

The acquisition of Entegra by First Citizens Bank is subject to prior approval by the Federal Reserve pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended (which we refer to as the “BHC Act”), unless the Federal Reserve waives this prior approval requirement. First Citizens and First Citizens Bank intend to request a waiver of this prior approval requirement using the procedures outlined in applicable regulations. If the Federal Reserve does not grant this request for a waiver, First Citizens and First Citizens Bank will submit an application to the Federal Reserve pursuant to Section 3(a)(3) and Section 3(a)(5) of the BHC Act (12 U.S.C. § 1842(a)(3) and (5)) and Section 225.15 of Regulation Y (12 C.F.R. § 225.15) seeking the prior approval of the Federal Reserve for the acquisition of Entegra. The Federal Reserve takes into consideration a number of factors when acting on applications under Section 3 of the BHC Act, including those contained in Section 3(c) of the BHC Act (12 U.S.C. § 1842(c)) and Section 225.13 of Regulation Y (12 C.F.R. § 225.13). These factors include the financial condition of the bank holding companies and banks involved and the future prospects of the combined organization (including consideration of current and projected capital positions and levels of indebtedness) and managerial resources (including the competence, experience, and integrity of officers, directors, and principal shareholders as well as their record of compliance with laws and regulations). The Federal Reserve also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, and the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve generally may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.

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The second step merger and the bank merger are subject to prior approval by the FDIC under Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(c)) (which we refer to as the “Bank Merger Act”). First Citizens Bank will submit to the FDIC an Interagency Bank Merger Act Application pursuant to Section 18(c) of the Bank Merger Act for approval to merge with Entegra and Entegra Bank and to establish the branch offices of Entegra Bank as branch offices of First Citizens Bank. In reviewing applications under the Bank Merger Act, the FDIC must consider a number of factors, including (i) the effect of a proposed merger on competition; (ii) the financial and managerial resources and future prospects of the merging institutions and the proposed combined institution; (iii) the convenience and needs of the communities to be served; (iv) the effectiveness of the merging institutions in combating money laundering activities; and (v) the risk to the stability of the U.S. banking or financial system. The FDIC generally may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.

As required by the CRA, and in reviewing the convenience and needs of the communities to be served, the FDIC will consider the records of performance of the relevant insured depository institutions under the CRA. As of their most recent respective CRA performance evaluations, each of First Citizens Bank and Entegra Bank received an overall “satisfactory” regulatory rating with respect to CRA compliance.

State Regulatory Approval

To complete the mergers and the bank merger, First Citizens and First Citizens Bank are required to submit applications to, and receive approval from, the NCCOB. First Citizens and First Citizens Bank filed their applications with the NCCOB on [-], 2019. The NCCOB will review the applications to determine whether the mergers and the bank merger comply with North Carolina law, including deposit concentration limitations. The NCCOB will also consider certain factors that are similar to those that will be considered by the Federal Reserve.

Public Notice and Comments

The BHC Act, the Bank Merger Act, North Carolina law, and applicable regulations thereunder, require published notice of, and the opportunity for public comment on, these applications, and may authorize the Federal Reserve, the FDIC and the NCCOB to hold a public hearing or meeting if any such agency determines that a hearing or meeting would be appropriate. The Federal Reserve, the FDIC and the NCCOB take into account the views of third party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their respective communities, and any hearing, meeting, or comments provided by third parties could prolong the period during which the applications are under review by these agencies.

Waiting Periods

In addition to the Federal Reserve and the FDIC, the Antitrust Division of the Department of Justice (which we refer to as the “DOJ”) conducts a concurrent competitive review of the mergers and the bank merger to analyze their competitive effects and determine whether they would result in a violation of applicable antitrust laws. Transactions approved under Section 3 of the BHC Act or the Bank Merger Act generally may not be completed until 30 days after approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the mergers and the bank merger, the DOJ could analyze their effect on competition differently than the Federal Reserve and the FDIC, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve or the FDIC regarding the mergers’ or bank merger’s effect on competition. A determination by the DOJ not to object to the mergers or the bank merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained or as to the conditions or limitations that such DOJ clearance may contain or impose.

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Additional Regulatory Approvals and Notices

In connection with the mergers and/or the bank merger, notifications and/or applications requesting other approvals may be submitted to various other federal and state regulatory authorities and self-regulatory organizations. However, neither First Citizens nor Entegra is aware of any material governmental approvals or actions that are required for completion of the mergers or the bank merger other than those described above. It is presently contemplated that, if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

Status of Regulatory Approvals

As of the date of this proxy statement, we have not received any of the waivers or approvals of the Federal, the FDIC, or the NCCOB described above and required in order to consummate the mergers and the bank merger.

There is some market overlap between branches of Entegra Bank and First Citizens Bank, which may result in the required divestiture of certain branch locations. Based on information available to us as of the date of this proxy statement, Entegra believes that neither the mergers nor the bank merger raise substantial antitrust or other significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals (or waivers, where applicable). However, Entegra cannot assure you that all of the regulatory approvals (or waivers, where applicable) described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals (or waivers, where applicable), First Citizens’ ability to obtain the approvals (or waivers, where applicable) on satisfactory terms, or the absence of any litigation challenging such approvals (or waivers, where applicable). In addition, there can be no assurance that such approvals (or waivers, where applicable) will not impose conditions, restrictions, or requirements that would, individually or in the aggregate, have or reasonably be expected to have a material and adverse effect on the business, properties, assets, liabilities, financial condition, operations, or results of operations of the surviving company and its subsidiaries taken as a whole after giving effect to the mergers. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons or, if such a challenge is made, as to the results of such challenge.

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THE MERGER AGREEMENT

The following is a summary of certain material terms and provisions of the merger agreement, a copy of which is attached as Appendix A to this proxy statement and incorporated herein by reference. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are urged to read the merger agreement carefully and in its entirety. Except that it establishes and governs the legal relations among Entegra, First Citizens, First Citizens Bank, and Merger Sub with respect to the mergers, the merger agreement is not intended to be a source of factual, business, or operational information about Entegra or First Citizens. That kind of information can be found elsewhere in this proxy statement and in filings that Entegra and First Citizens have made with the SEC. See “Where You Can Find More Information” beginning on page [-].

Structure of the Mergers

The merger agreement provides for the merger of Merger Sub with and into Entegra subject to and upon the terms and conditions set forth in the merger agreement (which we refer to as the “merger”), with Entegra to survive the merger and to become a wholly owned subsidiary of First Citizens Bank. As soon as reasonably practicable following the merger and as part of a single integrated transaction, First Citizens will cause Entegra (as the surviving entity of the merger) to merge with and into First Citizens Bank (which we refer to as the “second step merger”), with First Citizens Bank to survive the second step merger.

Immediately following the second step merger, Entegra Bank will merge with and into First Citizens Bank subject to and upon the terms and conditions set forth in an agreement and plan of merger entered into by Entegra Bank and First Citizens Bank simultaneously with the parties’ execution of the merger agreement (which we refer to as the “bank merger”), with First Citizens Bank to be the bank to survive the bank merger.

Merger Consideration

At the effective time of the merger, each share of Entegra common stock that is issued and outstanding immediately prior to the effective time of the merger (except shares of Entegra common stock that are owned or held, other than in a fiduciary or agency capacity, by First Citizens or Entegra or their subsidiaries, including shares of Entegra common stock held by Entegra as treasury stock) will be converted into and cancelled in exchange for the right to receive $30.18 cash. After the consummation of the merger, each former holder of shares of Entegra common stock will no longer have any rights with respect to those shares, except for the right to receive the merger consideration.

First Citizens and the exchange agent will be entitled to deduct and withhold from the consideration payable to any Entegra shareholder or any holder of Entegra restricted stock unit awards (which we refer to as an “RSU award”) or options to purchase shares of Entegra common stock (as discussed below) the amounts they are required by law to deduct and withhold. If First Citizens or the exchange agent deducts or withholds such amounts and timely remits them to the appropriate governmental authority, these amounts will be treated for all purposes as having been paid to the persons from whom they were withheld.

If prior to the effective time of the merger the outstanding shares of Entegra common stock are increased, decreased, or changed into or exchanged for a different number or kind of securities as a result of a reorganization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an equitable and proportionate adjustment will be made to the per share merger consideration.

Treatment of Entegra Equity Awards

Entegra Restricted Stock Unit Awards. At the effective time of the merger, each outstanding RSU award in respect of shares of Entegra common stock granted under the Entegra Financial Corp. 2015 Long-Term Stock Incentive Plan (defined below) will fully vest and will be cancelled and converted automatically into the right to receive cash equal to the per share merger consideration underlying each such RSU award and less any required tax withholding.

Entegra Options. At the effective time of the merger, each outstanding option to purchase shares of Entegra common stock granted under the Entegra Financial Corp. 2015 Long-Term Stock Incentive Plan will cease to represent a right to acquire shares of common stock and will be automatically converted into the right to receive the per share merger consideration less the sum of the exercise price and any amount of required tax withholding.

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Exchange of Shares

Prior to the effective time of the merger, First Citizens will deliver or cause the merger consideration to be delivered to an exchange agent mutually agreed upon by the parties.

Within [five business days] after the effective time of the merger, the exchange agent will mail or deliver to each holder of record of shares of Entegra common stock immediately prior to the effective time of the merger (or in the case of “street holders” to the Depository Trust Company) a form of letter of transmittal and instructions for surrendering shares of Entegra common stock for the merger consideration.

A holder of shares of Entegra common stock will not be entitled to receive the merger consideration payable in respect of the holder’s shares until the holder provides a properly completed and duly executed letter of transmittal (or an agent’s message in the case of book entry shares held in street name) and such other documents as the exchange agent may reasonably require. In the event the merger consideration or any other amount payable to a holder of shares of Entegra common stock is to be paid to a person other than the person in whose name the shares are registered, the exchange agent must be provided appropriate evidence of, or appropriate instruments for, transfer and evidence that any applicable stock transfer or other taxes have been paid or are not applicable.

At the effective time of the merger, the stock transfer books of Entegra will be closed and there will be no further transfers of shares of Entegra stock on the records of Entegra. Until surrendered in accordance with the procedures described above and in the merger agreement, book entry shares of Entegra common stock will, after the effective time of the merger, represent only the right to receive the consideration payable by First Citizens in respect thereof under the merger agreement.

Closing and Effective Time of the Merger

The closing of the merger will take place on a date to be designated by First Citizens. Unless the parties otherwise agree, this closing date will be not more than 30 days after all of the conditions to the merger have been satisfied or waived. For more information regarding the conditions to the merger, see “Conditions to Consummation of the Merger” below. In order to complete the merger, Merger Sub and Entegra must execute articles of merger and file them with the North Carolina Secretary of State. The merger will become effective on the date and at the time set forth in those articles of merger.

We currently anticipate completing the merger during the second half of 2019, subject to receipt of necessary regulatory and shareholder approvals and the satisfaction of other closing conditions set forth in the merger agreement. However, a delay in satisfying any condition to the merger could delay the completion of the merger, and there can be no assurances as to when or if the merger will be completed. If the merger is not completed by March 31, 2020, either First Citizens or Entegra may terminate the merger agreement unless the failure to complete the merger by this date is due to the failure of the terminating party to perform its obligations under the merger agreement.

First Citizens will effect the second step merger as soon as reasonably practicable following the effective time of the merger. In order to complete the second step merger, First Citizens Bank and Entegra (as the surviving entity of the merger) must execute articles of merger and file them with the North Carolina Secretary of State. The second step merger will become effective on the date and at the time set forth in those articles of merger.

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Representations and Warranties

The merger agreement contains customary representations and warranties made by Entegra to the FC Parties and the FC Parties to Entegra. The representations and warranties contained in the merger agreement are the product of negotiations among the parties and, generally, are for the benefit of the FC Parties and Entegra. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated for the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the mergers if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk among the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and some were qualified by the matters contained in the confidential disclosure schedules that Entegra and First Citizens each delivered in connection with the merger agreement and certain documents First Citizens and Entegra filed with the SEC. Generally, the merger agreement may only be enforced against a party thereto by another party thereto. Moreover, information concerning the subject matter of the representations and warranties contained in the merger agreement may change after the date of the merger agreement, and this subsequent information may or may not be fully reflected in First Citizens’ and Entegra’s public disclosures. Generally, the representations and warranties of the parties contained in the merger agreement will not survive the completion of the merger or the termination of the merger agreement.

The merger agreement contains representations and warranties made by Entegra to the FC Parties, and made by the FC parties to Entegra, relating to, among other things:

•	corporate organization, existence, and good standing; corporate power and authority; and qualification to conduct business;
•	subsidiaries and equity or other ownership interests;
•	due authorization, execution, and delivery of the merger agreement and enforceability of the merger agreement;
•	the absence of violations or breaches of organizational documents, applicable laws, and contracts as a result of the merger agreement or the consummation of the transactions contemplated by the merger agreement;
•	consents, approvals, waivers, notices, filings, and registrations required in connection with the merger agreement or the transactions contemplated by the merger agreement;
•	filings with governmental and regulatory authorities;
•	filings required under federal securities laws;
•	financial statements and books and records;
•	the absence of certain regulatory actions or any basis therefor;
•	compliance with laws and deposit insurance;
•	pending and threatened legal proceedings and the absence of judgments, decrees, injunctions, orders, and rulings of governmental and regulatory authorities;
•	brokers and broker fees and expenses;
•	Community Reinvestment Act and Bank Secrecy Act compliance and compliance with anti-money laundering and customer or consumer privacy laws;
•	regulatory capital levels;
•	the absence of undisclosed liabilities;
•	the absence of certain events, changes, and actions, and the conduct of their respective businesses, since January 1, 2018;
•	compliance with the Foreign Corrupt Practices Act;
•	inapplicability of state anti-takeover laws; and
•	ownership of the other party’s stock.
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The merger agreement contains representations and warranties made by Entegra to the FC Parties, relating to, among other things:

•	capital stock and capitalization;
•	tax matters;
•	certain material contracts;
•	intellectual property matters and information technology and computer systems;
•	labor and employment matters;
•	benefit plans and arrangements;
•	real and personal property;
•	environmental matters;
•	receipt of a financial advisor opinion;
•	loan matters, including the adequacy of allowances for loan and lease losses and non-performing and classified loans;
•	certain material interests of current and former directors and officers and their immediate family members or affiliates;
•	insurance matters;
•	investment securities and derivatives;
•	compliance with certain securities laws;
•	transactions with affiliates;
•	administration and maintenance of fiduciary accounts; and
•	disclosure controls and procedures and internal control over financial reporting.

The merger agreement contains representations and warranties made by the FC Parties to Entegra, relating to, among other things:

•	sufficient resources to pay the merger consideration.

Certain of the representations and warranties contained in the merger agreement are subject to materiality or “material adverse effect” qualifiers. For purposes of the merger agreement, “material adverse effect” generally means, with respect to First Citizens or Entegra (as the case may be), an effect, circumstance, occurrence, event, development, or change that, individually or in the aggregate with one or more other effects, circumstances, occurrences, events, developments, or changes, (i) has had, or would reasonably be expected to have, a material and adverse effect on the business, properties, assets, liabilities, financial condition, operations, or results of operations of First Citizens or Entegra (as the case may be) and its respective subsidiaries taken as a whole, or (ii) prevents or materially impedes the consummation by First Citizens or Entegra (as the case may be) of the transactions contemplated by the merger agreement. However, with respect to clause (i), the following will not be included in determining the impact of any effect, circumstance, occurrence, event, development, or change:

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•	changes after the date of the merger agreement in laws of general applicability that apply to insured depository institutions and/or registered bank holding companies generally, or interpretations thereof by governmental entities, except to the extent of any materially disproportionate impact they have on First Citizens or Entegra (as the case may be) and its respective subsidiaries taken as a whole as measured relative to similarly situated companies in the banking and financial services industry;

•	changes after the date of the merger agreement in the generally accepted accounting principles (which we refer to as “GAAP”) or regulatory accounting requirements applicable to insured depository institutions and/or registered bank holding companies generally, except to the extent of any materially disproportionate impact they have on First Citizens or Entegra (as the case may be) and its respective subsidiaries taken as a whole as measured relative to similarly situated companies in the banking and financial services industry;

•	changes in economic conditions, or changes in global, national, or regional political or market conditions (including changes in prevailing interest or exchange rates), in either case affecting the banking and financial services industry generally, except to the extent of any materially disproportionate impact they have on First Citizens or Entegra (as the case may be) and its respective subsidiaries taken as a whole as measured relative to similarly situated companies in the banking and financial services industry;

•	actions and omissions of First Citizens and Entegra required under the merger agreement or taken or omitted with the prior written consent of Entegra (in the case of actions and omissions by First Citizens) or First Citizens (in the case of actions and omissions by Entegra);

•	any failure by First Citizens or Entegra, in and of itself, to meet any internal or published industry analyst projections, forecasts, or estimates of revenue, earnings, or other financial or operating metrics for any period;

•	changes, in and of themselves, in the trading price or trading volume of the First Citizens common stock or the Entegra common stock (with any factors or circumstances giving rise to or contributing to any such changes that are not otherwise excluded from the definition of material adverse effect to be taken into account in determining whether there exists or has occurred a material adverse effect); or

•	changes arising from the entry into or the announcement, or pendency of the merger agreement or the transactions contemplated thereunder, including (i) by reason of the identity of First Citizens or its affiliates, (ii) by reason of any communication by First Citizens or any of its affiliates regarding the plans or intentions of First Citizens or its affiliates with respect to the conduct of the business of Entegra or its subsidiaries following the closing, and (iii) the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, employees, suppliers, vendors, business partners, or other third parties.

Conduct of Business Pending the Merger

The merger agreement contains customary covenants regarding the parties’ operation of their respective businesses prior to the effective time of the merger.

Subject to certain exceptions, from the date of the merger agreement to the effective time of the merger, except as permitted by the merger agreement or as required by law or at the direction of a governmental authority, Entegra has agreed not to, and to cause its subsidiaries not to, do any of the following, without the prior written consent of First Citizens (such consent not to be unreasonably withheld, conditioned, or delayed):

•	conduct its business other than in the regular, ordinary, and usual course consistent with past practice;

•	fail to use commercially reasonable efforts to maintain and preserve intact its business organizations and advantageous customer and other business relationships, and retain the services of its current officers and employees;
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•	take any action that would reasonably be expected to adversely affect or materially delay its ability to perform its obligations under the merger agreement or the consummation of the transactions contemplated by the merger agreement;

•	incur, renew, modify, extend, or renegotiate any indebtedness for borrowed money or assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of any other person, other than (i) the creation of deposit liabilities in the ordinary course of business consistent with past practice, (ii) purchases of federal funds, and (iii) borrowings by Entegra Bank consistent with past practice and with a maturity of not more than 12 months;

•	prepay any indebtedness or other similar arrangements so as to cause Entegra or any of its subsidiaries to incur any prepayment penalty thereunder;

•	purchase, accept, or renew any brokered deposits, except in the ordinary course of business consistent with past practice and with maturities of 24 months or less;

•	adjust, split, combine, or reclassify any of its capital stock;

•	make, declare, pay, or set aside for payment any dividend or other distribution on or in respect of its capital stock, other than (i) the declaration and payment by Entegra Bank of dividends to Entegra, and (ii) required dividends or distributions by Entegra in respect of subordinated debentures related to trust preferred securities issued by statutory trusts affiliated with Entegra;

•	grant any person any right to acquire any shares of its capital stock or any securities or rights convertible into or exercisable for its capital stock; issue any additional shares of capital stock or any securities or obligations convertible into or exercisable for any shares of its capital stock, except pursuant to the exercise, vesting, or settlement of Entegra equity awards outstanding as of the date of the merger agreement; or directly or indirectly redeem, purchase, repurchase, or otherwise acquire any shares of its capital stock, except in connection with the exercise, vesting, or settlement of Entegra equity awards;

•	other than in the ordinary course of business consistent with past practice, (i) sell, transfer, mortgage, encumber, or otherwise dispose of any of its properties, assets, or business (including without limitation “other real estate owned”), or (ii) cancel, release, or assign any material indebtedness or claims or waive any rights of substantial value;

•	acquire or make any equity investment in (except through foreclosure, deed or conveyance in lieu of foreclosure, or other resolution of a loan pursuant to which Entegra Bank accepts assets or collateral), whether by purchase of stock or other securities, contributions to capital, property transfers, purchase of any property or assets, or otherwise, any other person, or form any new subsidiary or dissolve, liquidate, or terminate any existing subsidiary;

•	enter into any contract that would be a material contract if such contract had been entered into prior to and in effect as of the date of the merger agreement or renew, fail to renew, amend, modify, cancel, or terminate any existing material contract;

•	make, renew, increase the amount of, extend the term of, or modify any loan, or commit to make, renew, increase the amount of, extend the term of, or modify any loan, except (i) in conformity with existing lending policies and practices and where the principal amount of the loan does not exceed $1,000,000 or (ii) loans (including lines of credit and letters of credit) as to which Entegra and its subsidiaries had binding commitments to make such loans as of the date of the merger agreement and which were disclosed to First Citizens;

•	make, renew, increase the amount of, extend the term of, or modify any loan, or commit to make, renew, increase the amount of, extend the term of, or modify any loan, to any person if, when aggregated with all other outstanding loans and commitments for loans to such person and such person’s family members and affiliates, the aggregate principal amount of all such loans and commitments would exceed $2,000,000;
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•	extend credit to any person who has a loan with Entegra or any of its subsidiaries that is classified by Entegra or any of its subsidiaries or by the Federal Deposit Insurance Corporation or by the North Carolina Office of the Commissioner of Banks as “doubtful,” “substandard,” or “special mention” or that is on non-accrual status (which we refer to as an “Entegra classified borrower”), or increase the amount of any loan with or to an Entegra classified borrower;

•	except in the ordinary course of business consistent with past practice, renegotiate, renew, extend the term of, or modify any loan with or to an Entegra classified borrower, except in conformity with existing lending policies and practices and regulatory requirements and where all outstanding loans and commitments for loans to the Entegra classified borrower and the Entegra classified borrower’s family members and affiliates do not and would not exceed $500,000 in the aggregate;

•	except in compliance with Regulation O, make or increase the amount of any loan, or commit to make or increase the amount of any loan, to any director, executive officer, or principal shareholder (as such terms are defined in Regulation O) of Entegra or any of its subsidiaries, or any entity controlled, directly or indirectly, by any such person;

•	commence any claim, action, suit, or proceeding, other than to enforce an obligation owed to Entegra or any of its subsidiaries in the ordinary course of business, or enter into any settlement or similar agreement with respect to any claim, action, suit, or proceeding, which claim, action, suit, proceeding, or settlement or other agreement (i) involves the payment by it of an amount in excess of $50,000, or (ii) would impose any material restriction on its business or operations or the business or operations of any of its subsidiaries;

•	except as required by applicable law or a plan, agreement, or arrangement in effect as of the date of the merger agreement or as scheduled, (i) increase in any manner the salary, wages, bonuses, compensation, or other benefits of, for, or payable to any of its directors or executive officers (except for normal employee wage and salary increases in the ordinary course of business consistent with past practice not exceeding 3% per year on a per employee basis); (ii) pay any bonus, pension, severance, retirement allowance, or contribution to any of its directors, officers, or employees; (iii) become a party to, establish, adopt, amend, renew, terminate, extend, or commit to any pension, retirement, profit-sharing, welfare, or other benefit plan, agreement, or arrangement, or any employment, severance, salary continuation, retention, change of control, change in control, or consulting agreement or other contract, with or for the benefit of any director, officer, or employee; or (iv) amend, modify, or revise the terms of any outstanding stock option or restricted stock or RSU award or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options, restricted stock, restricted stock units, or other equity-based compensation;

•	elect or appoint to any office with the title of executive vice-president or higher any person who does not hold such office as of the date of the merger agreement; elect or appoint, or propose or recommend for election or appointment, to its board of directors any person who is not a member of its board of directors as of the date of the merger agreement; or hire any employee with annualized base compensation (excluding health insurance and retirement plan benefits) in excess of $75,000, except as may be necessary to replace an employee (other than an officer with a title of executive vice-president or higher) whose employment is terminated, whether voluntarily or involuntarily;

•	amend its charter or articles of incorporation, bylaws, or other organizational or governing documents, or enter into any stock or asset purchase agreement or any plan or agreement of consolidation, merger, share exchange, or reorganization or any indication of interest, letter of intent, or agreement in principle with respect thereto;

•	increase or decrease the rates of interest paid on time deposits or certificates of deposit, except in the ordinary course of business consistent with past practice;
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•	purchase any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities of 24 months or less;

•	make any capital expenditures in excess of $250,000, in the aggregate, other than in the ordinary course of business consistent with past practice or pursuant to binding commitments existing on the date of the merger agreement which were disclosed to First Citizens;

•	except for interest rate caps and interest rate floors for individual loans entered into in the ordinary course of business consistent with past practice, enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, or interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

•	make any material changes in policies or procedures in existence on the date of the merger agreement with regard to extensions of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon, investments, or asset/liability management, or in any other material banking policies or procedures, except as may be required by changes in law or GAAP or at the direction, suggestion, or recommendation of a governmental authority;

•	make or change any material tax election, settle or compromise any material tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment, collection, or determination of any taxes, enter into any closing agreement with respect to any taxes or surrender any right to claim a tax refund, adopt or change any method of accounting with respect to taxes, or file any amended tax return;

•	take any action that is intended or would reasonably be expected to result in (i) any of the representations or warranties of Entegra set forth in the merger agreement being or becoming untrue at any time prior to the effective time of the merger, (ii) any of the conditions to the merger not being satisfied, or (iii) a breach or violation of any provision of the merger agreement;

•	adopt or implement any change in its accounting principles, practices, or methods, other than as may be required by law, GAAP, or regulatory guidelines;

•	make any written communications to the officers or employees of Entegra or any of its subsidiaries, or any oral communications made or presented to a significant portion of the officers or employees of Entegra or any of its subsidiaries, in each case that are different than or include material information not contained in prior communications and that pertain to compensation or benefit matters that are affected by the transactions contemplated by the merger agreement, without first providing First Citizens a copy or written description of the intended communication and providing First Citizens with a reasonable period of time to review and comment on the communication;

•	fail to use commercially reasonable efforts to maintain its business premises or other assets in substantially the same condition as of the date of the merger agreement, ordinary wear and tear excepted;

•	subject any of its properties or assets to any lien (other than certain liens permitted by First Citizens under the merger agreement and other liens existing as of the date of the merger agreement and other than in connection with securing advances, repurchase agreements, and other borrowings not prohibited by the merger agreement); or

•	agree to do, make any commitment to do, or adopt any resolutions of its board of directors (or other governing body) in support of, recommending, or proposing any of the foregoing.
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Similarly, from the date of the merger agreement to the effective time of the merger, except as permitted by the merger agreement or as required by law or at the direction of a governmental authority, First Citizens has agreed not to, and to cause its subsidiaries not to, do any of the following, without the prior written consent of Entegra (such consent not to be unreasonably withheld, conditioned, or delayed):

•	conduct its business other than in the regular, ordinary, and usual course consistent with past practice;

•	amend its charter, bylaws, or other organizational or governing documents in a manner that would materially impede its ability to consummate the transactions contemplated by the merger agreement;

•	take any action that is intended or would reasonably be expected to result in (i) any of the representations or warranties of First Citizens set forth in the merger agreement being or becoming untrue at any time prior to the effective time of the merger, (ii) any of the conditions to the merger not being satisfied, or (iii) a breach or violation of any provision of the merger agreement; or

•	agree to do, make any commitment to do, or adopt any resolutions of its board of directors (or other governing body) in support of, recommending, or proposing any of the foregoing.

Covenants and Agreements

Other Acquisition Proposals

Entegra agreed in the merger agreement to, and to direct and cause its subsidiaries and its subsidiaries’ affiliates, directors, officers, employees, agents, and representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations with any person other than First Citizens and First Citizens Bank with respect to the possibility, consideration, or consummation of any acquisition proposal, and to use its reasonable best efforts to enforce, and to direct and cause its subsidiaries to use their reasonable best efforts to enforce, any confidentiality, nondisclosure, or similar agreement relating to any acquisition proposal.

The merger agreement provides generally, and subject to the exceptions described below, that unless the merger agreement has been terminated Entegra will not, and will cause its respective subsidiaries and its and its respective subsidiaries’ affiliates, directors, officers, employees, agents, and representatives not to:

•	solicit, initiate, or knowingly encourage, or take any other action to knowingly facilitate or that could reasonably be expected to result in any inquiries or discussions regarding, or the making of any proposal or offer that constitutes or could reasonably be expected to lead to, an acquisition proposal;

•	provide any non-public information or data regarding such party or any of its subsidiaries to any person other than the other parties to the merger agreement and their subsidiaries relating to or in connection with any acquisition proposal or any inquiry or indication of interest that could reasonably be expected to lead to an acquisition proposal;

•	participate in any discussions or negotiations or otherwise communicate in any way with any person other than the other parties to the merger agreement and their subsidiaries regarding any acquisition proposal;

•	approve, endorse, or recommend, or execute, enter into, or consummate, any indication of interest, letter of intent, or other contract (other than a confidentiality or nondisclosure agreement described below) relating to any acquisition proposal or requiring such party to abandon, terminate, or fail to consummate the transactions contemplated by the merger agreement, or propose to do any of the foregoing; or

•	make or authorize any statement, recommendation, or solicitation in support of any acquisition proposal.
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The merger agreement provides that Entegra may, prior to the approval of merger proposal by Entegra’s shareholders in accordance with Entegra’s articles of incorporation and bylaws and applicable law, if the board determines in good faith, after consultation with its outside legal and financial advisors, that the failure to do so would be inconsistent with its fiduciary duties under applicable law, in response to a bona fide, written acquisition proposal not solicited in violation of the merger agreement that such party’s board of directors determines in good faith constitutes or is reasonably likely to result in a superior proposal, and subject to providing 48 hours prior written notice of its decision to take such action to the other parties to the merger agreement and identifying the person making the acquisition proposal and all of the material terms and conditions of such acquisition proposal and compliance with the other applicable provisions of the merger agreement, (i) furnish information with respect to such party and its subsidiaries to any person making such acquisition proposal pursuant to a customary confidentiality or nondisclosure agreement on terms no more favorable to such person than the terms contained in the Confidentiality Agreement dated March 27, 2019, between First Citizens and Entegra (which new confidentiality agreement must not provide such person the exclusive right to negotiate with such party) and (ii) participate in discussions or negotiations with such person regarding such acquisition proposal.

The merger agreement requires Entegra to promptly (within not more than 24 hours) advise First Citizens of its or any of its subsidiaries’ receipt of any acquisition proposal, or any request for information or inquiry which could reasonably be expected to lead to an acquisition proposal, and to keep the other party informed, on a current basis, of the continuing status thereof, including the material terms and conditions thereof and any changes thereto, and to provide to the other party copies of any written materials received by such party or any of its subsidiaries in connection therewith. Additionally, Entegra is required to contemporaneously provide or make available to the other party all materials provided or made available to any third party in connection with an acquisition proposal which have not been previously provided or made available to the other party.

The merger agreement also permits Entegra and its board to comply with Rule 14e-2(a) and Rule 14d-9 under the Exchange Act and Item 1012(a) of Regulation M-A, and to make any disclosure to such party’s shareholders required by applicable law.

For purposes of the merger agreement, the term “acquisition proposal” means with respect Entegra, any inquiry, indication, proposal, solicitation, or offer, or the filing of any regulatory application, notice, waiver, or request (whether in draft or final form), from or by any person relating to (i) any direct or indirect sale, acquisition, purchase, lease, exchange, mortgage, pledge, transfer, or other disposition of 20% or more of the consolidated assets of Entegra and its subsidiaries, in a single transaction or series of related transactions; (ii) any tender offer (including a self-tender) or exchange offer with respect to, or direct or indirect purchase or acquisition of, 20% or more of any class of equity or voting securities of Entegra or any of its subsidiaries; or (iii) any merger, share exchange, consolidation, business combination, reorganization, recapitalization, or similar transaction involving Entegra or any of its subsidiaries, in each case other than the transactions contemplated by the merger agreement.

For purposes of the merger agreement, the term “superior proposal” means any bona fide written acquisition proposal which the board determines in good faith, after taking into account all legal, financial, regulatory, and other aspects of the proposal (including without limitation the amount, form, and timing of payment of consideration, the financing thereof, any associated break-up or termination fees, including those provided for in the merger agreement, expense reimbursement provisions, and all conditions to consummation) and the person making the proposal, and after consulting with its financial advisor (which must be a nationally recognized investment banking firm) and outside legal counsel, is (i) more favorable from a financial point of view to such party’s shareholders than the transactions contemplated by the merger agreement and (ii) reasonably likely to be timely consummated on the terms set forth. However, for purposes of this definition, references to “20% or more” in the definition of acquisition proposal are deemed to be references to “more than 50%.”

Notice of Certain Matters

Each party to the merger agreement has agreed to promptly notify the other parties of any fact or occurrence that constitutes or has caused, or would reasonably be expected to cause, a material breach of any of the party’s representations, warranties, covenants, or agreements contained in the merger agreement; that has had or would reasonably be expected to have a material adverse effect on the party; or that would or would reasonably be expected to prohibit, materially impede, or delay the consummation of the transactions contemplated by the merger agreement. Each party must notify the other parties of any communication from a third party alleging that the consent or approval of the third party is or may be required in connection with the transactions contemplated by the merger agreement. Each party must also notify the other party if it receives notice that any officer of the notifying party or any of its subsidiaries with a title of executive vice president or higher intends to terminate his or her employment.

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Access and Information

Prior to the effective time of the merger, Entegra has generally agreed to afford First Citizens, First Citizens Bank, and their representatives reasonable access to its and its subsidiaries’ books, records, contracts, properties, assets, personnel, and information technology systems, as well as any other information relating it or its subsidiaries that the other parties reasonably request. Also, each party has generally agreed to, prior to the effective time of the merger, furnish the other parties with a copy of any report, application, notice, schedule, or other document filed with or received from any governmental authority, except where disclosure of the same is not permitted by law.

Further Assurances

Generally, each of the parties has agreed in the merger agreement to use its reasonable best efforts to promptly take or cause to be taken all actions, and to promptly do or cause to be done all things, necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger) as expeditiously as reasonably possible.

Annual Meeting and Recommendation of Entegra Board

Entegra has agreed in the merger agreement to take all action necessary to call and hold, as promptly as reasonably practicable after the effective date of the registration statement of which this proxy statement is a part, a meeting of its shareholders for the purpose of its shareholders considering and voting on approval of the merger agreement and any other matters required to be approved by Entegra’s shareholders in order to consummate the transactions contemplated by the merger agreement. Subject to certain limited exceptions discussed below, (i) Entegra and its board must at all times prior to and during the annual meeting recommend to Entegra’s shareholders the approval of the merger agreement and the transactions contemplated by the merger agreement (and take all reasonable and lawful action to solicit and obtain such approval) and (ii) the board cannot withdraw, modify, or qualify in any manner adverse to First Citizens its recommendation of the merger agreement and the transactions contemplated thereby to Entegra’s shareholders, or take any other action or make any other public statement inconsistent with such recommendation (referred to in this proxy statement as an “Entegra change of recommendation”).

The board may make an Entegra change of recommendation if, but only if:

•	Entegra has complied in all material respects with the provisions in the merger agreement applicable to acquisition proposals;

•	the board determines in good faith (after consultation with and receiving and considering the advice of outside legal counsel and its financial advisors) that its failure to do so would be inconsistent with its fiduciary duties under applicable law; and

•	in the event the Entegra change of recommendation relates to an acquisition proposal, (i) the board has determined in good faith that the acquisition proposal constitutes a superior proposal, (ii) Entegra notifies First Citizens at least five business days in advance of its intention to effect an Entegra change of recommendation in response to such superior proposal, and furnishes to First Citizens the identity of the person making such superior proposal, a copy of the proposed transaction agreements and all other documents relating to such superior proposal, and a reasonable description of the event or circumstances giving rise to its determination to take such action, (iii) prior to effecting the Entegra change of recommendation, Entegra negotiates, and causes its financial, legal, and other advisors to negotiate, in good faith with First Citizens, during the five business day period following Entegra’s delivery of the notice referred to in clause (ii) above (to the extent First Citizens desires to so negotiate), to make such adjustments to the terms and conditions of the merger agreement so that such acquisition proposal ceases to constitute a superior proposal, and (iv) after the conclusion of such five business day period, the board determines in good faith, after giving effect to all of the adjustments (if any) which may be offered by First Citizens pursuant to clause (iii) above, that such acquisition proposal continues to constitute a superior proposal (it being agreed that in the event that there is any material revision to the terms of a superior proposal after delivery of the notice by Entegra in clause (ii) above, including any revision in price, the five business day period during which the parties agree to negotiate in good faith shall be extended, if applicable, to ensure at least three business days remain to negotiate after the time Entegra notifies First Citizens of any such material revision).
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Notwithstanding any Entegra change of recommendation, absent termination of the merger agreement, Entegra is not relieved of its obligation to hold a meeting of its shareholders for the purpose of its shareholders voting on those matters required to be approved by its shareholders in order to consummate the transactions contemplated by the merger agreement. Additionally, unless the merger agreement has been terminated, Entegra cannot submit to or for a vote of its shareholders any other acquisition proposal.

Entegra has also agreed in the merger agreement to adjourn or postpone the annual meeting if (i) as of the date of the meeting if there are not sufficient shares of Entegra common stock represented in person or by proxy to constitute the quorum necessary to conduct the business of the meeting, (ii) as of the date of the meeting Entegra has not received proxies representing a sufficient number of shares of Entegra common stock for the approval of the merger agreement by Entegra’s shareholders, or (iii) required by applicable law in order to ensure that any required supplement or amendment to this proxy statement is provided to Entegra’s shareholders a reasonable amount of time prior to the annual meeting. In the case of clauses (i) and (ii), Entegra is not required to adjourn or postpone the meeting more than two times.

Employee Benefits

First Citizens has agreed that First Citizens and First Citizens Bank generally will provide employees of Entegra Bank who become employees of First Citizens Bank in connection with the merger (which we refer to as “continuing employees”) with benefits under the Entegra benefit plans, to the extent they are maintained by First Citizens Bank for some time following the effective time of the mergers, or, at First Citizens Bank’s election, with benefits that are the same as those provided to similarly situated employees of First Citizens Bank as of the date of the merger agreement. Generally, and subject to certain customary exceptions, First Citizens and First Citizens Bank will recognize the years of full-time service of continuing employees with Entegra Bank for vesting and eligibility purposes under employee benefit plans maintained by First Citizens or First Citizens Bank in which the continuing employees are eligible to participate. If continuing employees experience a transition in health care coverage during the middle of a plan year, First Citizens has agreed that First Citizens and First Citizens Bank, as appropriate, will make a one-time payment of additional compensation as part of First Citizens Bank’s first payment of salary and wages to continuing employees who elect health care coverage under the First Citizens Bank company welfare benefit plan in an amount to be agreed upon by the parties and based upon the health care coverage the continuing employee had under Entegra’s group medical plan.

Entegra has generally agreed in the merger agreement to, prior to the effective time of the merger, take (and cause its subsidiaries to take) any actions reasonably requested by First Citizens that are necessary or appropriate to (i) cause one or more of the Entegra or Entegra Bank benefits plans to terminate or be frozen as of or immediately prior to the effective time of the merger, (ii) cause benefit accruals and entitlements under any Entegra or Entegra Bank benefits plan to cease as of or immediately prior to the effective time of the merger, (iii) cause the continuation at and after the effective time of the merger of any insurance policy or other contract relating to any Entegra or Entegra Bank benefits plan for such period as may be requested by First Citizens, or (iv) facilitate the merger of any Entegra or Entegra Bank benefits plan into any employee benefit plan maintained by First Citizens or its subsidiaries.

Generally, and subject to certain exceptions and conditions set forth in the merger agreement, Entegra Bank employees who are not offered continued employment with First Citizens or one of its subsidiaries, and continuing employees whose employment is terminated by First Citizens or its subsidiaries without cause (as defined in the merger agreement) during the six-month period immediately following the merger, will be paid severance benefits based on their number of full years of continuous service with Entegra Bank prior to the effective time of the merger and with First Citizens and its subsidiaries thereafter.

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Indemnification and Insurance

The merger agreement generally provides that, for a period of six years following the merger, First Citizens will indemnify, defend, and hold harmless all current and former directors, officers, and employees of Entegra and Entegra Bank and their subsidiaries against any damages and expenses incurred in connection with any claim arising out of matters existing or occurring prior to the effective time of the merger and based on the fact that such individuals were directors, officers, or employees of Entegra or Entegra Bank or any of their subsidiaries (or was serving at the request of Entegra or Entegra Bank or any of their subsidiaries as a director, officer, employee, agent, trustee, or partner of another corporation, partnership, trust, joint venture, employee benefit plan, or other entity), to the fullest extent these individuals would have been entitled to be indemnified, defended, and held harmless under applicable law and the articles of incorporation and bylaws (or comparable governing documents) of Entegra and Entegra Bank and their subsidiaries as in effect as of the date of the merger agreement.

The merger agreement requires Entegra to obtain (or cause Entegra Bank to obtain), prior to the effective time of the merger, and requires First Citizens to maintain, after the effective time of the merger, a “tail” policy under Entegra’s and Entegra Bank’s existing directors’ and officers’ liability insurance policy providing coverage for a period of six years immediately after the effective time of the merger for persons who are immediately prior to the effective time of the merger covered by Entegra’s and Entegra Bank’s existing directors’ and officers’ liability insurance policy (which we refer to as the “tail insurance”), which tail insurance must provide for at least the same coverage and coverage amounts as, and contain terms and conditions not materially less advantageous than, those currently provided for by Entegra’s and Entegra Bank’s existing directors’ and officers’ liability insurance policy. However, without the prior written consent of First Citizens, Entegra and Entegra Bank cannot expend for tail insurance (for that six-year period) an amount in excess of 250% of the most recent annual premium paid by Entegra for their existing directors’ and officers’ liability insurance policy.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to (i) Entegra obtaining estoppel letters from Entegra’s and Entegra Bank’s existing landlords; (ii) preparing the documentation and filings to obtain, and, obtaining the governmental authority and other third party consents and approvals required for the transactions contemplated by the merger agreement; (iii) public statements or disclosures pertaining to the merger agreement or the transactions contemplated by the merger agreement; (iv) the preparation and filing of this proxy statement; (v) exempting the merger agreement, the mergers, the bank merger, and the other transactions contemplated by the merger agreement from all “takeover laws”; (vi) giving notice of any proceeding commenced or threatened and relating to the transactions contemplated by the merger agreement; (vii) planning and preparing for the consolidation of appropriate operating functions and the conversion of the data processing and related electronic information technology systems of Entegra and Entegra Bank; and (viii) First Citizens’ assumption of outstanding trust preferred securities of Entegra.

Conditions to Consummation of the Merger

The respective obligations of Entegra and the FC Parties to consummate the merger are subject to the satisfaction or, to the extent permissible, waiver of certain conditions, including:

•	the approval of the merger proposal by Entegra’s shareholders;
•	the receipt of all required consents and approvals of governmental authorities required to consummate the transactions contemplated by the merger agreement and the expiration of all statutory waiting periods in respect thereof; and
•	the absence of any order, decree, or injunction enjoining or prohibiting the merger, the second step merger, or the bank merger, and any action, suit, or proceeding seeking the same, and the absence of any law prohibiting or making illegal the consummation of the merger, the second step merger, or the bank merger.

Entegra’s obligation to consummate the merger is also subject to the satisfaction or, to the extent permissible, waiver of certain additional conditions, including:

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•	the accuracy of the representations and warranties of the FC Parties in the merger agreement, both as of the date of the merger agreement and as of the date of the closing of the mergers (except for representations and warranties that speak only as of the date of the merger agreement or another date), subject to the materiality standards provided for in the merger agreement;
•	The FC Parties’ performance of and compliance with, in all material respects, their obligations and covenants in the merger agreement; and
•	Entegra’s receipt of a certificate, dated as of the date of the closing of the mergers, signed by the chief executive officer and chief financial officer of First Citizens to the effect that the two conditions described immediately above have been satisfied.

The respective obligations of the FC Parties to consummate the merger are also subject to the satisfaction or, to the extent permissible, waiver of certain additional conditions, including:

•	the accuracy of the representations and warranties of Entegra in the merger agreement, both as of the date of the merger agreement and as of the date of the closing of the mergers (except for representations and warranties that speak only as of the date of the merger agreement or another date), subject to the materiality standards provided for in the merger agreement;
•	Entegra’s performance of and compliance with, in all material respects, its obligations and covenants in the merger agreement;
•	The FC Parties’ receipt of a certificate, dated as of the date of the closing of the mergers, signed by the chief executive officer and chief financial officer of Entegra to the effect that the two conditions described immediately above have been satisfied; and
•	Entegra must have taken all action necessary to terminate the Tax Benefits Preservation Plan dated November 16, 2015, between Entegra and Computershare Trust Company, N.A. effective immediately prior to the effective time of the merger or otherwise amend that plan such that no rights provided for in that plan are exercisable in connection with or following the transactions contemplated by the merger agreement.

There can be no assurance as to whether or when all of the conditions to consummation of the merger will be satisfied or, where permissible, waived.

Termination of the Merger Agreement

Generally. The merger agreement may be terminated as follows:

•	by mutual written agreement of the FC Parties and Entegra;

•	by the FC Parties or Entegra:

-	in the event that Entegra’s shareholders do not approve the merger proposal, provided that, in the case of termination by Entegra, Entegra and its board have complied with their obligations to call and hold the annual meeting and to recommend approval of the merger agreement to solicit approval of the merger agreement by Entegra’s shareholders;

-	in the event that any approval, consent, or waiver from any governmental entity or regulatory agency required for the consummation of the transactions contemplated by the merger agreement has been denied by final and non-appealable action of such governmental entity or regulatory agency or any application for any such consent, approval, or waiver has been permanently withdrawn at the request of any such governmental entity or regulatory agency, provided the denial or withdrawal is not due to the failure of the terminating party to perform or observe its obligations under the merger agreement;
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-	in the event that any court or other governmental authority of competent jurisdiction has issued a final, non-appealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the merger agreement, provided that the action of such governmental authority is not due to the failure of the terminating party to perform or observe its obligations under the merger agreement;

-	in the event the merger is not consummated by March 31, 2020, provided that the failure to consummate the merger by such date is not due to the failure of the terminating party to perform or observe its obligations under the merger agreement;

•	by the FC Parties:

-	in the event of a breach of the merger agreement by Entegra, if the breach (individually or in the aggregate with all other breaches) would, if occurring or continuing on the closing date for the merger, result in any of the conditions to the merger not being satisfied and has not been cured by the earlier of March 31, 2020, and 30 days after written notice to Entegra of the breach, and provided that none of First Citizens, First Citizens Bank, or Merger Sub is in material breach of the merger agreement (which we refer to as a “First Citizens material breach termination”);

-	in the event that prior to the approval of the merger agreement by Entegra’s shareholders (i) Entegra materially breaches its obligations under the merger agreement relative to acquisition proposals or calling and holding the annual meeting and recommending and soliciting approval of the merger agreement by Entegra’s shareholders or (ii) the board does not publicly recommend in this proxy statement the approval of the merger agreement and the transactions contemplated thereby by Entegra’s shareholders or, after having made such recommendation, subsequently makes an Entegra change of recommendation;

-	in the event a tender offer or exchange offer for 20% or more of any class or series of outstanding shares of Entegra stock is commenced (other than by First Citizens or its subsidiaries) and the board recommends that Entegra shareholders tender their shares in such tender offer or exchange offer or otherwise fails to recommend that Entegra shareholders reject the tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act;

•	by Entegra:

-	in the event of a breach of the merger agreement by First Citizens, First Citizens Bank, or Merger Sub, if the breach (individually or in the aggregate with all other breaches) would, if occurring or continuing on the closing date for the merger, result in any of the conditions to the merger not being satisfied and has not been cured by the earlier of March 31, 2020, and 30 days after written notice to the breaching party of the breach, and provided that Entegra is not in material breach of the merger agreement (which we refer to as an “Entegra material breach termination”); or

-	at any time prior to the approval of the merger agreement by the shareholders of Entegra, for the purpose of entering into an agreement with respect to a superior proposal, provided that Entegra has not materially breached its obligations under the merger agreement relative to acquisition proposals or calling and holding the annual meeting and recommending and soliciting approval of the merger agreement by Entegra’s shareholders.

Effect of Termination. Generally, and except as discussed below, if the merger agreement is terminated, the parties will have no further liability or obligations under the merger agreement, provided that (i) certain designated provisions of the merger agreement will survive termination, including those relating to the confidentiality of information shared by the parties pursuant to the merger agreement, public statements or disclosures pertaining to the merger agreement or the transactions contemplated by the merger agreement, the payment of termination fees described below, and the payment of costs and expenses associated with the transactions contemplated by the merger agreement, and (ii) the termination of the merger agreement will not release a party from any liability for fraud or any willful or intentional breach of the merger agreement.

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Termination Fees. Entegra will be required to pay First Citizens a fee of $8,000,000 (which we refer to as the “termination fee”) in the following circumstances:

•	in the event the FC Parties terminate the merger agreement because, prior to the approval of the merger agreement by Entegra’s shareholders, (i) Entegra materially breaches its obligations under the merger agreement relative to acquisition proposals or calling and holding the annual meeting and recommending and soliciting approval of the merger agreement by its shareholders, or (ii) the board does not recommend in this proxy statement the approval of the merger agreement and the transactions contemplated thereby by its shareholders or, after having made such recommendation, subsequently makes an Entegra change of recommendation;
•	in the event in the event the FC Parties terminate the merger agreement because the board recommends that its shareholders tender their shares in a tender offer or exchange offer for 20% or more of any class or series of outstanding shares of Entegra’s stock (other than one by First Citizens or its subsidiaries), or because the board otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act;
•	in the event Entegra terminates the merger agreement at any time prior to the approval of the merger agreement by Entegra’s shareholders for the purpose of entering into an agreement with respect to a superior proposal; or
•	in the event either party terminates the merger agreement due to failure by Entegra’s shareholders to approve the merger agreement by the requisite vote, and (i) at or prior to the no vote an acquisition proposal shall have been received by or communicated or otherwise made known to Entegra (and not withdrawn prior to the date of termination of the merger agreement), and (ii) within 12 months of the date of termination of the merger agreement, Entegra enters into a definitive agreement regarding any acquisition proposal pursuant to which the aggregate consideration is equal to or exceeds the aggregate consideration under the merger agreement (based on $30.18 per share).

Entegra will be required to pay First Citizens a fee of $6,400,000 (which we refer to as the “fee reimbursement”) in the following circumstances:

•	in the event the merger agreement is terminated by mutual written agreement of the FC Parties and Entegra;
•	in the event of a First Citizens material breach termination; or
•	in the event either party terminates the merger agreement due to failure by Entegra’s shareholders to approve the merger agreement by the requisite vote, and (i) at or prior to the no vote an acquisition proposal shall have been received by or communicated or otherwise made known to Entegra (and not withdrawn prior to the date of termination of the merger agreement), and (ii) within 12 months of the date of termination of the merger agreement, Entegra enters into a definitive agreement regarding any acquisition proposal pursuant to which the aggregate consideration is less than the aggregate consideration under the merger agreement (based on $30.18 per share).

However, no fee reimbursement will be owed if either the termination fee is payable by Entegra or the reverse termination fee is payable by First Citizens, or in certain other situations.

First Citizens will be required to pay Entegra a termination fee of $8,800,000 (which we refer to as the “reverse termination fee”) in the following circumstances:

•	in the event either party terminates the merger agreement as a result of the denial of any governmental approval or consent by a final, non-appealable action or any application or request therefor shall have been permanently withdrawn at the request of a governmental entity; or
•	(i) First Citizens has materially breached its obligations related to obtaining regulatory consents, (ii) Entegra terminates the merger agreement in connection with (a) a final, non-appealable order enjoining or prohibiting consummation of any of the transactions contemplated by the merger agreement or (b) the failure to consummate the merger by the outside date (March 31, 2020), and (iii) all conditions to closing have been satisfied or waived other than the conditions related to governmental approvals or conditions that can only be satisfied at closing.
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Amendment and Waiver

The merger agreement may be amended at any time by a written instrument executed by each of the parties. However, notwithstanding the foregoing, after the approval of the merger proposal by the shareholders of Entegra, the merger agreement cannot be amended without the further approval of Entegra shareholders, as applicable, if such amendment requires further approval of such shareholders under applicable law. Any provision of the merger agreement may be waived by the party or parties entitled to the benefits of that provision, if the waiver is in writing and executed by the party or parties granting the waiver.

Governing Law

The merger agreement is governed by North Carolina law.

Expenses

The merger agreement provides generally that each party will pay its own expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement. This includes fees and expenses of legal counsel, accountants, and other professional advisors. However, the parties agreed in the merger agreement that the cost of printing and mailing this proxy statement and all fees paid to the SEC or any other governmental authority in connection with the merger, the second step merger, or the bank merger will be shared equally by First Citizens and Entegra.

Specific Performance

The merger agreement provides that its terms may be specifically enforced by the parties, without limiting any other remedies that may be available to the parties.

Exclusive Jurisdiction

The merger agreement provides that any claim, action, suit, or proceeding related to the merger agreement or the transactions contemplated by the merger agreement must be brought and heard only in the state courts of the State of North Carolina located in Raleigh, Wake County, North Carolina or the United States District Court for the Eastern District of North Carolina (Raleigh Division).

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

Subject to the limitations, assumptions, and qualifications described herein, the anticipated material U.S. federal income tax consequences to “U.S. holders” (as defined below) of Entegra common stock that exchange their shares of Entegra common stock for cash merger consideration in the merger are as described below.

This discussion does not address any tax consequences arising under the laws of any state, local, or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. This discussion is based upon the Internal Revenue Code, the regulations promulgated thereunder, and court and administrative rulings and decisions, all as in effect on the date of this proxy statement. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. No advance ruling has been sought or obtained from the IRS regarding the U.S. federal income tax consequences of the mergers. As a result, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the U.S. federal income tax consequences set forth below.

This discussion addresses only those Entegra shareholders that are U.S. holders (as defined below) and that hold their shares of Entegra common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular Entegra shareholder in light of that shareholder’s particular circumstances or that may be applicable to an Entegra shareholder if that shareholder is subject to special treatment under the U.S. federal income tax laws, including if an Entegra shareholder is:

•	a bank, thrift, or other financial institution;
•	a tax-exempt organization;
•	an S corporation, partnership, or other pass-through entity (or an investor in an S corporation, partnership, or other pass-through entity);
•	an insurance company;
•	a mutual fund;
•	a regulated investment company;
•	a real estate investment trust;
•	a controlled foreign corporation;
•	a passive foreign investment company;
•	a retirement plan, individual retirement account, or other tax-deferred account;
•	a dealer or broker in stocks and securities, or currencies;
•	a trader in securities that elects mark-to-market treatment;
•	a holder of Entegra common stock subject to the alternative minimum tax provisions of the Internal Revenue Code;
•	a holder of Entegra common stock that owns (or is deemed to own) 5% or more of the outstanding stock of Entegra;
•	a holder of Entegra common stock that received Entegra common stock through the exercise of an employee stock option, through a tax qualified retirement plan, or otherwise as compensation;
•	a person that is not a U.S. holder (as defined below);
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•	a person that has a functional currency other than the U.S. dollar;
•	a holder of Entegra common stock that holds Entegra common stock as part of a hedge, straddle, constructive sale, wash sale, conversion, or other integrated transaction; or
•	a U.S. expatriate.

In addition, this discussion does not address any alternative minimum tax or any state, local, or foreign tax consequences of the mergers, nor does it address any other U.S. federal tax consequences (such as gift or estate taxes) including any tax consequences arising under the unearned income Medicare contribution tax pursuant to Section 1411 of the Internal Revenue Code.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Entegra common stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States; (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust was in existence on August 20, 1996 and has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes; or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

The U.S. federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes and that holds Entegra common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Entegra common stock are encouraged to consult their own tax advisors.

Determining the actual tax consequences of the mergers to an Entegra shareholder may be complex. They will depend on an Entegra shareholder’s specific situation and on factors that are not within the control of Entegra or First Citizens. Entegra shareholders are encouraged to consult with their own tax advisors as to the tax consequences of the mergers in their particular circumstances.

Tax Consequences of the Mergers Generally

Subject to the limitations, assumptions, and qualifications described herein, the mergers, taken together, will be treated as a taxable transaction.

A U.S. holder (as defined below in the section titled “Material U.S. Federal Income Tax Consequences of the Mergers”) of Entegra common stock will recognize gain or loss for U.S. federal income tax purposes upon the exchange of the holder’s shares of Entegra common stock for the merger consideration. A U.S. holder may also be taxable under applicable state, local or foreign tax laws.

A U.S. holder of Entegra common stock will recognize gain or loss on the exchange of Entegra common stock for the cash merger consideration, measured by the difference between the amount of cash received and the tax basis of that holder’s shares of Entegra common stock. A U.S. holder’s adjusted basis in our common stock generally will be equal to the amount that such U.S. holder paid to acquire such shares of our common stock. Gain or loss will be determined separately for each block of shares of our common stock (i.e., shares of our common stock acquired at the same cost in a single transaction). U.S. holders are responsible for determining their adjusted basis in our common stock and should consult their tax advisors regarding such determination.

This gain or loss will be a capital gain or loss, and will be a long-term capital gain or loss, if the holding period for the share of Entegra common stock exchanged for cash is more than one year at the time of the merger. Long-term capital gains of non-corporate U.S. holders generally are subject to U.S. federal income tax at preferential rates. Net short-term capital gains are taxed at the same rate as ordinary income. The deduction of capital losses is subject to limitations.

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Backup Withholding

Holders of Entegra common stock other than certain exempt recipients may be subject to information reporting and backup withholding (currently at a rate of 24%) on the cash merger consideration received. Such a holder generally will not be subject to backup withholding, however, if the holder:

•	furnishes a correct taxpayer identification number, certifies that the holder is not subject to backup withholding on the Form W-9 or successor form included in the letter of transmittal the holder will receive, and otherwise complies with all the applicable requirements of the backup withholding rules; or
•	provides proof that the holder is otherwise exempt from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the holder timely furnishes the required information to the IRS.

This summary of material U.S. federal income tax consequences is for general information only and is not tax advice. Each holder of Entegra common stock is urged to consult the holder’s tax advisor with respect to the application of U.S. federal income tax laws to the holder’s particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign, or other taxing jurisdiction.

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PROPOSAL NO. 3: DIRECTOR ELECTION PROPOSAL

Our bylaws provide for a board of directors consisting of not less than five nor more than 20 directors, the exact number to be determined by resolution of a majority of our board or by resolution properly adopted by the shareholders at a shareholders’ meeting. Our board has set the number of directors at 11.

Our articles of incorporation and bylaws provide that, at all times that the total number of directors is fixed at nine or more, the directors shall be divided into three classes, as nearly equal as possible in number as may be, to serve in the first instance for terms of one, two and three years, respectively, from the date each such class of directors takes office or until their earlier death, resignation, retirement, removal, or disqualification or until their successors shall be elected and qualify, and thereafter the successors in each class of directors shall be elected for terms of three years or until their earlier death, resignation, retirement, removal, or disqualification or until their successors are duly elected and qualify. As a result, one class of three directors is to be elected at the 2019 annual meeting to serve until the consummation of the merger or, if the merger is not completed, until 2022 annual meeting of shareholders or until their successors are duly elected and qualified for a three-year term. In the event of any increase or decrease in the authorized number of directors, each director then serving as such will nevertheless continue as a director until the expiration of the director’s current term, the director’s earlier death, resignation, disqualification, or removal or until his or her successor is duly elected and qualifies. In the event of the death, resignation, removal, or disqualification of a director during the director’s elected term of office, our board or our shareholders may appoint the director’s successor, who will serve until the next annual shareholders’ meeting at which directors are elected. So long as the number of directors remains nine or more, the successors in each class of directors will be elected for terms of three years each or until their earlier death, resignation, retirement, removal, or disqualification or until their successors are elected and qualify.

Our board has nominated the three persons – Ronald D. Beale, R. Matt Dunbar and Roger D. Plemens – for election as directors to serve until the close of the merger or, if the merger is not completed, until 2022 annual meeting of shareholders or until their successors are duly elected and qualified, or until their earlier death, resignation, retirement, or removal. All of the director nominees currently serve as directors of Entegra and Entegra Bank. If all of the director nominees are elected, there will be 11 directors serving on our board following our 2019 annual meeting.

Each nominee has consented to serve as a director of Entegra if elected. If, at the time of the our 2019 annual meeting, a nominee is unable or unwilling to serve, the discretionary authority provided in the form of proxy will be exercised to vote for such other person for the office of director as may be nominated by our board. Proxies cannot be voted for a greater number of nominees than the number named in this proxy statement. Our board has no reason to believe that any of the nominees named will be unable to serve if elected to office.

Each of the nominees brings special skills and attributes to our board through a variety of levels of education, business experience, director experience, banking experience, philanthropic interests, and community involvement. The age of each director is as of the record date.

Our board recommends that Entegra shareholders vote “FOR” the election of Ronald D. Beale, R. Matt Dunbar and Roger D. Plemens as directors.

ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS OF ENTEGRA

FOR TERM ENDING AS OF THE 2022 ANNUAL MEETING

Ronald D. Beale (age 63) is President of Beale Construction, Inc., a construction firm based in Franklin, North Carolina, which has been in business since 1980. Mr. Beale has been President of Beale Construction since 1987 and has been a member of our board and the Entegra Bank board since 2002. He is also President of LeRon, LLC, which owns and operates a variety of storage units and a convenience store in Franklin. Mr. Beale was elected as a County Commissioner for Macon County in 2005, and was re-elected in 2010, 2014, and 2018. He is a member and Past President of The Franklin Daybreak Rotary Club. He is also Past President of the North Carolina Association of County Commissioners. Mr. Beale was also selected as “Commissioner of the Year in North Carolina” for 2013. We believe that Mr. Beale’s business experience as well as his involvement in the community in which we conduct our business, qualify him to serve as one of our directors.

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R. Matt Dunbar (age 42) is Co-Founder and Managing Director of VentureSouth, a leading angel investment firm founded in 2014 that manages more than a dozen angel investor groups and funds across the Carolinas. In his role, Mr. Dunbar oversees the strategy and operations of the network, which has deployed more than $31 million in more than 60 Southeastern startup companies. Mr. Dunbar has been a member of our board and the Entegra Bank board since August 2015. Mr. Dunbar also serves on the board of directors of the Angel Capital Association, two VentureSouth portfolio companies and Junior Achievement of Upstate South Carolina. We believe that Mr. Dunbar’s business experience as well as his involvement in the community in which we conduct our business, qualify him to serve as one of our directors.

Roger D. Plemens (age 63) is the President and Chief Executive Officer of Entegra. Mr. Plemens, who became President and CEO of Entegra and Entegra Bank in 2004, has served Entegra Bank in various capacities, including mortgage officer, manager of mortgage lending, and Chief Lending Officer since joining Entegra Bank in 1978. Mr. Plemens has been a member of our board and the Entegra Bank board since 2004. Mr. Plemens currently serves on the board of the Macon County Economic Development Commission. He previously served on the boards of trustees of Angel Medical Center and the Western Carolina University Foundation. He also previously served on the board of the North Carolina Bankers Association until 2019. We believe that Mr. Plemens’ 41 years of banking experience, as well as his leadership experience, qualify him to serve as one of our directors.

Our board recommends a vote for Mr. Beale, Mr. Dunbar and Mr. Plemens for election as directors of Entegra.

CONTINUING DIRECTORS OF ENTEGRA WITH TERMS
ENDING AT THE ENTEGRA 2021 ANNUAL MEETING

Charles M. Edwards (age 58) is President and founder of C. Edwards Group, Inc. His company has existed for 21 years as the operating company of McDonald’s Restaurants in Henderson, Transylvania, and Haywood Counties in North Carolina. Mr. Edwards has been a member of our board and the Entegra Bank board since 2013. He is also the principal and managing member of Better Property Solutions, LLC and Wilson-Edwards Holdings, LLC, which are real estate management and holding companies. He studied business at Blue Ridge Community College and the University of North Carolina at Asheville and has extensive business management experience. Prior to starting his own companies he served with McDonald’s Corporation as a consultant to hundreds of small business owners, with expertise in franchising, finance, operations, marketing, human resources, and site development. He served as President of McDonald’s Owner’s advertising association. In 2016, he was elected to the North Carolina Senate, where he serves on committees for Appropriations, Economic Development and Global Engagement Oversight, Commerce & Insurance, Information Technology Oversight, Revenue Laws, Pensions and Retirement, and the Study Commission on Efficiency and Cost-Savings. He is actively involved in the communities served by his businesses, served as Chairman of the Henderson County Chamber of Commerce, as a board member of the Henderson County Community Foundation, and serves on the board of directors for the Daniel Boone Boy Scout Council. He chaired the City of Hendersonville’s Business Advisory Committee and served on the Henderson County Planning Board. We believe his broad level of business experience and strong sense of community qualify him to serve as one of our directors.

Jim M. Garner (age 66) has been an insurance agent with The Wayah Insurance Group, Inc., an independent insurance agency based in Franklin, North Carolina, since 1984, and he also serves as a member of its board of directors. Mr. Garner has been a member of our board and the Entegra Bank board since 2006. Mr. Garner has been an independent insurance agent for over 30 years, managing a variety of commercial and personal accounts as well as serving as a partner in various real estate investments. We believe that Mr. Garner’s business experience and his connections within our business community qualify him to serve as one of our directors.

Fred H. Jones (age 53) is President of Jones, Key, Melvin & Patton, P.A., a Franklin, North Carolina law firm founded by his great-grandfather in 1878. He has been employed by this firm since 1992 and has been a shareholder of it since 1997. Mr. Jones has been a member of our board and the Entegra Bank board since 2005. Mr. Jones was a Morehead Scholar at the University of North Carolina-Chapel Hill (1987). He has served as Chairman of the Board of Trustees of Angel Medical Center, and on the boards of directors of the Rabun Gap Nacoochee School, the Franklin Area Chamber of Commerce, Macon County Habitat for Humanity, and the Little Tennessee Watershed Association. Mr. Jones’ great-uncle was a founder of Entegra Bank. We believe that Mr. Jones’ legal background and prior experience as a director qualify him to serve as one of our directors.

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Douglas W. Kroske (age 65) is a retired business executive and former Chief Investment Officer for RBC Liberty Insurance, the U.S. based insurance subsidiary of the Royal Bank of Canada. Prior to Mr. Kroske’s retirement in 2011, he was President of Liberty Capital Advisors, an investment advisory firm that was registered with the SEC. Mr. Kroske has been a member of our board and the Entegra Bank board since November 2017. He has more than 35 years of investment and risk management experience and is a Chartered Financial Analyst (CFA). Mr. Kroske currently serves as Treasurer and as a member of the board of directors of the Community Foundation of Greenville. He has a B.S. degree from Clemson University and a MBA degree from the University of South Carolina. We believe that Mr. Kroske’s business experience and his connections within our business community qualify him to serve as one of our directors.

CONTINUING DIRECTORS OF ENTEGRA WITH TERMS
ENDING AT THE ENTEGRA 2020 ANNUAL MEETING

Louis E. Buck, Jr. (age 70) is a retired business executive and former Interim Dean of the College of Business at Western Carolina University. Prior to Dr. Buck’s retirement in 2012, he was the Wesley Elingburg Distinguished Professor of Business Innovation and the Director of the Center for Entrepreneurship and Innovation in the College of Business at Western Carolina University. Dr. Buck has been a member of our board and the Entegra Bank board since 2012. Dr. Buck has more than 25 years of business experience in the areas of finance, accounting, risk management, and information systems. His last industry position was that of Chief Financial Officer for the competitive businesses of Consolidated Edison, Inc. from 2000 to 2007 in New York. He had served as the senior director of the Business Solutions practice for Walker Interactive Systems, Inc., the Chief Accounting Officer for Entergy Corporation, Chief Financial Officer for the North Carolina Electric Membership Corporation and in various management capacities at TXU Corporation. He has a B.S. degree from the United States Naval Academy, an MBA from the University of Houston / CLC and a Ph. D. (Finance) from Texas A&M University. We believe that Dr. Buck’s business and academic experience qualifies him to serve as one of our directors.

Adam W. Burrell, MD (age 49) is a Board Certified Family Physician currently practicing in Franklin, North Carolina, where he has operated his own medical practice since 1999. Dr. Burrell has been a member of our board and the Entegra Bank board since 2010. He has a B.S. degree from Wake Forest University and a M.D. degree from Wake Forest School of Medicine. After completing his residency in Family Medicine, Dr. Burrell completed a Fellowship in Obstetrics at the University of Alabama. He is a member of the American Academy of Family Physicians. He has served as Chief of Staff for Angel Medical Center and is involved in numerous community activities, including coaching youth basketball. We believe that Dr. Burrell’s management experience qualifies him to serve as one of our directors.

Craig A. Fowler (age 62) is the Chief Information Officer (CIO) and member of the Executive Council at Western Carolina University (WCU), a campus in the University of North Carolina system, with an enrollment of over 11,500 students, and he has served in that role since 2009. Mr. Fowler has been a member of our board and the Entegra Bank board since 2016. He has a bachelor’s degree in applied mathematics from the University of West Florida and an MBA from the University of Dallas. He has over 25 years of experience working with Fortune 500 companies including as Vice President of IT at Corning Cable Systems, Director of Information Technology Operations Center for Dell Computer Corp., Senior Director at Raytheon Company, and Business CIO for Texas Instruments Defense Systems and Electronics Group. In 2004, with reappointments in 2007 and 2010, Mr. Fowler was appointed by Governors Mike Easley and Beverly Purdue as a Commissioner to the e-NC Authority, which was a state effort to link all North Carolinians to the Internet. He was also a member of the board of directors of the North Carolina Technology Association from 2002 to 2009. We believe that Mr. Fowler’s business and management experience, as well as his information technology expertise, qualify him to serve as a one of our directors.

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Beverly W. Mason (age 67) has been a broker with Lamplighter Realty, Inc. since 1985 and is the former owner of it. She is also the owner of Mountain Property Investors, LLC of Franklin, North Carolina; managing partner of Bryson Investments, L.L.C., an owner of commercial rental property; and managing partner of Pantherview, LLC, which owns and operates residential rental property. Mrs. Mason has been a member of our board and the Entegra Bank board since 2007. Mrs. Mason has served as President of the Franklin Board of Realtors, chaired the Macon County Planning Board and the Franklin Tourism Development Committee, served on the Macon County Economic Development Commission and the Board of Adjustments, and served as a member of other boards. We believe that Mrs. Mason’s business and management experience, as well as her knowledge of the residential and commercial real estate industry in the communities in which we operate, qualify her to serve as a one of our directors.

Except for Mr. Plemens, all members of our board are “independent” as defined under the rules and listing standards of The NASDAQ Global Market. All members of the Compensation Committee, the Audit and Risk Management Committee (which we refer to as the “Audit Committee”), the Asset/Liability and Financial Risk Management Committee (which we refer to as the “Asset Liability Committee”) and the Corporate Governance and Nominating Committee (which we refer to as the “Governance Committee”) of Entegra are “independent” as defined under the applicable rules and listing standards of the NASDAQ Global Market.

Who Serves on the Entegra Bank Board?

Entegra Bank currently has an 11 member board of directors which is comprised of the same persons who are currently directors of Entegra. Those persons elected to our board at the annual meeting will also be elected by Entegra as directors of Entegra Bank.

How Much Common Stock do the Entegra Directors and Named Executive Officers Own?

The following table sets forth information as of the record date, concerning the beneficial ownership of shares of each director and each named executive officer of Entegra who held office during 2018 and by all directors and executive officers as a group. According to rules promulgated by the SEC, a person is the “beneficial owner” of securities if the person has or shares the power to vote them or to direct their investment, or has the right to acquire ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security, or otherwise.

Entegra is an “emerging growth company,” within the meaning of the Jumpstart Our Business Startups Act, as amended (which we refer to as the Jobs Act), and has elected to comply with the reduced compensation disclosure requirements available to emerging growth companies under the JOBS Act.

ENTEGRA BENEFICIAL OWNERSHIP TABLE

	Amount and Nature of Beneficial Ownership
Name	Shares Owned(1)	Stock Options Exercisable within 60 days of MM/DD/YYYY	Total Beneficial Ownership		Percentage of Class(2)
Ronald D. Beale(3)	8,060	7,140	15,200		*
David A. Bright(4)	27,139	17,220	44,359		*
Louis E. Buck, Jr.(5)	10,920	2,380	13,300		*
Adam W. Burrell, MD(6)(7)	25,136	7,140	32,276		*
R. Matt Dunbar	2,760	7,140	9,900		*
Charles M. Edwards	8,060	7,140	15,200		*
Craig A. Fowler(8)	4,820	3,180	8,000		*
Jim M. Garner(7)(9)	30,732	7,140	37,872		*
Fred H. Jones(10)	18,820	7,140	25,960		*
Douglas W. Kroske	2,020	2,380	4,400		*
Beverly W. Mason(7)(11)	42,774	7,140	49,914		*
Roger D. Plemens(12)	32,066	41,370	73,436		1.1%
Ryan M. Scaggs(13)	25,600	18,900	44,500		*
Directors and Executive Officers as a Group (17 total)(7)	235,394	169,710	405,104	(14)	5.9%

_________________

* Represents less than 1% of the issued and outstanding shares.

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(1)	Unless otherwise noted, all shares are owned directly of record or are shares for which the named individual has sole voting and investment power.
(2)	The percentage is based upon [6,919,212] shares outstanding as of the record date, and assumes the receipt of shares upon the vesting of restricted stock units within 60 days after the record date and the exercise of stock options which are currently exercisable or which will become exercisable within 60 days after the record date, in each case with respect to each designated officer or director.
(3)	Includes 6,020 shares held jointly with Mr. Beale’s spouse.
(4)	Includes 21,246 shares held jointly with Mr. Bright’s spouse and 85 shares held by him as custodian for his son.
(5)	Includes 3,100 shares held jointly with Dr. Buck’s spouse.
(6)	Includes 1,476 shares held jointly with Dr. Burrell’s spouse.
(7)	As trustees, Ms. Mason and Dr. Burrell and Mr. Garner each have shared voting and investment power over 17,672 shares held by a Rabbi Trust.
(8)	Includes 1,200 shares held jointly with Mr. Fowler’s spouse.
(9)	Includes 11,020 shares held jointly with Mr. Garner’s spouse.
(10)	Includes 4,300 shares held jointly with Mr. Jones’ spouse, 1,000 shares held by his son and 500 shares held by his daughter. Also includes 6,000 shares over which Mr. Jones exercises voting control as power of attorney.
(11)	Includes 4,242 shares held by Ms. Mason as custodian for her grandchildren.
(12)	Includes 20,000 shares held jointly with Mr. Plemens’ spouse.
(13)	Includes 9,100 shares held jointly with Mr. Scaggs’ spouse.
(14)	Includes an aggregate of [●] stock options.

Security Ownership of Certain Beneficial Owners of Entegra Common Stock

The Exchange Act requires that any person who acquires the beneficial ownership of more than 5% of the common stock notify the SEC and Entegra. Set forth below is certain information, as of the record date, regarding all persons or “groups,” as defined in the Exchange Act, who held of record or who are known to us to own beneficially more than 5% of the common stock.

Name and Address	Amount and Nature of Beneficial Ownership		Percentage of Class(1)
FMR LLC 245 Summer Street, Boston, MA 02210	597,361	(2)	8.6%

(1)	Based upon a total of [6,919,212] shares of common stock outstanding as the record date.
(2)	Based on a Schedule 13G/A filed by FMR LLC on February 13, 2019.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the officers and directors of Entegra and persons who beneficially own more than 10% of the outstanding shares of the common stock to file with the SEC reports disclosing their initial ownership of shares, as well as subsequent reports disclosing changes in such ownership. To Entegra’s knowledge, based solely on a review of copies of such reports furnished to it and written representations from officers and directors, except as hereafter disclosed, Entegra believes that during the fiscal year ended December 31, 2018, all of its officers and directors complied with all applicable Section 16(a) filing requirements.

Executive Officers of Entegra

During 2018, Entegra’s executive officers were (ages as of the record date):

David A. Bright, CPA (age 48) is an Executive Vice President and Chief Financial Officer and Treasurer of Entegra. Mr. Bright is responsible for the accounting, financial reporting, asset liability management, investor relations and treasury functions and is also actively involved in merger and acquisition activities. Prior to joining us in 2013, Mr. Bright was a partner with KPMG LLP, specializing in the Financial Services industry. Mr. Bright joined KPMG LLP in 1992 and served in various capacities in the Greenville, South Carolina; Harrisburg, Pennsylvania; Richmond, Virginia; and Pittsburgh, Pennsylvania offices during his 21-year career. His experience includes working with a variety of community, regional and global banks as well as investment funds, insurance companies and broker-dealers. Mr. Bright holds a current CPA license in Pennsylvania and North Carolina, and inactive licenses in South Carolina, Virginia, New York and New Jersey. Mr. Bright has 27 years of experience in the banking industry.

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Laura W. Clark (age 48) is an Executive Vice President and the Chief Risk Officer of Entegra. Ms. Clark oversees the internal audit and compliance functions of Entegra Bank and works closely with the Chief Technology Officer, Chief Credit Administration Officer, Security Officer and other executive management members to ensure appropriate risk management strategies are employed throughout Entegra Bank to avoid, control, retain, or transfer identified risk exposures. She serves on the Technology, Business Continuity, Vendor Management, and Compliance and Asset Liability Committees of Entegra Bank. Prior to her appointment as Chief Risk Officer in 2013, she served as Entegra Bank’s Compliance Officer. Ms. Clark has 27 years of banking experience.

Carolyn H. Huscusson (age 66) was an Executive Vice President and Entegra’s Chief Retail Officer prior to her retirement on February 1, 2019. Ms. Huscusson was responsible for overseeing the operation of Entegra’s branch office network, as well as the marketing department and call center. Prior to joining Entegra Bank in 1997, she was City Executive and Vice President at First Citizens Bank. Ms. Huscusson has 44 years of banking experience.

Roger D. Plemens (age 63) has been the President and Chief Executive Officer of Entegra and Entegra Bank since 2004, and previously served Entegra Bank in various capacities, including mortgage officer, manager of mortgage lending, and Chief Lending Officer. Mr. Plemens has been a member of the Entegra and Entegra Bank boards of directors since 2004. Mr. Plemens currently serves on the boards of the North Carolina Bankers Association and the Macon County Economic Development Commission. He previously served on the boards of Angel Medical Center and the Western Carolina University Foundation. Mr. Plemens has 41 years of banking experience.

Bobby D. Sanders, II (age 39) is an Executive Vice President and the Chief Credit Administration Officer of Entegra. Mr. Sanders is responsible for commercial credit administration, residential mortgage loan underwriting and processing, consumer loan administration, loan operations, special assets, and collections. Prior to assuming his current role in 2013, he served as Entegra’s Director of Commercial Lending and Commercial Credit Administrator. Mr. Sanders has 15 years of banking experience.

Ryan M. Scaggs (age 44) is an Executive Vice President and the Chief Operating Officer of Entegra. Mr. Scaggs is responsible for Entegra’s call center, deposit operations, facilities, human resources, information technology, marketing, and internal loan review departments. Mr. Scaggs also serves as the project manager on merger and acquisition conversion projects. Prior to assuming the role of Chief Operating Officer in 2013, he served as Chief Financial Officer and Controller. Prior to joining Entegra Bank in 2006, he was employed in various finance and accounting roles at Wachovia Bank and Bank of America. Mr. Scaggs has 21 years of banking experience.

Delise P. Talley (age 53) is an Executive Vice President and the Chief Retail Officer of Entegra (effective February 1, 2019). Ms. Talley is responsible for leading the retail sales, customer experience, and operations of Entegra Bank’s 18 branch network. Prior to joining Entegra Bank in 2018, Ms. Talley was area president of the Western North Carolina region for Wells Fargo from 2001 to 2017, where she was responsible for retail and small business, customer experience, and operations for 47 branches and 500 team members. Ms. Talley has 30 years of banking experience.

Charles D. Umberger (age 69) is an Executive Vice President and the Chief Lending Officer of Entegra. Mr. Umberger is responsible for directing Entegra’s commercial lending efforts. Mr. Umberger was President and Chief Executive Officer of Old Town Bank from 2009 to 2016, prior to Entegra’s acquisition of Old Town Bank in April 2016. During his banking career he has held the positions of President, Chief Operating Officer, Executive Vice President and Senior Corporate Banking Executive. Mr. Umberger has 42 years of banking experience.

How Often Did the Entegra Board Meet During 2018?

Our board held 18 meetings in 2018. Each director attended at least 75% of the aggregate number of board meetings held and the number of meetings held by all committees of the board on which such director served. Our Corporate Governance Guidelines (which we refer to as the “Governance Guidelines”) require that all directors are expected to attend the annual meeting.

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How can you communicate with the Entegra Board?

We do not have formal procedures for shareholder communication with our board. In general, our directors and officers are easily accessible by telephone, postal mail or e-mail. Any matter intended for our board or any individual director can be directed to Roger D. Plemens, Entegra’s President and CEO, at its principal executive offices located at 14 One Center Court, Franklin, North Carolina 28734. You also may direct correspondence to our board or any of its members in care of Entegra at the foregoing address. Your communication will be forwarded to the intended recipient unopened.

Code of Business Conduct and Ethics

We have had a written ethics code for many years. Our board conducts an annual review of the “Code of Business Conduct and Ethics” which applies to all directors, executives, officers and employees of Entegra and its subsidiaries (which we refer to as the “General Code”), and the “Code of Business Conduct and Ethics for the President and CEO and Senior Financial Officers” which applies to our President and CEO and senior financial officers including our Chief Financial Officer and Chief Accounting Officer (which we refer to as the “Officer Code”). The General Code outlines many standards, including those related to addressing compliance with laws, regulations, policies and procedures; conflicts of interest; confidentiality; accuracy of financial statements and other records; and procedures for reporting violations of the General Code or any illegal or unethical business or workplace conduct. The Officer Code imposes additional standards on our President, CEO and senior financial officers concerning accounting and financial reporting. Generally, the Officer Code requires those individuals to bring to the attention of the CEO and the Chief Financial Officer, and in certain circumstances, the Audit Committee, any material information which comes to their attention that (i) affects disclosures made by Entegra in its public filings; (ii) demonstrates significant deficiencies in our internal controls; (iii) concerns fraud or a violation of the General Code by management or employees with a significant role in financial reporting, disclosure or internal controls; or (iv) involves a material violation of law, including securities laws. Under the Officer Code, our board, or its designee, determines the appropriate actions to be taken in the event the Officer Code or the General Code is violated by our President, CEO or senior financial officers, which actions may include termination of employment. The General Code and the Officer Code outline appropriate behavior for all employees. A “Whistleblower” provision is incorporated in the General Code and provides a mechanism for employees to anonymously report malfeasance, fraud, financial reporting abuses, etc. Employees are required to provide annual certifications stating their understanding of and compliance with the General Code. Copies of the General Code and the Officer Code are available on Entegra’s website, www.entegrabank.com, under the heading Investor Relations.

Board Leadership Structure and Risk Oversight

The ultimate authority to oversee the business of Entegra rests with our board. Currently, our board is led by an independent Chairman, and in his absence, an independent Vice Chairman. The role of the board is to effectively govern the affairs of Entegra for the benefit of its shareholders and, to the extent appropriate under North Carolina corporate law, other constituencies including employees, customers, suppliers and the communities in which it does business. The officers of Entegra are elected from time to time by our board or appointed from time to time by the President and CEO (to the extent that the President and CEO is authorized by the board to appoint officers). Our officers have responsibility for management of our operations. Entegra Bank’s officers are appointed by the Entegra Bank board.

It is the Chairman’s responsibility to lead our board. The President and CEO is responsible for leading our management team and employees and operating the company. We believe it beneficial to have an independent Chairman whose sole responsibility as a director is board leadership. We also believe it is one more method to create appropriate “checks and balances” in corporate governance.

In making the decision to appoint an independent Chairman, our board considered the time demands on our President and CEO. By having another director serve as Chairman, our President and CEO is able to focus all of his energy on managing our operations. By clearly delineating the role of the office of the Chairman, our board believes it has limited any unnecessary duplication of effort between the CEO and the Chairman. We believe this governance structure results in strong, independent leadership of our board.

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Risk management is the responsibility of management and risk oversight is the responsibility of our board. Our board administers its risk oversight function and also utilizes its committee structure, with each board committee being responsible for overseeing risk within its area of responsibility. Significant risk oversight matters considered by the committees are reported to and considered by our board. Some significant risk oversight matters are reported directly to our board, including matters not falling within the area of responsibility of any committee. Types of risk with the potential to adversely affect us include credit, interest rate, liquidity and compliance risks, as well as risks relating to our operations and reputation.

Our directors keep themselves informed of the activities and condition of Entegra and of the risk environment in which it operates by regularly attending board and assigned board committee meetings, and by review of meeting materials, auditors’ findings and recommendations, and supervisory communications. Entegra Directors stay current on general industry trends and any statutory and regulatory developments pertinent to us by periodic briefings by executive management, counsel, auditors or other consultants, and by more formal director education, including attendance at regulator sponsored “Director’s Colleges,” banking industry conventions, and other similar programs. Our directors are provided access to all training and given specific in-person training on items such as Regulation O, Bank Secrecy Act, and other banking guidance and regulations.

Our board oversees the conduct of the business and administers the risk management function by:

•	selecting, evaluating, and retaining competent executive management;
•	establishing, with executive management, long- and short-term business objectives, and adopting operating policies to achieve these objectives in a legal and sound manner;
•	monitoring operations to ensure that they are controlled adequately and are in compliance with laws and policies;
•	overseeing business performance; and
•	ensuring that Entegra helps to meet community credit needs.

 These responsibilities are governed by a complex framework of federal and state law and regulation as well as regulatory guidelines applicable to our operations.

Our board has established committees in order to effectively divide risk monitoring responsibilities and capabilities. The committees include: Audit, Asset Liability, Compensation, Executive, and Governance Committees. The Audit Committee, charged by our board with the primary oversight responsibility for risk management, also oversees the integrity of financial reporting, compliance with laws and regulations, and the structure of internal control. The Asset Liability Committee has primary oversight responsibility for our financial risk management system. The Compensation Committee provides oversight of executive compensation as well as other compensation programs for associates and bank officers. The Governance Committee assists in the establishment of principles for Entegra and provides leadership on corporate governance matters. The Executive Committee studies and makes recommendations to our board on matters related to setting the overall strategic direction for the preparation by Entegra’s management of formal multi-year business plans. The Executive Committee may exercise, during intervals between meetings of our board, all the powers and authority of the board in directing the management of the business and affairs of Entegra, except as otherwise provided in our bylaws or by North Carolina law. In addition, the Entegra Bank board has established the Directors Loan Committee. Entegra Bank’s Directors Loan Committee monitors credit risk.

In the day-to-day management of risk, Entegra management has established and implemented appropriate policies, procedures and risk assessment tools, and a defined organization and reporting structure. With respect to the organization and reporting structure, a hierarchy has been created which divides responsibility along functional lines of authority and further divides responsibilities efficiently and effectively into specific processes. The structure is further enhanced by providing the internal audit and loan review functions independent functional reporting responsibilities to the Audit Committee. Risk assessments have been created to properly identify and monitor risk for Entegra either at an entity level or within specific types of business as appropriate.

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Entegra Bank management has established internal management committees comprised of senior officers of Entegra Bank to provide effective oversight at the management level. The committees include the Asset Liability Committee, Credit Committee, Officers Loan Committee, Compliance Committee, Investment Committee, Pricing Committee, Security Committee, and Technology Committee. With respect to established risk tolerances, the Officers Loan Committee monitors all potential problem loans, the Asset Liability Committee monitors interest rate and liquidity risk and the Compliance Committee monitors regulatory risk.

Our board believes that the foundation for risk management is well-established and understood throughout Entegra at the board level and throughout the organization.

Diversity of the Board

The Entegra Governance Committee does not maintain a formal diversity policy with respect to the identification of nominees to our board. Diversity in perspectives and backgrounds is just one of many factors considered by the Governance Committee in recommending director nominees each year. These factors are summarized in the Governance Guidelines available on our website, www.entegrabank.com, under the heading Investor Relations, and they are considered by the full board prior to the nominees being approved. Entegra believes that it has a broadly diverse board, benefiting our shareholders.

Related Party Matters

The Audit Committee of Entegra is charged with reviewing and approving all related party transactions of Entegra or Entegra Bank and their directors, executive officers and employees, other than transactions subject to Federal Reserve Regulation O. All material facts of such transactions and the employee’s or the director’s interest are discussed by all disinterested directors and a decision made as to whether the transaction is fair to Entegra and Entegra Bank. A majority vote of all disinterested directors of Entegra is required to approve a related party transaction. The Entegra Bank board routinely considers extensions of credit, direct and indirect, by Entegra Bank to any executive officer or director, or any such person’s affiliates or immediate family members pursuant to Regulation O. Extensions are compared against market terms for similar transactions. Our board believes that all related party transactions with officers and directors are on terms comparable to those which would have been reached with unaffiliated parties at the time such transactions were made.

Board Committees

Our board has five standing committees: the Audit, Asset Liability, Compensation, Governance, and Executive Committees. The Entegra Bank board has five standing committees: the Audit, Asset Liability, Compensation, Loan, and Executive Committees, on which board members serve in their capacity as directors of Entegra Bank. In addition, in connection with the merger, our board reestablished the Transaction Committee (i) to evaluate a potential transaction with First Citizens and negotiate the terms of a definitive agreement with respect to such a transaction, (ii) to direct our advisers to take action on its behalf, and (iii) to present the Transaction Committee’s conclusions and recommendations regarding the potential transaction to our board for final approval or other action.

Executive Committee.  The current members of the Executive Committee of Entegra are Jim M. Garner (Chairman), Louis E. Buck, Jr., Fred H. Jones, and Beverly M. Mason. The Executive Committee held three meetings in 2018.

Audit Committee. Entegra and Entegra Bank have a standing Audit Committee established in accordance with the Exchange Act. The Audit Committee is a joint committee of the board and the Entegra Bank board. The current members of the Audit Committee are Louis E. Buck Jr. (Chairman), Adam W. Burrell, MD, Charles M. Edwards, Craig A. Fowler, and Douglas W. Kroske. The Audit Committee held eight meetings in 2018. Each member of the Audit Committee is “independent” as determined by our board under the applicable rules and listing standards of the NASDAQ Global Market, Section 10A(m) of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. In addition, the board has determined that Dr. Buck is an “audit committee financial expert” within the meaning of applicable SEC regulations.

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The Audit Committee is appointed by our board and the Entegra Bank board to oversee the accounting and financial reporting processes, including the audits of the consolidated financial statements of Entegra. It also has responsibility to oversee the overall risk management system of Entegra, except for those financial risk management oversight responsibilities delegated to the Asset Liability Committee. The function of the Audit Committee is oversight, including oversight of (i) the integrity of the financial reports and other financial information of Entegra; (ii) compliance by Entegra with legal and regulatory requirements; (iii) our systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the boards of Entegra and Entegra Bank have established; (iv) the structure, staffing and performance of Entegra’s internal audit function; (v) the independence and performance of our independent registered public accounting firm engaged to audit and review our financial statements; (vi) our overall risk management system; and (vii) our auditing, accounting and financial reporting processes generally.

With respect to risk management, except as otherwise delegated to the Asset Liability Committee, the Audit Committee is responsible for overseeing management in establishing, implementing, and operating a risk management system as well as reviewing and approving all related party transactions of Entegra and Entegra Bank and our directors, executive officers, and employees, other than transactions subject to Federal Reserve Regulation O. The Audit Committee has also been appointed as our Qualified Legal Compliance Committee within the meaning of the SEC’s rules and regulations. As such, the Audit Committee is responsible for handling any reports of evidence of a material violation of the securities laws and conducting any investigation thereof that it deems appropriate. Further, the Audit Committee has been appointed to oversee treatment of, and any necessary investigation concerning, any employee complaints or concerns regarding our accounting and auditing matters.

A copy of the Audit Committee Charter is available on our website, www.entegrabank.com, under the heading Investor Relations.

Audit Committee Report. Our Audit Committee has reviewed and discussed our audited consolidated financial statements with management and has discussed with Dixon Hughes Goodman LLP, Entegra’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committee, as adopted by the Public Company Accounting Oversight Board (which we refer to as the “PCAOB”). In addition, the Audit Committee has received the written disclosures and the letter from Dixon Hughes Goodman LLP prescribed by applicable requirements of the PCAOB regarding Dixon Hughes Goodman LLP’s communications with the Audit Committee concerning independence, and has discussed with Dixon Hughes Goodman LLP its independence in providing audit services to us. Based upon these reviews and discussions, the Audit Committee recommended to the board that the audited consolidated financial statements be included in Entegra’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Audit Committee
Louis E. Buck Jr. (Chairman)
Adam W. Burrell, MD
Charles M. Edwards
Craig A. Fowler
Douglas W. Kroske

  Asset Liability Committee. The Asset Liability Committee is a joint committee of the board and the Entegra Bank board. The current members of the Asset Liability Committee are R. Matthew Dunbar (Chairman), Louis E. Buck Jr., Adam W. Burrell, MD, and Craig A. Fowler. The Asset Liability Committee held four meetings in 2018. Each of the members of the Asset Liability Committee is “independent” as determined by the board under the rules and listing standards of the NASDAQ Global Market.

The Asset Liability Committee has the primary responsibility to oversee our financial risk management system. Specifically, the Asset Liability Committee oversees the management of our assets, liabilities, and regulatory capital ratios and Entegra’s evaluation, implementation, and management of a financial risk management system in relation to our assets, liabilities and regulatory capital ratios. The Asset Liability Committee exercises its financial risk management oversight in coordination with the Audit Committee, which has responsibility for oversight of all other aspects of our overall risk management system.

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A copy of the Asset Liability Committee Charter is available on our website, www.entegrabank.com, under the heading Investor Relations.

Governance Committee. The Governance Committee of Entegra held two meetings in 2018. The current members of the Governance Committee are Beverly W. Mason (Chair), Ronald D. Beale, Louis E. Buck, Jr. and Adam W. Burrell, MD. Each member of the Governance Committee is “independent” as determined by the board under the rules and listing standards of The NASDAQ Global Market. The primary responsibilities of the Governance Committee are to (i) identify and propose qualified individuals to our board for nomination as members of the board and its committees; (ii) recommend to our board the slate of director nominees to be elected by our shareholders; (iii) recommend directors to be elected by our board to fill any vacancies on the board; (iv) develop and recommend to our board a set of corporate governance principles applicable to Entegra; (v) recommend to our board the slate of director nominees to be elected to the Entegra Bank board; and (vi) oversee the evaluation of our board and its committees.

The Governance Guidelines comply with certain corporate governance rules of the Financial Industry Regulatory Authority (FINRA) and are applicable to companies whose stock is listed for trading on The NASDAQ Global Market. The Governance Guidelines contain various provisions related to the functions of our board, including (i) the composition and size of our board; (ii) meeting attendance, meeting preparation requirements and other responsibilities of directors; (iii) the composition of our board committees; (iv) the role of our board with respect to management; (v) director orientation and continuing professional development; (vi) periodic evaluations of corporate guidelines; and (vii) annual self-evaluations with the Governance Committee to determine whether the our board and its committees are functioning effectively and in compliance with the Governance Guidelines. The Governance Guidelines also set forth our retirement policy, which currently provides that no director may stand for election to the board except in compliance with the age requirements of our bylaws, absent unusual circumstances and pursuant to a waiver of the bylaw provision approved by the board. Our bylaws provide that no person other than the incumbent directors at the time of our mutual-to-stock conversion on September 30, 2014 (which we refer to as the “Excepted Directors”) will be eligible to stand for election as a director after he or she shall have attained the age of 65, and, except for Excepted Directors, a director who attains the age of 70 shall retire from our board at the end of the term for which the director was elected.

A copy of the Governance Guidelines is available on our website, www.entegrabank.com, under the heading Investor Relations.

A copy of the Governance Committee Charter is available on our website, www.entegrabank.com, under the heading Investor Relations.

Selection of Nominees for the Board. The Governance Committee generally identifies new director candidates through its network of contacts, but may also engage a professional search firm (though to date no such an engagement has been made). Our board has established a specific set of minimum qualifications or skills that must be met by any individual member of, or nominee to, the board:

•	the highest ethics, integrity and values;
•	outstanding personal and professional reputations;
•	professional experience and personal expertise that add value to the work of the board as a whole;
•	the ability to exercise independent business judgment;
•	freedom from conflicts of interest;
•	demonstrated leadership skills; and
•	the willingness and ability to devote the time necessary to perform the duties and responsibilities of a director.

The Governance Committee will meet to discuss and consider each potential candidate’s qualifications (including whether the candidate is “independent” under applicable rules and listing standards) and consider the candidate’s qualifications in light of the needs of the board and Entegra at that time given the then current mix of director attributes. The Governance Committee then chooses each candidate to be recommended to our board as a nominee. In the case of an incumbent director, the Governance Committee also considers such director’s overall service to the Company, including the number of meetings attended, level of participation, and quality of performance.

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Our board as a whole is ultimately responsible for selecting nominees for election as directors. In discharging this responsibility, the board will consider the nature of the expertise and experience required for the performance of the duties of a director of a corporation engaged in our business, and such matters as the nominee’s relevant business and industry experience, residence, professional background, age, current employment, community service, and other board service. This review also takes into account the nominee’s level of financial literacy.

The Governance Committee’s policy regarding consideration of candidates recommended by shareholders is set forth in our bylaws. If a shareholder desires to recommend a nominee, the shareholder must send a notice to the Secretary of Entegra setting forth the following information: (i) the name, age, business address, residence address (if known), social security number (if known) and telephone number of each nominee proposed in such notice; (ii) the principal occupation or employment of each such nominee; (iii) the nominee’s qualifications to serve as director; (iv) an executed written consent of the nominee to serve as a director of Entegra if so elected; (v) the number and class of capital shares of Entegra beneficially owned by each such nominee; (vi) the name and record address of the shareholder making the nomination; (vii) the class, series, and number of Entegra’s shares that are owned of record or beneficially by the shareholder making the nomination; (viii) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the nominee; (ix) a description of all arrangements or understandings between the shareholder and such nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and (x) any material interest of the shareholder in the proposed nomination. The Secretary will deliver all such notices to the Governance Committee for review and consideration in accordance with the minimum qualifications described above. The Governance Committee will then make a recommendation to the board as to whether such candidate should be nominated for election as a director, and the board will thereafter make its determination as to whether such candidate should be nominated for election as director.

Transaction Committee.  The current members of the Transaction Committee of Entegra are Jim M. Garner (Chairman), Louis E. Buck, Jr., Fred H. Jones, and Beverly M. Mason. Mr. Plemens attended certain meetings at the invitation of the Chairman. The Transaction Committee met [●] times between November 29, 2018 and April 23, 2019. For a further description of the activities of the Transaction Committee, see “Background of the Merger” beginning on page [-] of this proxy statement.

Compensation Committee. Our Compensation Committee held seven meetings in 2018. The current members of the Compensation Committee are Fred H. Jones (Chairman), Louis E. Buck, Jr., Charles M. Edwards, and Douglas W. Kroske. Each member of the Compensation Committee is “independent” as determined by our board under the rules and listing standards of the NASDAQ Global Market. Additionally, each member qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”).

The primary responsibilities of the Compensation Committee are to assist our board in (i) determining appropriate compensation levels for our directors and executive officers; (ii) evaluating officer, board and employee incentive compensation plans, policies, and programs; (iii) reviewing benefit plans for officers and employees; and (iv) reviewing an annual discussion and analysis of executive compensation for inclusion in our proxy statement, if applicable.

The Compensation Committee may delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee. Mr. Plemens, our President and CEO, recommends the base salaries of those executive officers who report directly to him, including Ms. Clark and Messrs. Bright, Scaggs, Sanders and Umberger. In turn, these executive officers are responsible for recommending the base salaries of those officers who report directly to them. Mr. Plemens does not participate in the Compensation Committee’s discussion or decisions regarding his own compensation.

The Compensation Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement.

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In 2017 and 2018, the Compensation Committee retained the services of Meridian Compensation Partners, LLC (which we refer to as “Meridian”), an independent compensation consulting firm, to review of our executive and director compensation practices in order to assist the Compensation Committee in setting compensation levels. These independent reviews provided the Compensation Committee with information from which to assess the effectiveness of our compensation programs and make informed compensation decisions.

Meridian reports directly to the Compensation Committee and does not provide any other services to Entegra. The Compensation Committee analyzed whether Meridian’s work raised any conflict of interest, taking into consideration the following factors, among others: (i) whether the consultants provide other services to Entegra; (ii) the amount of fees paid to the consultants by Entegra, expressed as a percentage of their total revenue; (iii) the consultants’ policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the consulting firms or the individual compensation advisors employed by the firms with Entegra’s executive officers; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) whether any shares of Entegra’s common stock are owned by the consulting firms or the individual compensation advisors employed by the firms. The Compensation Committee determined, based on its analysis of the above factors, among others, that the work of Meridian, including the individual compensation advisors employed as compensation consultants to Entegra, did not create any conflict of interest.

The Compensation Committee administers Entegra’s long-term stock incentive plan (which we refer to as the “2015 Long-Term Stock Incentive Plan”, which was approved by our shareholders at the 2015 annual meeting of shareholders. The Compensation Committee selects participants for the 2015 Long-Term Stock Incentive Plan and determines (subject to the terms of the Plan) the type, timing, pricing, vesting, and amount of awards to be granted under those plans.

The Compensation Committee also administers Entegra Bank’s incentive plan (which we refer to as the “Entegra Bank Incentive Plan”), which was initially established by the Entegra board in January 2015 to provide cash rewards for achieving shorter-term goals and provide balance to longer-term incentive awards. The Compensation Committee selects participants for the Entegra Bank Incentive Plan and determines (subject to the terms of the Plan) the awards, performance criteria, payouts, and other terms and conditions.

On January 25, 2019, the Compensation Committee reviewed its written Charter. The Compensation Committee determined that it was discharging its duties as set forth in the Charter. A copy of the Compensation Committee Charter is available on our website, www.entegrabank.com, under the heading Investor Relations.

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee were employed by Entegra or any of its subsidiaries during 2018. As more fully disclosed in the section entitled “– Certain Relationships and Related Transactions”, Mr. Jones’ law firm provides legal services from time to time to Entegra Bank. None of our executive officers serve on the compensation committee or as a director of another entity of which an officer or director of such other entity serves on Entegra’s Compensation Committee.

Compensation Committee Report. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis in this joint proxy/registration statement and has recommended that it be included in this joint proxy/registration statement and Entegra’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2018.

Compensation Committee
Fred H. Jones (Chairman)
Louis E. Buck, Jr.
Charles M. Edwards
Douglas W. Kroske

Compensation Overview and Objectives

In this section, we will give an overview of its compensation program, the material compensation decisions we have made under the program and the material factors that we considered in making those decisions. Following this discussion, in the section entitled “– Executive Compensation,” a table is provided containing specific information about the compensation earned for the fiscal years indicated, by the following officers, who are known as our “named executive officers:”

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•	Roger D. Plemens, President and CEO;
•	David A. Bright, Executive Vice President and Chief Financial Officer; and
•	Ryan M. Scaggs, Executive Vice President and Chief Operating Officer.

Objectives and Overview of the Compensation Program. Our executive compensation policies are designed to establish an appropriate relationship between executive pay and our annual and long-term performance to reflect the attainment of short- and long-term financial performance goals and to enhance our ability to attract and retain qualified executive officers. The principles underlying the executive compensation policies include the following:

•	to attract and retain key executives who are vital to Entegra’s long-term success and are of the highest caliber;
•	to provide levels of compensation competitive with those offered to community banks in the Southeast and consistent with our level of performance;
•	to motivate executives to enhance our long-term financial performance; and
•	to integrate the compensation program with our annual and long-term strategic planning and performance measurement processes.

We consider a variety of subjective and objective factors in determining the compensation package for individual executives, including (i) the performance of Entegra as a whole, with emphasis on annual performance factors and long-term objectives; (ii) the responsibilities assigned to each executive; and (iii) the performance of each executive of assigned responsibilities as measured by our progress during the year.

Compensation Program Elements. Our compensation program focuses primarily on the following components in forming the total compensation package for our named executive officers: base salary; cash bonuses under employment agreements; incentive compensation payments under the Entegra Bank Incentive Plan; equity-based compensation under the Entegra 2015 Long-Term Stock Incentive Plan; matching contributions under Entegra Bank’s 401(k) retirement plan (which we refer to as the “401(k) Plan”); deferred compensation, retirement and other benefits.

Base Salary. The purpose of base salary is to create a secure base of cash compensation for our employees, reflecting each employee’s level of responsibilities. Salary levels are designed to be competitive within the banking and financial services industries in the Southeast. In setting salary levels, we regularly evaluate current salary levels by surveying similar institutions in North Carolina, South Carolina, Georgia, and the Southeast. The survey analysis focuses primarily on asset size, nature of ownership, type of operation, and other common factors.

Employment Agreements. In 2014, we entered into employment agreements with Roger D. Plemens, our President and CEO, Ryan M. Scaggs, our Chief Operating Officer, and David A. Bright, our Chief Financial Officer (which refer to each as an “Employment Agreement” and collectively, as the “Employment Agreements”). Mr. Plemens’ Employment Agreement provides for an initial annual base salary of $325,000 and for an initial term of employment of three years. The Employment Agreements for Messrs. Scaggs and Bright provided for an initial base salary of $185,000 and $180,000, respectively, and a term of employment of 30 months and 24 months, respectively. Upon the first anniversary of each Employment Agreement and each subsequent anniversary, the term is automatically extended, if not earlier terminated, for a period of one year unless written notice from Entegra or the executive is provided within a prescribed period prior to the expiration of the then remaining term stating that the term of employment under the Employment Agreement will not be further extended. Each Employment Agreement provides that the base salary will be reviewed by our board not less often than annually. For fiscal year 2018, the annual base salaries for Messrs. Plemens, Scaggs, and Bright were, respectively, $419,000, $243,000, and $234,500.

The Employment Agreements provide that the executives are entitled to participate in our (i) executive management incentive plans; (ii) stock option, stock grant, management stock right recognition and similar plans; and (iii) all savings, deferred compensation, pension and retirement plans (including supplemental retirement plans), practices, policies and programs applicable generally to our senior executive employees.

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The Employment Agreements also provide that the executives and their families will be eligible for participation in and will receive all benefits under all of our welfare benefit plans, practices, policies and programs (including, without limitation, medical, hospitalization, prescription, dental, disability, employee life, group life, accidental death and dismemberment, and travel accident insurance plans and programs) to the extent applicable generally to our senior executive employees. Each of the executives are entitled to receive prompt reimbursement for all reasonable expenses incurred by them in accordance with our policies, practices and procedures, to the extent applicable generally to members of our senior executive management. In addition, each of the executives are entitled to fringe benefits in accordance with our plans, practices, programs and policies in effect for our senior executive employees, including, but not limited to, paid vacation, disability, sick, and other leave specified in our employment policies.

Each executive’s employment with Entegra will terminate automatically upon death. Otherwise, we may terminate employment for Cause, Without Cause (subject to certain payments and vested rights) and/or if we determine in good faith that a Disability has occurred, after notice of such determination. Also, each of Messrs. Plemens, Scaggs and Bright may terminate his employment voluntarily or for Good Reason (subject to certain payments and vested rights). The terms Cause, Without Cause, Disability, and Good Reason are each defined in the Employment Agreements.

In the event Mr. Plemens is terminated in connection with a Change in Control (defined below), either 90 days prior to, or within 12 months following, he will be entitled to receive a severance payment in an amount equal to 2.99 times his average annual compensation as calculated for purposes of Section 280G of the Code. The severance payment will be paid in six semi-annual installments. In addition, Mr. Plemens is entitled to receive, for a period of up to two years following the termination, certain medical benefits for him and/or his family at least equal to those which would have been provided to him and/or his family if his employment had not been terminated.

In the event either Mr. Scaggs or Mr. Bright is terminated in connection with a Change in Control, either 90 days prior to, or within 12 months following, he will be entitled to receive a severance payment in an amount equal to 2.5 times and 2.0 times, respectively, his average annual compensation as calculated for purposes of Section 280G of the Code. Any such severance payment will be paid to Mr. Scaggs in five semi-annual installments, and to Mr. Bright in four semi-annual payments. In addition, Messrs. Scaggs and Bright will each be entitled to receive, for a period of up to one year following termination, certain medical benefits for him and/or his family at least equal to those which would have been provided to him and/or his family if his employment had not been terminated.

For purposes of the Employment Agreements a “Change in Control” will occur on the date (i) either (a) a person acquires (or has acquired during the preceding 12 months) ownership of Entegra’s stock possessing 30% or more of the total voting power of Entegra’s common stock, or (b) a majority of the board is replaced during any 12-month period by directors whose election is not endorsed by a majority of the members of Entegra’s board prior to such election; (ii) a person acquires (or has acquired during the preceding 12 months) Entegra’s assets that have a total gross fair market value that is equal to or exceeds 40% of the total gross fair market value of all our assets immediately prior to such acquisition; or (iii) a person acquires ownership of Entegra’s common stock that, together with common stock previously held, constitutes more than 50% of the total fair market value or total voting power of Entegra’s common stock, provided that such person did not previously own 50% or more of the value or voting power of our common stock.

Each Employment Agreement also restricts the executives from competing against Entegra, or soliciting our customers or employees, for a period of time following a termination of employment.

2015 Long-Term Stock Incentive Plan. Under Entegra’s 2015 Long-Term Stock Incentive Plan, the Compensation Committee has the flexibility to grant non-qualified stock options, incentive stock options (“ISOs”), rights to receive shares of common stock at a future date or dates, restricted shares of Entegra’s common stock (which we refer to as “Restricted Stock Units”), and/or performance units having a designated value to key employees who, in the judgment of the Compensation Committee, are in a position to materially affect our overall success by reason of the nature and extent of their duties. In deciding upon awards and grants to an executive officer, the Compensation Committee considers a number of factors, including our operating performance, the executive officer’s prior contributions and potential to contribute in the future, and practices of other financial institutions of similar size with respect to comparable awards and grants, although none of these factors is individually determinative.

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During the preceding three fiscal years, no Restricted Stock Units or ISOs were granted to any of the named executive officers.

Entegra Bank Incentive Plan. In 2015, Entegra Bank established the Entegra Bank Incentive Plan, the purpose of which is to reward employees for achieving goals set by the Compensation Committee. The Plan is administered by the Compensation Committee, which typically makes its determinations regarding eligibility, participation, awards, performance criteria, payouts and other terms and conditions within 90 days of the commencement of a performance period.

Deferred Compensation, Retirement and Other Benefits.

401(k) Plan. Entegra Bank’s 401(k) Plan is a tax-qualified defined contribution plan designed to provide eligible employees of Entegra Bank a vehicle for increasing their retirement savings. After 30 days of employment, each Entegra Bank employee is eligible to participate in the 401(k) Plan after attaining the age of 21. Once eligible, each employee may participate on the first day of the calendar quarter following the employee’s first 30 days of employment. All of the named executive officers participated in the 401(k) Plan on the same basis as all other eligible employees of Entegra Bank. Each eligible employee of Entegra Bank can elect to contribute on a pre-tax basis to the 401(k) Plan a minimum of 1% of his or her compensation, up to the maximum allowed by law. Entegra Bank matches an employee’s contribution at 100% of each eligible employee’s pre-tax contributions on the first 3% of contributions and 50% on the next 3% of contributions, with a maximum aggregate match of 4.5%. The matching contributions for the named executive officers were based on a formula contained in the terms of the 401(k) Plan and were not related Entegra’s, Entegra Bank’s or the individual officer’s performance for the year.

Salary Continuation Agreements. On June 23, 2003, Entegra Bank entered into a salary continuation agreement with Roger D. Plemens. The salary continuation agreements promise a fixed benefit for Mr. Plemens beginning at age 65 and continuing for a period of 18 years. Under the salary continuation agreements, the annual benefit for Mr. Plemens is $110,901. The salary continuation agreements provide for a reduced benefit in the case of early termination before the normal retirement age or in the case of termination because of disability, but in both cases benefits do not become payable until the executive attains age 65. The early termination benefits are subject to a vesting schedule, with benefits vesting annually in 20% increments. Employee entitlements under the salary continuation agreements are contractual liabilities of Entegra Bank and are not funded. Entegra Bank has accrued the present value of these liabilities associated.

If a change in control of Entegra Bank occurs, benefits are determined as if the executives had reached age 65 at the time of the change in control. The payments do not begin, however, until the executive actually attains age 65. Benefits are not payable to an executive if his or her employment is terminated for Cause (as defined in the agreement).

Executive Split Dollar Life Insurance Agreement.  Entegra Bank owns insurance policies on the life of Mr. Plemens. On April 14, 1999, Entegra Bank entered into an endorsement split dollar agreement with Mr. Plemens under which Entegra Bank (i) pays the premiums associated with such policy and (ii) agrees to share a portion of the death benefits payable under the life insurance policies with the beneficiary designated by Mr. Plemens, as the insured. When Mr. Plemens dies, Entegra Bank will be entitled to an amount equal to the greater of (i) the cash value of the policy, (ii) the aggregate premiums paid on the policy by Entegra Bank less any outstanding indebtedness to the insurer, or (iii) the total death proceeds less the sum as set forth in the agreement to be paid to the designated beneficiary (which we refer to as the “Beneficiary Amount”). The Beneficiary Amount is $1,450,000 for Mr. Plemens’ policy. As of December 31, 2017, the death benefit for Mr. Plemens’ policy was $5,472,534.

If Mr. Plemens is terminated for Cause (as defined in his insurance agreement), he will forfeit his right to appoint a beneficiary to receive the Beneficiary Amount. If Mr. Plemens’ employment is terminated as a consequence of disability or upon retirement on or after age 65, Entegra Bank will continue to pay the premiums on the insurance policy and Mr. Plemens will continue to have the right to appoint a beneficiary to receive the Beneficiary Amount. If Mr. Plemens’ employment is terminated for any other reason, Entegra Bank will not continue to pay premiums on the policy and Mr. Plemens will have 30 days within which he may purchase the policy from Entegra Bank for its cash value. If he does purchase the policy, Mr. Plemens may continue or terminate the policy in his sole discretion.

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Executive Survivor Income Agreements. Entegra Bank owns insurance policies on the lives of Ryan M. Scaggs and David A. Bright. The entire death benefit is payable to Entegra Bank, and from which the executive’s beneficiary is entitled to receive a $100,000 death benefit, if the executive is employed by Entegra Bank at the time of his death.

Long Term Capital Appreciation Plan. Entegra Bank adopted a long term capital appreciation plan in 1998 to provide benefits to certain directors and executive officers of Entegra (which we refer to as the “CAP Plan”). The CAP Plan was frozen effective as of February 28, 2011.

The CAP Plan was designed with the following components:

•	The CAP Plan allowed participants to defer directors’ fees and any other cash compensation on a pre-tax basis. Participant deferrals were 100% vested and accrued earnings based upon Entegra Bank’s return on equity.
•	The board awarded capital appreciation rights to participants in the Plan as a substitute for stock options which, as a mutual organization, were not available before the Company’s stock offering and the mutual-to-stock conversion of Macon Bancorp. Capital appreciation rights provided a benefit determined by the appreciation in the book value of Entegra Bank from the date of an award through the date of the participant’s termination from Entegra Bank. Capital appreciation rights vested incrementally at 10% per year after July 1, 1998, and were forfeited if a participant was terminated for cause. Capital appreciation rights vested 100% upon a participant’s death, disability or upon a change in control of Entegra Bank.

Benefits are paid upon termination from Entegra Bank. A participant’s account balance is determined at that time, and payments begin the first day of the month following termination. Historically, once a participant was terminated or retired, the account balance accrued interest at a rate of 8.0% per annum until paid in full. Once the CAP Plan was frozen, only participants in “pay status” continued to earn interest on their unpaid balance. Effective April 1, 2016, the CAP Plan was amended to permit, but not require, all participants to direct the investment of their accounts under the CAP Plan in selected investment funds and/or shares of Entegra’s common stock as measures of the return to be paid to them on amounts deferred or otherwise contributed on their behalf under the CAP Plan. Approximately 40% of the participant balances selected this option. Participants who were in “pay status” at the time the CAP Plan was frozen are also permitted to make an irrevocable election to retain the 8.0% per annum fixed rate of return currently paid on their accounts under the CAP Plan. Approximately 60% of the participant balances elected to retain this option.

Benefits are paid on a monthly basis for a period of five years unless otherwise elected by the participants. Participants may elect to have their payments made in monthly installments over any period between five and 10 years. Participants can also elect a lump sum form of payment to be paid in any year from the second to the tenth year following termination. Benefits are paid in a lump sum upon a change in control of Entegra Bank or, if the executive elects, over a period of five to 10 years. If a participant dies while his account is in “pay status” the remaining balance of his account is paid to his or her beneficiary within 60 days of the participant’s death.

Mr. Plemens and Mr. Scaggs are participants in the CAP Plan; however, only Mr. Plemens has a positive account balance. In anticipation of the payouts becoming due under the CAP Plan, Entegra Bank purchased life insurance to help pay for the costs associated thereunder. Entegra Bank has funded the present value of all liabilities associated with the CAP Plan in a Rabbi Trust, regardless of whether participants elected to direct the investment of their funds in selected investment options.

Other Benefits. Executive officers are entitled to participate in fringe benefit plans offered to all employees including health and dental insurance plans and life, accidental death and dismemberment and long-term disability plans.

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Summary Compensation Table. The following table shows, for the fiscal years indicated, the cash compensation Entegra paid, as well as certain other compensation paid or accrued for those years, to our named executive officers for services in all capacities.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards	Option Awards	Nonequity Incentive Plan Compensation(1)	All Other Compensation($)(2)	Total($)
Roger D. Plemens	2018	419,000	—	—	—	115,309	31,787	566,096
President and CEO	2017	380,000	—	—	—	92,416	34,740	507,156

Ryan M. Scaggs	2018	243,000	—	—	—	62,014	26,478	331,492
Executive Vice President and Chief Operating Officer	2017	224,000	—	—	—	54,477	24,292	302,769

David A. Bright	2018	234,500	—	—	—	59,844	26,273	320,617
Executive Vice President, Chief Financial Officer and Treasurer	2017	217,000	—	—	—	52,774	23,956	293,730

_________________

(1)	Represents incentive awards paid or accrued for services performed in the applicable year pursuant to the Entegra Bank Incentive Plan.
(2)	The amounts reported in “All Other Compensation” are comprised of the items listed in the following table:

Name	Year	Director Fees ($)	Employer 401(k) Match ($)	Paid Time Off($)(1)	Premiums Paid on Supplemental Income Protection($)	Premiums Paid on Long Term Disability Insurance($)	Premiums Paid on Group Life Insurance($)	Premiums Paid on Group Health Insurance($)	Split Dollar Death Benefit($)
Roger D.	2018	—	7,459	8,058	1,624	950	346	8,724	4,626
Plemens	2017	—	12,150	7,308	1,624	775	335	8,314	4,234

Ryan M.	2018	—	12,028	4,673	—	711	342	8,724	—
Scaggs	2017	—	10,675	4,308	—	694	301	8,314	—

David A.	2018	—	12,015	4,510	—	686	338	8,724	—
Bright	2017	—	10,504	4,173	—	673	292	8,314	—

_________________

(1)	Represents amount paid to the named executive officer in lieu of unused accrued “paid time off”.

Outstanding Equity Awards at Fiscal Year-End. The following table provides information concerning outstanding equity awards for each named executive officer of Entegra as of December 31, 2018.

OUTSTANDING EQUITY AWARDS

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options
Name	Exercisable (#)	Unexercisable (#)	Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Roger D. Plemens	41,370	27,580	18.55	11/30/25	11,820	245,265

Ryan M. Scaggs	18,900	12,600	18.55	11/30/25	5,400	112,050

David A. Bright	17,220	11,480	18.55	11/30/25	4,920	102,090

_________________

(1) Represent outstanding awards that vest in two equal installments on November 30, 2019 and November 30, 2020.

(2) Based on the closing price of Entegra’s common stock ($20.75) on December 31, 2018.

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Director Compensation

The following table shows, for the year ended December 31, 2018, the cash compensation paid by Entegra, as well as certain other compensation paid or accrued for the year ended December 31, 2018, to directors who are not named executive officers.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Ronald D. Beale	19,500	—	—	—	19,500
Louis E. Buck, Jr.	32,300	—	—	—	32,300
Adam W. Burrell, MD	25,850	—	—	—	25,850
R. Matthew Dunbar	27,500	—	—	—	27,500
Charles M. Edwards	24,000	—	—	—	24,000
Craig A. Fowler	26,350	—	—	—	26,350
Jim M. Garner	37,450	—	—	—	37,450
Fred H. Jones	35,625	—	—	—	35,625
Douglas W. Kroske	26,750	—	—	—	26,750
Beverly W. Mason	27,500	—	—	—	27,500

Directors’ Fees and Practices

During the year ended December 31, 2018, our directors received retainers in exchange for their service on the board, the Entegra Bank board and their committees. For serving on our board and the Entegra Bank board, each of our directors received a base retainer of $18,000, while Mr. Jones and Mr. Garner each received an additional $7,450 and $8,450 as Chairman of the board and Chairman of the Entegra Bank board, respectively. For serving on the Executive Committee, each member received a retainer of $1,500, while Mr. Garner received an additional $2,000 as Chairman of the Executive Committee. For serving on the Loan Committee, each member received a retainer of $5,000, while Mr. Garner received an additional $2,500 as Chairman of the Loan Committee. For serving on the Audit Committee, each member received a retainer of $3,600, while Dr. Buck received an additional $2,550 as the Chairman of the Audit Committee. For serving on the Compensation Committee, each member received a retainer of $2,400, while Mr. Jones received an additional $1,275 as the Chairman of the Compensation Committee. For serving on the Governance Committee, each member received a retainer of $1,500, while Ms. Mason received an additional $1,500 as the Chairwoman of the Governance Committee. For serving on the Asset Liability Committee, each member received a retainer of $2,750, while Mr. Dunbar received an additional $1,750 as the Chairman of the Asset Liability Committee. Additionally, Mr. Fowler, an experienced information technology professional, received a retainer of $2,000 in connection with his service on Entegra Bank’s Technology Committee.

Director Survivor Income Agreements

Entegra Bank has purchased insurance policies on the lives of eight of our directors. The entire death benefit is paid to Entegra Bank, which then pays the director’s beneficiary a $100,000 death benefit within 60 days of receipt of the death certificate. If a director is terminated from Entegra’s board, the death benefit is forfeited. The directors receiving this benefit are Ronald D. Beale, Adam W. Burrell, MD, R. Matthew Dunbar, Craig A. Fowler, Jim M. Garner, Fred H. Jones, and Beverly W. Mason.

Long Term Capital Appreciation Plan

As discussed above, under “– Deferred Compensation, Retirement and Other Benefits,” the CAP Plan provides benefits to directors as well as executives. The following directors are participants in the CAP Plan: Ronald D. Beale, Jim M. Garner, Fred H. Jones, Beverly W. Mason, and Roger D. Plemens. All directors participating in the CAP Plan have positive account balances.

Long Term Care Insurance

Prior to 2018, Entegra Bank purchased multi-year long term care insurance policies for the benefit of certain of its directors and their spouses. The directors receiving this benefit are Ronald D. Beale, Fred H. Jones, Beverly W. Mason, and Roger D. Plemens. In addition, Entegra Bank pays the long term care insurance policy premiums for Mr. Jones and his spouse.

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Certain Relationships and Related Transactions of Entegra

Certain directors, nominees for director and executive officers of Entegra, companies with which directors, nominees for director and executive officers are associated, and/or the immediate family members of directors, nominees for director and executive officers of Entegra are customers of Entegra Bank and as such may from time to time borrow funds from Entegra Bank within prescribed limitations, including those imposed by Section 402 of the Sarbanes-Oxley Act of 2002. Any such loans and commitments are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to Entegra or Entegra Bank, and do not involve more than the normal risk of collectability or present to Entegra Bank other unfavorable features.

Jim M. Garner, a director, owns 46% of The Wayah Agency, Inc. (which we refer to as the “Agency”). On January 1, 2017, Agency sold its insurance brokerage business to Wayah Insurance Group, Inc. (which we refer to as the “Insurance Group”). Since January 1, 2017, Mr. Garner has been employed by Insurance Group as an insurance agent, in exchange for which he receives a base salary. Also since January 1, 2017, Mr. Garner has been a member of the board of directors of Insurance Group. During the year ending December 31, 2018, Insurance Group served as an insurance broker for Entegra Bank’s property and casualty insurance and bond products. Insurance Group was paid an aggregate of $41,868 in commissions from these transactions, based on premiums paid by Entegra Bank. It is anticipated that Mr. Garner, through Insurance Group, will provide insurance brokerage services to Entegra Bank from time to time during the year ended December 31, 2019.

Fred H. Jones, the Chairman of the board, is the President and one-third owner of Jones, Key, Melvin & Patton, P.A. (which we refer to as “Jones Key”). Jones Key provides legal services from time to time to Entegra Bank. During the year ended December 31, 2018, Entegra Bank paid Jones Key $1,050 in exchange for legal services. It is anticipated that Jones Key will provide legal services to Entegra Bank from time to time during the year ending December 31, 2019.

Indebtedness of and Transactions with Related Persons of Entegra

Entegra Bank provides loans and other credit facilities in the ordinary course of its business to members of our board, members of the Entegra Bank board, and employees, including executive officers, and businesses in which the foregoing have direct or indirect interests, as well as the immediate family of the foregoing (which, together, we refer to as, “Related Persons”). In accordance with Federal Reserve Regulation O, Entegra Bank has adopted a policy which sets forth the requirements applicable to such loans and other credit facilities. These loans and other credit facilities are made using the same credit and underwriting standards as are applicable to the general public, and such loans and other credit facilities do not involve more than the normal risk of collectability or present other unfavorable features. Pursuant to this policy, outstanding loans and other credit facilities to Related Persons are made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with nonaffiliated persons, and do not involve more than the normal risk of collectability or present to Entegra Bank other unfavorable features.

Our board is charged with reviewing and approving all transactions that either Entegra or Entegra Bank may have from time to time with Related Persons other than transactions subject to Federal Reserve Regulation O, discussed above. All material facts of each transaction and the Related Person’s interest are discussed by all disinterested directors and a decision is made about whether the transaction is fair to Entegra and Entegra Bank. A majority vote of all disinterested directors is required to approve any transaction involving a Related Person.

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PROPOSAL NO. 4:	RATIFICATION OF APPOINTMENT OF DIXON HUGHES GOODMAN LLP AS ENTEGRA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

Dixon Hughes Goodman LLP, Entegra’s independent registered public accounting firm for the fiscal year ended December 31, 2018, has been appointed by the Audit Committee as our independent registered public accounting firm for the period from January 1, 2019 until the consummation of the mergers or, if the mergers are not consummated, until December 31, 2019. You are being asked to ratify this appointment. Fees charged by this firm are at rates and upon terms that are customarily charged by other independent registered public accounting firms. A representative of the firm will be present at the annual meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

Audit Fees Paid to Independent Auditor

The following table represents the approximate fees for professional services rendered by Dixon Hughes Goodman LLP for the audits of our annual consolidated financial statements and reviews of our interim consolidated financial statements and fees billed for tax services and all other services rendered for each of the fiscal years ended December 31, 2018 and 2017.

	Year Ended December 31

	2018	2017
Audit Fees	$258,422	$271,500
Audit-Related Fees	—	—
Tax Fees(1)	—	2,955
All Other Fees	—	—
Total	$258,422	$274,455

_________________

(1)	Represents amounts paid for assistance in the preparation of our various federal, state and local tax returns, and income tax analyses.

All audit related services, tax services and other services giving rise to the fees listed under “Audit-Related Fees”, “Tax Fees” and “All Other Fees” in the table above were pre-approved by the Audit Committee, which concluded that the provision of such services was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Charter of Entegra’s Audit Committee provides for pre-approval of all audit and non-audit services to be provided by our independent auditors. The Charter also authorizes Entegra’s Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting. In both 2018 and 2017, 100% of the total fees paid for audit, audit related and tax services that were required to be pre-approved in accordance with the regulations were pre-approved.

Our board recommends that the shareholders ratify the appointment of Dixon Hughes Goodman LLP as Entegra’s independent registered public accounting firm for 2019.

SHAREHOLDER PROPOSALS

The board knows of no other matters intended to be presented for consideration at the annual meeting. If, however, any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

It is presently anticipated that, if the mergers are not consummated, Entegra’s 2020 annual meeting of shareholders will be held in May of 2020. If an Entegra shareholder desires to submit a proposal for possible inclusion in the proxy statement and form of proxy for Entegra’s 2020 annual meeting, including a shareholder nominee for director, the proposal must be received by the Corporate Secretary of Entegra at 14 One Center Court, Franklin, North Carolina 28734, by December [10], 2019 and meet all other applicable requirements for inclusion in the 2020 proxy statement.

In the alternative, a shareholder may commence his or her own proxy solicitation subject to the SEC’s rules on proxy solicitation and may present a proposal from the floor at the Entegra 2020 annual meeting. In order to do so, the shareholder must notify the Corporate Secretary of Entegra, in writing, of his or her proposal at Entegra’s main office no later than February [●], 2020. If the Secretary of Entegra is not notified of the shareholder’s proposal by February [●], 2020, the board may vote on the proposal pursuant to the discretionary authority granted by the proxies solicited by the board for the 2020 annual meeting.

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a copy of OUR Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC, excluding certain exhibits, is being delivered to shareholders together with this Proxy Statement. The complete Annual Report on Form 10-K may also be obtained by shareholders without charge by written request addressed to Melanie Allen, Corporate Secretary, 14 One Center Court, Franklin, North Carolina 28734, or may be accessed on the Internet at www.entegrabank.com, under the heading Investor Relations.

WHERE YOU CAN FIND MORE INFORMATION

This proxy statement and the attached exhibits and schedules, contains additional relevant information about Entegra and the common stock.

We also file reports, proxy statements, and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at (800) SEC-0330.

The SEC also maintains a website that contains reports, proxy statements, and other information about issuers, such as Entegra, who file electronically with the SEC. The address of the website is www.sec.gov. The reports and other information filed by Entegra with the SEC are available at our investor relations webpage at www.snl.com/IRW/CorporateProfile/4290505 or by contacting our Investor Relations department at (828) 524-7000. The web addresses of the SEC and Entegra are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement, information on those web sites is not part of this proxy statement.

You should rely only on the information contained in this proxy statement. Entegra has not authorized anyone to give any information or make any representation about the merger agreement, the mergers, the bank mergers, or Entegra that is different from, or in addition to, that contained in this document. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

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Appendix A

Agreement and Plan of Merger by and among First Citizens BancShares, Inc.,

First-Citizens Bank & Trust Company, FC Merger Subsidiary VII, Inc.,

and Entegra Financial Corp., dated April 23, 2019

Appendix B

Opinion of Sandler O’Neill & Partners, L.P.

ENTEGRA FINANCIAL CORP.

Annual Meeting of Stockholders

This Proxy is solicited on behalf of the Board of Directors

The undersigned stockholder hereby appoints [     ], [     ], and [     ], plus any successors to be named later, as proxies, with power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse, all shares of Entegra Financial Corp. common stock held of record by the undersigned at the close of business on (          ) at the Annual Meeting of Stockholders to be held on                                 at          A.M., Eastern Time at the Corporate Center, 14 One Center Court, Franklin, North Carolina 28734 and at any adjournment(s) thereof.

The proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the approval of the plan of merger in Proposal 1, FOR the proposal to adjourn the Annual Meeting to solicit additional proxies in Proposal 2, FOR each of the nominees named for director in Proposal 3 and FOR Proposal 4.

CONTINUED AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE

  PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held                       .

The Proxy Statement and Form 10K are available at:
http://www.viewproxy.com/EntegraFinancial/2019.

			Please mark your votes like this ☒

The undersigned hereby votes the shares of voting common stock, no par value, of Entegra Financial Corp. (the “Company”), held of record by the undersigned on [ ], 2019, at the annual meeting of shareholders (the “Annual Meeting”) as follows:		2.

To adjourn or postpone the Annual Meeting to a later time and place, if necessary or appropriate, including for the purpose of permitting the solicitation of additional proxies in favor of the proposal to approve the Merger Agreement.

☐ FOR    ☐ AGAINST    ☐ ABSTAIN

		3.	To elect directors to serve for the terms specified in the Proxy Statement dated [ ], 2019.
				FOR	AGAINST	ABSTAIN
1.	To approve the Agreement and Plan of Merger, dated as of April 23, 2019 (the “Merger Agreement”), by and among First Citizens BancShares, Inc., First- Citizens Bank & Trust Company (“First Citizens Bank”), FC Merger Subsidiary VII, Inc. (“Merger Sub”), and the Company, pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of First Citizens Bank, after which the Company will merge with and into First Citizens Bank (the “Second Step Merger”), with First Citizens Bank surviving the Second Step Merger.		01 Ronald D. Beale 02 R. Matt Dunbar 03 Roger D. Plemens	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐
	☐ FOR ☐ AGAINST ☐ ABSTAIN	4.	To ratify the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2019. ☐ FOR ☐ AGAINST ☐ ABSTAIN

			I plan to attend the meeting ☐

			Date:

			Signature

			Signature (if held jointly)
☐	Change of Address — Please print new address below		Please sign exactly as name(s) appear(s) hereon. When signing as an attorney, executor, administrator, trustee or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

  PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

INTERNET Vote Your Shares on the Internet: Go to www.AALvote.com/ENFC Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Shares by Phone:
Call 1 (866) 804-9616

Use any touch-tone telephone to vote your shares. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL Vote Your Shares by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.